Exhibit 4.3

Execution Version

CREDIT AGREEMENT

DATED AS OF MARCH 16, 2004

By and Among

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.,
as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,
as Lenders,

AND

LEHMAN BROTHERS INC.,
as Joint Bookrunner and Joint Lead Arranger,

LEHMAN COMMERCIAL PAPER INC.,
As Co-Syndication Agent

WACHOVIA CAPITAL MARKETS, LLC,
as Co-Syndication Agent, Joint Bookrunner and Joint Lead Arranger,

CREDIT SUISSE FIRST BOSTON,
as Administrative Agent, Collateral Agent, Joint Bookrunner and Joint Lead Arranger

$165,000,000 FIRST LIEN SECURED CREDIT FACILITY

-i-

-ii-

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV-A	FORM OF TERM NOTE
IV-B	FORM OF REVOLVING NOTE
IV-C	FORM OF SWING LINE NOTE
V	FORM OF SUBSIDIARY GUARANTY
VI	FORM OF PLEDGE AGREEMENT
VII	FORM OF SECURITY AGREEMENT

-iii-

VIII	FORM OF COMPLIANCE CERTIFICATE
IX	FORM OF OPINIONS OF COUNSEL TO LOAN PARTIES
X	FORM OF FINANCIAL CONDITION CERTIFICATE
XI	FORM OF ASSIGNMENT AGREEMENT
XII	FORM OF COLLATERAL ACCOUNT AGREEMENT
XIII	FORM OF MORTGAGE
XIV	FORM OF INTERCREDITOR AGREEMENT

SCHEDULES

1.1(a)	CERTAIN ADJUSTMENTS
1.1(b)	MANAGEMENT SHAREHOLDERS
1.1(c)	EXISTING LETTERS OF CREDIT
2.1A(i)	TERM LOAN COMMITMENTS
2.1A(ii)	REVOLVING LOAN COMMITMENTS
4.1F	PLEDGED SHARES
4.1G	CLOSING DATE MORTGAGED PROPERTIES
4.1Q	CORPORATE STRUCTURE; CAPITAL STRUCTURE; OWNERSHIP
5.1D	REGISTRATION RIGHTS AGREEMENTS
5.4	CERTAIN PRE-CLOSING RESTRICTED PAYMENTS
5.5B	REAL PROPERTY
5.13	CERTAIN ENVIRONMENTAL MATTERS
6.13	CASH MANAGEMENT SYSTEM
6.15	CERTAIN POST-CLOSING ITEMS
7.1	CERTAIN EXISTING INDEBTEDNESS
7.2	CERTAIN EXISTING LIENS
7.3	CERTAIN EXISTING INVESTMENTS
7.10	CERTAIN AFFILIATE TRANSACTIONS

-iv-

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.

CREDIT AGREEMENT

     This CREDIT AGREEMENT (this “Agreement”) is dated as of March 16, 2004 and entered into by and among TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC., a Delaware corporation (the “Company”), THE BANKS, FINANCIAL INSTITUTIONS AND OTHER ENTITIES PARTY HERETO FROM TIME TO TIME AS LENDERS (each individually referred to herein as a “Lender” and collectively as “Lenders”), LEHMAN BROTHERS INC. (“LBI”), as joint bookrunner, joint lead arranger (in such capacity, a “Joint Lead Arranger”), LEHMAN COMMERCIAL PAPER INC. (“LCPI”), as co-syndication agent (in such capacity, a “Co-Syndication Agent”), WACHOVIA CAPITAL MARKETS, LLC (“WCM”), as joint bookrunner, joint lead arranger (in such capacity, a “Joint Lead Arranger”), and co-syndication agent (in such capacity, a “Co-Syndication Agent” and together with LCPI, the “Co-Syndication Agents”) and CREDIT SUISSE FIRST BOSTON (“CSFB”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as joint bookrunner, joint lead arranger (in such capacity, a “Joint Lead Arranger” and together with LBI and WCM, in such capacities, collectively, the “Joint Lead Arrangers”), and as collateral agent for the Lenders (in such capacity, the “Collateral Agent” and together with the Administrative Agent, the Joint Lead Arrangers and the Co-Syndication Agents, collectively, the “Agents”) for the Lenders.

R E C I T A L S

     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in subsection 1.1;

     WHEREAS, Lenders have agreed to extend certain credit facilities to the Company, in an aggregate amount not to exceed $165,000,000, consisting of $115,000,000 aggregate principal amount of Term Loans and $50,000,000 aggregate principal amount of Revolving Loan Commitments;

     WHEREAS, the proceeds of the Term Loans will be used by the Company, together with the proceeds of the senior second priority secured term loan facility being entered into by the Company and the Guarantors concurrently herewith in an aggregate principal amount equal to $100,000,000 to (i) repay in full all obligations under the Company’s existing bank credit facilities (the “Existing Credit Facilities”), (ii) consummate the redemption of a portion of the Company’s outstanding Subordinated Notes in an amount up to $25,000,000 and (iii) pay related fees and expenses in an amount up to $8,000,000;

     WHEREAS, the proceeds of borrowings under the Revolving Loans (including Swing Line Loans) will be used for working capital and general corporate purposes;

     WHEREAS, the Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 65% of all the Capital Stock of each of its “first-tier” Foreign Subsidiaries, subject in each case to Permitted Liens; and

     WHEREAS, the Guarantors have agreed to guarantee the obligations of the Company hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and 65% of all the Capital Stock of each of their respective “first-tier” Foreign Subsidiaries.

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.
DEFINITIONS

1.1	Certain Defined Terms.

     The following terms used in this Agreement shall have the following meanings:

     “Additional Mortgage” has the meaning assigned to that term in subsection 6.12B.

     “Additional Mortgage Policy” has the meaning assigned to that term in subsection 6.12B.

     “Additional Mortgaged Property” has the meaning assigned to that term in subsection 6.12B.

     “Administrative Agent” has the meaning assigned to that term in the Preamble to this Agreement.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent and delivered by Lenders.

     “Affected Class” has the meaning assigned to that term in subsection 10.5A.

     “Affected Lender” has the meaning assigned to that term in subsection 2.6C.

     “Affected Loans” has the meaning assigned to that term in subsection 2.6C.

     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     “Agents” has the meaning assigned to that term in the Preamble to this Agreement.

     “Agreement” means this Credit Agreement dated as of March 16, 2004, as it may be amended, restated, supplemented or otherwise modified from time to time.

     “Applicable Base Rate Margin” means (i) with respect to Term Loans that are Base Rate Loans, 2.75% per annum and (ii) with respect to Revolving Loans that are Base Rate Loans, 2.00% per annum.

     “Applicable Commitment Fee Percentage” means 0.50% per annum.

     “Applicable Eurodollar Rate Margin” means (i) with respect to Term Loans that are Eurodollar Rate Loans, 3.75% per annum and (ii) with respect to Revolving Loans that are Eurodollar Rate Loans, 3.00% per annum.

     “Applicable Laws” means, collectively, all statutes, laws, rules, regulations, ordinances, decisions, writs, judgments, decrees, and injunctions of any Governmental Authority affecting the Company or any of its Subsidiaries or any Collateral or any of their other assets, whether now or hereafter enacted and in force, and all Governmental Authorizations relating thereto, and all covenants, conditions, and restrictions contained in any instruments at any time in force affecting any Collateral or any part thereof, including any such covenants, conditions and restrictions which may (i) require material improvements, repairs or alterations in or to any Real Property Asset or any part thereof or (ii) in any material way limit the use and enjoyment of any Real Property Asset as used or intended to be used by the Company and its Subsidiaries.

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Asset Disposition” means the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Loan Party or any Subsidiary whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include (i) Specified Sales, (ii) the sale, lease or transfer of assets permitted by subsection 7.7(i)(b) or (c), (iii) any issuance of equity Securities, (iv) leases or subleases to third persons in the ordinary course of business, (v) sales of other assets for aggregate consideration of less than $250,000 with respect to any transaction or series of related transactions and (vi) sales of assets in connection with sale leaseback transactions permitted pursuant to the proviso of subsection 7.8.

     “Assignment Agreement” means an assignment and assumption agreement in substantially the form of Exhibit XI or in such other form as may be approved by the Administrative Agent.

     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

     “Base Rate” means, at any time, the higher of (x) the Prime Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

     “Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

     “Business” has the meaning assigned to that term in subsection 5.13(b).

     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, with respect to matters relating to Eurodollar Rate Loans, the term “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London, England, are authorized or required by law to close.

     “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or are required to be accounted for as a capital lease on the balance sheet of that Person.

     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

     “Cash” means money, currency or a credit balance in a Deposit Account.

     “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier I capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

     “Cash Proceeds” means, with respect to any Asset Disposition, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Disposition.

     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

     “Change of Control” means, at any time, (i) if (a) prior to the consummation of an initial public offering of the Capital Stock of the Company (an “IPO”), the Permitted Holders shall cease to beneficially own and control 51% or more of the combined voting power of all of the Capital Stock of the Company and (b) following the consummation of an IPO, any Person or any two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Capital Stock of the Company (or other Securities convertible into such Capital Stock) representing more of the combined voting power of all of the Capital Stock of the Company than is owned by the Permitted Holders, (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Permitted Holders shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Company, (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Company cease to be occupied by Persons who either (a) were members of the board of directors of the Company on the Closing Date or (b) were nominated for election by a majority of the board of directors of the Company, who were either (I) directors on the Closing Date or (II) whose election or nomination for election was previously approved by a majority of such directors or (iv) any “change of control” or similar event under the Subordinated Debt Documents, the documents governing the Preferred Stock or the Second Lien Credit Agreement shall occur.

     “Class” means each of the following classes of the Lenders: (i) the Lenders having Term Loan Exposure and (ii) the Lenders having Revolving Loan Exposure.

     “Closing Date” means March 16, 2004.

     “Closing Date Mortgage” and “Closing Date Mortgages” have the meanings assigned to these terms in subsection 4.1 G.

     “Closing Date Mortgage Policies” has the meaning assigned to that term in subsection 4.1G.

     “Closing Date Mortgaged Property” and “Closing Date Mortgage Properties” have the meanings assigned to these terms in subsection 4.1G.

     “Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter and any successor statute.

     “Collateral” means all of the properties and assets (including Capital Stock) of the Company and the Guarantors in which Liens are purported to be granted by the Collateral Documents.

     “Collateral Account” has the meaning assigned to that term in the Collateral Account Agreement.

     “Collateral Account Agreement” means the Account Agreement executed and delivered by the Company and the Collateral Agent from time to time, substantially in the form of Exhibit XII, as such Collateral Account Agreement may be amended, restated, supplemented or otherwise modified from time to time.

     “Collateral Agent” means CSFB, in its capacity as collateral agent hereunder and under the Collateral Documents, and any successor in such capacity.

     “Collateral Documents” means the Pledge Agreement, the Security Agreement, the Collateral Account Agreement, the Mortgages, the Intercreditor Agreement and any other documents, instruments or agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant or perfect liens on any assets of such Loan Party as security for all or any of the Obligations.

     “Commitments” means the commitments of the Lenders to make Loans as set forth in subsections 2.1A(i) and 2.1A(ii) of this Agreement.

     “Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

     “Company” has the meaning assigned to that term in the Preamble to this Agreement.

     “Compliance Certificate” means a certificate substantially in the form of Exhibit VIII delivered to the Administrative Agent by the Company pursuant to subsection 6.1(iv).

     “Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by the Company and its Subsidiaries during such period that, in accordance with GAAP, are required to be included in “additions to property, plant or equipment” reflected in the consolidated statement of cash flows of the Company and its Subsidiaries for such period; provided, however, that Consolidated Capital Expenditures shall not include (i) expenditures made to consummate any Permitted Acquisition, (ii) investments in Guarantors (so long as such investments are not used for capital expenditures), (iii) expenditures in respect of the reinvestment of proceeds derived from Recovery Events, Asset Dispositions or any sale leaseback transactions permitted pursuant to subsection 7.8, received by the Company and its Subsidiaries to the extent that such reinvestment is permitted under the Loan Documents or (iv) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of used or surplus equipment traded in at the time of the purchase (or the proceeds of a substantially concurrent sale of such used or surplus equipment) in any event, in an aggregate amount not to exceed $1,000,000 in any Fiscal Year. Notwithstanding the foregoing, for purposes of determining compliance with subsection 7.6D, “Consolidated Capital Expenditures” of the Company and its consolidated Subsidiaries shall be determined on a pro forma basis for each period of four consecutive Fiscal Quarters during which a Permitted Acquisition shall have occurred, giving effect to such Permitted Acquisition as if it occurred on the first day of the relevant period, and such computations shall be set forth on a certificate as described in subsection 6.1(iv).

     “Consolidated Current Assets” means, as at any date of determination, the total assets of the Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash, Cash Equivalents and deferred income taxes to the extent otherwise included in current assets.

     “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, other than (i) any liabilities that are the current portion of Indebtedness classified as long term liabilities in conformity with GAAP and (ii) deferred income taxes to the extent otherwise included in current liabilities.

     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in computing such Consolidated Net Income, the sum of, without duplication, (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) costs and expenses incurred in connection with the Transaction, (e) deferred directors’ fees, (f) management bonuses related to the Preferred Stock paid in connection with the Transaction, (g) fees paid to accountants and tax advisors in connection with any tax refund received by the Company and the re-audit of the Company’s 2001 audited financial statements, in an aggregate amount not to exceed $1,000,000, and (h) any non-cash charges or non-cash losses, minus, to the extent added in computing such Consolidated Net Income, (i) any interest income and (ii) any noncash gains, all as determined on a consolidated basis with respect to the Company and its Subsidiar-

ies in accordance with GAAP. Notwithstanding the foregoing, for purposes of determining compliance with the relevant provisions of subsection 7.6, “Consolidated EBITDA” shall be determined on a pro forma basis for each period of four consecutive Fiscal Quarters during which a Permitted Acquisition shall have occurred, giving effect to such Permitted Acquisition as if it occurred on the first day of the relevant period, and such computations shall be set forth on a certificate as described in subsection 6.1(iv).

     “Consolidated Excess Cash Flow” means, for any period, the excess of (a) the sum of (i) Consolidated EBITDA, (ii) the Consolidated Working Capital Adjustment and (iii) extraordinary cash income, if any, not included in Consolidated EBITDA, over (b) the sum of (i) provisions for taxes based on income, (ii) cash Consolidated Capital Expenditures made in accordance with subsection 7.6D during such Fiscal Year, (iii) cash interest paid during such Fiscal Year, (iv) Scheduled Funded Debt Payments and, in the case of purchase money Indebtedness only, mandatory principal repayments of Indebtedness made during such Fiscal Year, (v) prepayments of the principal of any Indebtedness during such period (other than Indebtedness (y) under the Second Lien Credit Agreement and (z) that is repaid with the proceeds of any Equity Issuances or other Indebtedness incurred by the Company or any of its Subsidiaries), but only to the extent that such prepaid amounts cannot by their terms be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (vi) extraordinary cash expenses paid, if any, not included in Consolidated EBITDA, (vii) cash consideration paid for Permitted Acquisitions during such Fiscal Year except to the extent financed with the proceeds of Indebtedness or the issuance of securities and (viii) Permitted Investments under paragraphs (vi) and (vii) of the definition thereof made in cash during such Fiscal Year.

     “Consolidated Interest Expense” means, for any period, the gross interest expense accrued or paid by the Company and its Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, gross interest expense shall be determined exclusive of the amortization or write-off of deferred financing costs and the amortization thereof (including with respect to those items described in clause (b) of the definition of Consolidated EBITDA), accrued deferred interest under the Subordinated Debt, accrued pay-in-kind (“PIK”) dividends with respect to the Preferred Stock to the extent the same are required to be treated as interest in accordance with GAAP and after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Hedge Agreements; provided, that Consolidated Interest Expense shall be subject to the adjustment set forth on Schedule 1.1(a).

     “Consolidated Net Income” means, for any period, net income or loss of the Company and its Subsidiaries for such period (determined prior to giving effect to any dividends paid or accrued in respect of the PIK Preferred Stock) determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person in which any other Person (other than the Company or any of its Subsidiaries or any director holding qualifying shares in compliance with applicable law) has a joint interest, to the extent of such interest held by Persons other than the Company and its Subsidiaries in such Person, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries or the date that Person’s assets are acquired by the Company or any of its Subsidiaries, (c) any after tax gains or losses attributable to sales of assets out of the ordinary course of business and (d) (to the extent not included in clauses (a) through (c) above) any non-cash extraordinary gains or non-cash extraordinary losses.

     “Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

     “Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

     “Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or to which such Person or any of its assets is subject.

     “Co-Syndication Agent” has the meaning assigned to that term in the Preamble to this Agreement.

     “CSFB” has the meaning assigned to that term in the Preamble to this Agreement.

     “Default” means a condition or event that, after notice or after any applicable grace period has lapsed, or both, would constitute an Event of Default.

     “Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

     “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

     “Dollars” and the sign “$” mean the lawful money of the United States of America.

     “Domestic Subsidiary” means any Subsidiary of the Company incorporated, formed or organized under the laws of any jurisdiction within the United States of America or any territory thereof.

     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000; (e) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000; (f) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, so long as such bank is acting through a branch or agency located in the United States; (g) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise holding commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $250,000,000 or an Approved Fund thereof and (h) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of an assignment of a Revolving Loan Commitment, the Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed and such approval to be deemed to have been given if a response is not received within five Business Days from the date on which request for approval was received by the applicable Person); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

     “Environmental Laws” means any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

     “Equity Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) from the issuance of any Capital Stock or other equity securities of, or the making of any capital contribution to, the Company after the Closing Date.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

     “Eurocurrency Reserve Requirements” means, for each Interest Period for each Eurodollar Rate Loan, the highest reserve percentage applicable to any Lender during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System or any successor for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement), with respect to liabilities or assets consisting of or including Eurocurrency liabilities having a term equal to such Interest Period.

     “Eurodollar Base Rate” means the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the beginning of the relevant Interest Period (as specified in the applicable Notice of Borrowing or Notice of Conversion/Continuation) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Reference Lenders at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period. If either of the Reference Lenders shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Lender.

     “Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Reserve Adjusted Eurodollar Rate as provided in subsection 2.2A.

     “Event of Default” means each of the events set forth in Section 8 identified as such.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

     “Exchange Notes” means senior subordinated notes of the Company, as such notes may be amended, modified or supplemented from time to time, issued in exchange for the Subordinated Notes (including any accrued interest and fees owing in respect thereof) and pursuant to an Indenture, in accordance with the terms of the Senior Subordinated Purchase Agreement, and any senior subordinated notes of the Company issued in exchange for such Exchange Notes.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lender Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under subsection 2.8B), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lender Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with subsection 2.7E(v), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lender Office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to subsection 2.7E(i).

     “Existing Credit Facilities” has the meaning assigned to that term in the Recitals to this Agreement.

     “Existing Lenders” means the Lenders party to the Existing Credit Facilities.

     “Existing Letters of Credit” means those Letters of Credit outstanding on the Closing Date and listed on Schedule 1.1(c).

     “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien (other than Permitted Liens and other Liens permitted pursuant to subsection 7.2A to the extent (except with respect to liens securing the obligations under the Second Lien Credit Agreement) not perfected by filing of any UCC financing statements) to which such Collateral is subject.

     “Fiscal Quarter” means a Fiscal Quarter of a Fiscal Year.

     “Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.

     “Fixed Charge Coverage Ratio” means, with respect to the Company and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of any Fiscal Quarter, the ratio of (i) Consolidated EBTTDA for such twelve-month period minus Consolidated Capital Expenditures for such twelve-month period to (ii) the sum of Consolidated Interest Expense for such twelve-month period plus Scheduled Funded Debt Payments for the applicable period plus cash taxes based on the net income of the Company paid (net of any refunds received) for such twelve-month period (excluding taxes in connection with one time, nonrecurring or extraordinary gains).

     “Flood Hazard Property” means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “Foreign Subsidiary,” means any Subsidiary of the Company that is not a Domestic Subsidiary.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “Funded Debt” means, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than Indebtedness of the types referred to in clause (e), (f), (g), (i), (j) and (1) of the definition of “Indebtedness” set forth in this subsection 1.1; (b) all Funded Debt of others of the type referred to in clause (a) above secured by (or for which the holder of such Funded Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (c) all Guaranty Obligations of such Person with respect to Funded Debt of the type referred to in clause (a) above of another Person; and (d) Funded Debt of the type referred to in clause (a) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

     “Funding and Payment Office” means the office of the Administrative Agent located at 11 Madison Avenue, New York, NY 11010 (or such office of the Administrative Agent or any successor Administrative Agent specified by the Administrative Agent or such successor Administrative Agent in a written notice to the Loan Parties and the Lenders).

     “Funding Date” means the date of the funding of a Loan, which, in the case of the Term Loans shall be the Closing Date.

     “GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles, as in effect in the United States on the date of determination.

     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

     “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

     “Granting Lender” has the meaning assigned to that term in subsection 10.1G.

     “Guarantor” means, individually, the Subsidiary Guarantors, or any other guarantor of the Obligations, and “Guarantors” means, collectively, the Subsidiary Guarantors and each other guarantor of the Obligations.

     “Guaranty” means, individually, the Subsidiary Guaranty or any other guaranty of the Obligations, and “Guaranties” means, collectively, the Subsidiary Guaranty and each other guaranty of the Obligations.

     “Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

     “Hedge Agreements” means all Interest Rate Agreements and all other swaps, caps or collar agreements or similar arrangements entered into by the Company or any of its Subsidiaries providing for protection against fluctuations in currency exchange rates either generally or under specific contingencies.

     “Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, whether or not representing obligations for borrowed money (other than current accounts payable incurred in the ordinary course of business and accrued expenses incurred in the ordinary course of business), (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (other than customary reservations or retention of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take or pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, which would appear as liabilities on a balance sheet of such Person in conformity with GAAP, (i) all obligations of such Person under Hedge Agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptance facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration; provided, however that the Preferred Stock shall be excluded hereunder as long as the terms thereof do not provide for any mandatory sinking fund payment, redemption or other acceleration requirements until after the payment in full in cash of the Obligations and all other obligations under the Loan Documents (other than contingent indemnification obligations), (1) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer solely to the extent that such Indebtedness constitutes the recourse obligations of such Person in its capacity as general partner or joint venturer.

     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Indemnitee” has the meaning assigned to that term in subsection 10.2B.

     “Indenture” means (a) if the Subordinated Notes and/or Exchange Notes are outstanding, the Senior Subordinated Purchase Agreement, or (b) at such time as the Subordinated Notes and/or Exchange Notes have been repaid or any Preferred Stock has been redeemed or otherwise repurchased, in each case, in full or in part with proceeds from a Take-Out Financing, any indenture or similar agreement entered into or to be entered into by the Company as issuer or borrower in connection therewith, as the same may be amended, modified or supplemented from time to time (such indenture or agreement to provide for market-based interest rates and otherwise to contain terms and conditions reasonably satisfactory to the Administrative Agent, including, without limitation, interest rate and subordination provisions in form and substance substantially similar to the subordination provisions set forth in the Senior Subordinated Purchase Agreement or the Exchange Indenture pursuant to which the Exchange Notes are issued).

     “Initial Period” means the period commencing on and including the Closing Date and ending on the earlier of the date on which CSFB notifies the Company that it has concluded its primary syndication of the Loans and the Commitments and the date that is one month following the Closing Date.

     “Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

     “Intellectual Property” has the meaning assigned to that term in subsection 5.5C.

     “Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date in substantially the form of Exhibit XIV entered into by and between the Company, the Collateral Agent and CSFB, as Collateral Agent under, and as defined in, the Second Lien Credit Agreement.

     “Interest Coverage Ratio” means, with respect to the Company and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA for such twelve-month period to (b) Consolidated Interest Expense for such twelve-month period.

     “Interest Payment Date” means:

          (i) with respect to any Base Rate Loan, the last Business Day in each of March, June, September and December of each year, commencing on June 30, 2004; and

          (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include the date that is three months after the commencement of such Interest Period.

     “Interest Period” has the meaning assigned to that term in subsection 2.2B.

     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

     “Interest Rate Determination Date” means each date for calculating the Reserve Adjusted Eurodollar Rate, for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date for purposes of calculating the Reserve Adjusted Eurodollar Rate shall be the second Business Day prior to the first day of the related Interest Period.

     “Investment” means (i) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, stock or other Securities of any other Person, or (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable acquired from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; provided, however, that the term “Investment” shall not include (a) current trade and customer accounts receivable for goods furnished or services rendered in the ordinary course of business and payable in accordance with customary trade terms, (b) advances and prepayments to suppliers for goods and services in the ordinary course of business, (c) stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Company or any of its Subsidiaries or as security for any such Indebtedness or claims, (d) Cash held in Deposit Accounts with banks, trust companies and the Lenders and (e) shares in a mutual fund that invests solely in Cash Equivalents. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto minus all cash dividends or distributions in respect thereof, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. Without limitation of the foregoing, “Investments” shall include the incurring by any Person of Guaranty Obligations in respect of the obligations of any other Person.

     “IP Collateral” has the meaning assigned to the term “Intellectual Property Collateral” in the Security Agreement.

     “Issuing Bank” means, with respect to any (i) Letter of Credit issued on and after the Closing Date, CSFB, in its capacity as an issuer of Letters of Credit, and, any other Lender that that is commercial bank, reasonably acceptable to the Company and the Administrative Agent, having a Letter of Credit Subfacility Commitment; and (ii) with respect to any Existing Letter of Credit, Wachovia Bank, National Association.

     “Joint Lead Arranger” has the meaning assigned to that term in the Preamble to this Agreement.

     “LBI” has the meaning assigned to that term in the Preamble to this Agreement.

     “LCPI” has the meaning assigned to that term in the Preamble to this Agreement.

     “Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property.

     “Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1; and the term “Lenders” shall include the Swing Line Lender unless the context otherwise requires; provided further that the term “Lenders,” when used in the context of a particular Commitment, shall mean the Lenders having that Commitment.

     “Lender Default” means (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Loans (including any Revolving Loans made to pay Refunded Swing Line Loans or to reimburse drawings under Letters of Credit) in accordance with subsection 2.1A or its portion of any unreimbursed drawing or payment under a Letter of Credit in accordance with subsection 3.3C or (ii) a Lender having notified the Company and/or the Administrative Agent that it does not intend to comply with its obligations under subsection 2.1 or subsections 3.1C, 3.3B or 3.3C as a result of any takeover of such Lender by any regulatory authority or agency or otherwise.

     “Lender Office” means, as to any Lender, the office or offices of such Lender specified in the Administrative Questionnaire completed by such Lender and delivered to the Administrative Agent, and the office or offices of such Lender that the Administrative Agent notifies the Company promptly but no later than two days after the Closing Date, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

     “Letter of Credit” or “Letters of Credit” means commercial Letters of Credit and standby Letters of Credit issued or to be issued by the Issuing Bank for the account of the Company or any Subsidiary Guarantor that is a Domestic Subsidiary pursuant to subsection 3.1 for the purposes of (i) providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Company and its Subsidiaries in the ordinary course of business, (ii) supporting the obligations of the Company and its Subsidiaries incurred or arising in the ordinary course of business and (iii) to support the workers compensation obligations of the Company and its Subsidiaries.

     “Letter of Credit Issuing Office” means, as to any Issuing Bank, the address from time to time specified in writing by such Issuing Bank to the Company and the Administrative Agent as its letter of credit issuing office. The initial “Letter of Credit Issuing Office” for CSFB shall be Eleven Madison Avenue, New York, New York 10010.

     “Letter of Credit Subfacility Commitment” means, with respect to any Issuing Bank at any time, the commitment of such Issuing Bank to issue Letters of Credit pursuant to subsection 3.1A; provided that the aggregate amount of the Letter of Credit Subfacility Commitments shall in no event exceed $25,000,000; provided, further, that any reduction in the Revolving Loan Commitments to a level that is below the then aggregate amount of the Letter of Credit Subfacility Commitments shall result in the reduction of the aggregate Letter of Credit Subfacility Commitments pro rata to each Issuing Bank to an amount equal to such Revolving Loan Commitments.

     “Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by the Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B).

     “Leverage Ratio” means, with respect to the Company and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of any Fiscal Quarter, the ratio of (a) Funded Debt of the Company and its Subsidiaries on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such twelve month period.

     “Lien” means any lien, mortgage, pledge, assignment, security interest, fixed or floating charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or deposit or other preferential arrangement having the practical effect of any of the foregoing.

     “Loan” or “Loans” means, as the context requires, one or more of the Term Loans, Revolving Loans, Swing Line Loans or any combination thereof.

     “Loan Documents,” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by the Company in favor of the Issuing Bank relating to, the Letters of Credit), the Guaranties and the Collateral Documents or other documents evidencing Obligations.

     “Loan Parties” means the Company and each Subsidiary Guarantor.

     “Management Shareholders” means, collectively, the individuals listed on Schedule 1.1(b) hereto as the same may be updated from time to time, together with any Persons wholly owned by any such individuals or a Management Trust.

     “Management Trust” means any trust or trusts created to own or hold shares of Capital Stock of the Company for, or for the benefit of, individuals who are Management Shareholders.

     “Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

     “Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform the Obligations, or (iii) the validity or enforceability of any Loan Document.

     “Material Contracts” means any or all of the following, as the context may require: (i) any Security issued by the Company or any of its Subsidiaries, (ii) any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its properties is bound or to which it or any of its properties is subject and (iii) any other document, agreement or instrument that is material to the operation or business of the Company and its Subsidiaries, taken as a whole.

     “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, wastes or words of similar import, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

     “Maximum Amount” has the meaning assigned to that term in subsection 10.13.

     “Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

     “Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar document) executed and delivered by any Loan Party, substantially in the form of Exhibit XIII or in such other form as may be approved by the Collateral Agent in its sole discretion, in each case with such changes thereto as may be recommended by the Collateral Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices with respect to each Mortgaged Property, or (ii) at the Collateral Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to the Collateral Agent, adding such Additional Mortgaged Property to the assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may heretofore have been or hereafter may be amended, supplemented or otherwise modified from time to time. “Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

     “Mortgaged Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property.

     “Multiemployer Plan,” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Proceeds” means, with respect to any Asset Disposition, Cash Proceeds of such Asset Disposition net of bona fide direct costs of sale including, without limitation, (i) income taxes reasonably estimated to be actually payable as a result of such Asset Disposition within two years of the date of receipt of such Cash Proceeds, (ii) transfer, sales, use and other taxes payable in connection with such Asset Disposition, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans and any Indebtedness under the Second Lien Credit Agreement) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Disposition, (iv) brokers’ and financial advisors’ commissions and reasonable fees and expenses of counsel and other advisors in connection with such Asset Disposition, (v) reasonable reserves against indemnities or other obligations (so long as such indemnity or other obligations are outstanding) in respect of post-closing and purchase price adjustments (including adjustments related to the performance or results of any divested or acquired business) in connection with the acquisition or disposition of assets permitted hereunder and (vi) reasonable relocation costs incurred in connection with such Asset Disposition or as are otherwise reasonably estimated by the Company in good faith and on the basis of reasonable assumptions to be realized within twelve months of the date of consummation of such Asset Disposition, so long as such costs are set forth in an Officer’s Certificate delivered by the Company and reasonably acceptable to the Administrative Agent.

     “Net Recovery Event Proceeds” means the cash proceeds received by the Company or any of its Subsidiaries from any Recovery Event minus (a) any actual and reasonable costs and expenses incurred by the Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Company or such Sub-

sidiary in respect thereof, including, without limitation, reasonable legal fees and expenses, and (b) any bona fide direct costs incurred in connection with any sale of any assets, including income taxes payable as a result of any gain recognized in connection therewith.

     “Non-Consenting Lender” has the meaning assigned to that term in subsection 10.5B.

     “Notes” means one or more of the Term Notes, Revolving Notes, Swing Line Notes or any combination thereof.

     “Notice of Borrowing” means a notice in the form of Exhibit I delivered by the Company to the Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

     “Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II delivered by the Company to the Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

     “Notice of Issuance of Letter of Credit” means a notice in the form of Exhibit III delivered by the Company to the Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

     “Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Agents, the Lenders or any of them or their respective Affiliates under the Loan Documents or Hedge Agreements, whether for principal, interest or payments for early termination of Interest Rate Agreements, fees, expenses, indemnification or otherwise.

     “Officer’s Certificate” means, with respect to any Person, a certificate executed on behalf of such Person (x) if such Person is a partnership or limited liability company, by its chairman of the Board (if an officer) or chief executive officer or by the chief financial officer of its general partner or managing member or other Person authorized to do so by its Organizational Documents, (y) if such Person is a corporation, on behalf of such corporation by its chairman of the board (if an officer) or chief executive officer or its chief financial officer or vice president, and (z) if such person is the Company or a Subsidiary of the Company, a Responsible Officer.

     “Organizational Authorizations” means, with respect to any Person, resolutions of its Board of Directors, general partners or members of such Person, and such other Persons, groups or committees (including, without limitation, managers and managing committees), if any, required by the Organizational Certificate or Organization Documents of such Person to authorize or approve the taking of any action or the entering into of any transaction.

     “Organizational Certificate” means, with respect to any Person, the certificate or articles of incorporation, partnership or limited liability company or any other similar or equivalent organizational, charter or constitutional certificate or document filed with the applicable Governmental Authority in the jurisdiction of its incorporation, organization or formation, which, if such Person is a partnership or limited liability company, shall include such certificates, articles or other certificates or documents in respect of each partner or member of such Person.

     “Organizational Documents” means, with respect to any Person, the by-laws, partnership agreement, limited liability company agreement, operating agreement, management agreement or other similar or equivalent organizational, charter or constitutional agreement or arrangement, which, if such Person is a partnership or limited liability company, shall include such by-laws, agreements or arrangements in respect of each partner or member of such Person.

     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Participant” has the meaning assigned to that term in subsection 10.1D.

     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

     “Permitted Acquisitions” means any acquisition permitted pursuant to subsection 7.7(ii).

     “Permitted Holders” means collectively, (a) (i) CIBC Inc., (ii) Caravelle Investment Fund, L.L.C., (iii) Albion Alliance Mezzanine Fund, L.P., (iv) Albion Alliance Mezzanine Fund II, L.P., (v) Trimaran Fund II, L.L.C., (vi) Transportation Investment Partners, L.L.C., (vii) any Affiliate of any Person named in clauses (a)(i) through (a)(vi) (collectively, the “Institutional Investors”) and (vii) with respect to any Institutional Investor, any person managed by such Institutional Investor or any of its Affiliates (other than their other portfolio companies), and (b) the Management Shareholders.

     “Permitted Investments” means:

          (i) Investments in cash and Cash Equivalents;

          (ii) receivables owing to the Company or any of its Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

          (iii) Investments in and loans to any Loan Parties;

          (iv) loans and advances to officers, directors, employees and Affiliates in an aggregate amount not to exceed $2,000,000 at any time outstanding;

          (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (vi) Investments, acquisitions or transactions permitted under subsection 7.7(ii);

          (vii) additional Investments, provided that such Investments made pursuant to this clause (vii) shall not exceed an aggregate amount of $5,000,000 at any time outstanding;

          (viii) Investments existing on the Closing Date and set forth on Schedule 7.3;

          (ix) Investments by the Company or any Subsidiary in Hedge Agreements permitted under subsection 7.1(vi);

          (x) Investments consisting of intercompany Indebtedness permitted under subsection 7.1(v); and

          (xi) expenditures permitted under subsection 7.6D.

     “Permitted Liens” means:

          (i) Liens created by or otherwise existing, under or in connection with this Agreement or the other Loan Documents in favor of the Collateral Agent on behalf of the Lenders or any other document evidencing the Obligations in favor of the Collateral Agent or any Lender,

          (ii) Liens securing Indebtedness (and refinancings thereof) permitted under subsection 7.1(iv);

          (iii) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed 60 days), if any, related thereto has not expired or which are over-

due but are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

          (iv) Liens in respect of any property of any Subsidiary imposed by Applicable Law, which do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, mechanics’, bankers’ (and rights of set-off), materialmen’s, repairmen’s, workmen’s, supplier’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are overdue but are being contested in good faith by appropriate proceedings;

          (v) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (vi) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (vii) Liens arising out of the conditional sale, title retention or consignment in the ordinary course of business;

          (viii) Liens existing on the Closing Date and set forth on Schedule 7.2; provided that (a) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced except pursuant to subsection 7.1(ii);

          (ix) Liens on property of a Person existing at the time such Person is acquired, merged into or consolidated with the Company or any Subsidiary of the Company so long as such Liens were not created in contemplation of such acquisition, merger or consolidation;

          (x) Liens arising in connection with any money judgment, writ or warrant of attachment or similar process that does not result in an Event of Default pursuant to subsection 8.8;

          (xi) other Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $3,500,000;

          (xii) Liens securing Indebtedness incurred pursuant to subsection 7.1(ix), subject to the Intercreditor Agreement;

          (xiii) Liens securing Indebtedness incurred pursuant to subsection 7.1(x);

          (xiv) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

          (xv) licenses of patents, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Company or such Subsidiary;

          (xvi) with respect to the Mortgaged Properties, such exceptions to title as are set forth in the title insurance policy or the title commitment delivered to the Collateral Agent with respect thereto;

          (xvii) leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Company and its Subsidiaries taken as a whole and Liens incurred by Lessors or sublessors or on their interests in any leases now in existence or hereafter entered into;

          (xviii) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property Asset, in each case whether now or hereafter in existence (including all matters shown on Schedule B to any Closing Date Mortgage Policy and any Additional Mortgage Policy), not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property Asset, or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of any Loan Party at any such Real Property Asset; and

          (xix) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

     “PIK” has the meaning assigned to that term in the definition of “Consolidated Interest Expense.”

     “Plan” means, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Pledge Agreement” means the Pledge Agreement dated as of the Closing Date and entered into by and among the Company, the Subsidiary Guarantors and the Collateral Agent, or executed and delivered pursuant to subsection 6.9, substantially in the form of Exhibit VI, as such Pledge Agreement may hereafter be amended, restated, supplemented or otherwise modified from time to time.

     “Pledging Parent” has the meaning assigned to that term in subsection 6.9.

     “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

     “Prime Rate” means the rate of interest per annum announced from time to time by CSFB as its prime commercial lending rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CSFB or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

     “Principal Office” means, for each of Administrative Agent, Swing Line Lender and each Issuing Bank, such Person’s “Principal Office” as such Person may from time to time denigrate in writing to Company, Administrative Agent and each Lender.

     “Proceedings” has the meaning assigned to that term in subsection 6.1(x).

     “Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any proposed acquisition, distribution or other action which requires compliance on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which pro forma adjustments shall be certified by the chief financial officer of the Company), using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or to be acquired and the consolidated financial statements of the Company and its Subsidiaries which shall be reformulated (a) as if such acquisition, distribution or other action, and any acquisi-

tions which have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such acquisition, distribution or other action had been consummated at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans during such period), and (b) otherwise in conformity with such procedures as may be agreed upon between the Administrative Agent and the Company, all such calculations to be in form and substance reasonably satisfactory to the Administrative Agent.

     “Pro Forma EBITDA” means the Consolidated EBITDA prepared on a Pro Forma Basis giving effect to (i) the Transactions as if they had occurred at the beginning of the four Fiscal Quarters ended December 31, 2003 and (ii) other adjustments listed on Schedule 1.1(a) relating to audit fees, management fees and non-cash write-offs of fixed assets in an aggregate amount not to exceed $1,500,000.

     “Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loans of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all the Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued by any Lender or any participations purchased by any Lender therein or in any Swing Line Loans, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all the Lenders; and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender and the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all the Lenders and the aggregate Revolving Loan Exposure of all the Lenders; in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i) and (ii) of the preceding sentence is set forth opposite the name of that Lender in Schedules 2.1A(i) and 2.1A(ii).

     “Proceedings” has the meaning assigned to that term in subsection 6.1(x).

     “Projections” has the meaning assigned to that term in subsection 5.3B.

     “Properties” has the meaning assigned to that term in subsection 5.13(a).

     “PTO” means the United States Patent and Trademark Office.

     “Real Property Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

     “Recovery Event” means the receipt by the Company or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, loss of title, taking or similar event with respect to any of their respective property or assets.

     “Reference Lenders” means (i) CSFB and (ii) another Lender determined by the Administrative Agent with the consent of the Company.

     “Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(iii).

     “Register” has the meaning assigned to that term in subsection 10.1 C.

     “Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

     “Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

     “Requirement of Law” means, as to any Person, each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Requisite Class Lenders” means, at any time of determination (i) for the Class of the Lenders having Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders and (ii) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders.

     “Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders and the aggregate Revolving Loan Exposure of all Lenders.

     “Reserve Adjusted Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

     “Responsible Officer” means the chief executive officer, president, executive vice president, general counsel or chief financial officer of the Company or the applicable Subsidiary, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of the Company or the applicable Subsidiary.

     “Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock (or of any other Capital Stock) of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock (or of any other Capital Stock) of the Company or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock (or of any other Capital Stock) of the Company or any of its Subsidiaries now or hereafter outstanding, or (iv) any prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Debt (other than the issuance of the Exchange Notes in exchange for the Subordinated Notes (including accrued interest and fees related thereto)).

     “Revolving Loan Commitment” means the commitment of a Lender to make Revolving Loans to the Company pursuant to subsection 2.1A(ii).

     “Revolving Loan Commitment Termination Date” means the earliest of (1) the fifth anniversary of the Closing Date, (ii) the date the Revolving Loan Commitments are permanently reduced to zero pursuant to subsection 2.4B(ii) or 2.4C(i), and (iii) the date of termination of the Revolving Loan Commitments pursuant to Section 8.

     “Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations purchased by other Lenders in such Letters of Credit) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) the aggregate amount of all participation purchased by that Lender in any outstanding Swing Line Loans plus (e) in the case of Swing Line Lender, the sum of the aggregate outstanding principal amount of all Swing Line Loans (in each case net of any participations therein purchased by other Lenders).

     “Revolving Loans” means the Loans made by the Lenders to the Company pursuant to subsection 2.1A(ii).

     “Revolving Notes” means (i) the promissory notes of the Company issued pursuant to subsection 2.1D(ii) and (ii) any promissory notes issued by the Company in connection with assignments of the Revolving Loan Commitment and Revolving Loans of any Lender, in each case substantially in the form of Exhibit IV-B, as they may be amended, restated, supplemented or otherwise modified from time to time.

     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or any successor thereto.

     “Scheduled Funded Debt Payment” means, as of any date of determination for the Company and its Subsidiaries, the sum of all scheduled payments of principal on Funded Debt for the applicable period ending on the date of determination (including the principal component of payment due on Capital Leases for the applicable period ending on the date of determination); provided, that Scheduled Funded Debt Payments shall not include any such payments made prior to the Closing Date.

     “Second Lien Credit Agreement” means the Second Lien Credit Agreement dated as of the Closing Date among the Company as borrower, CSFB as administrative agent and collateral agent and the other agents and lenders party thereto, as it may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the provisions of subsection 7.13A hereof.

     “Secured Parties” has the meaning assigned to that term in the Collateral Documents.

     “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

     “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

     “Security Agreement” means the Security Agreement entered into by and among the Company, the Subsidiary Guarantors and the Collateral Agent dated as of the Closing Date, substantially in the form of Exhibit VII, as such Security Agreement may hereafter be amended, restated, supplemented or otherwise modified from time to time.

     “Senior Secured Debt” means, as at any date of determination, Funded Debt less the Subordinated Debt of the Company or its Subsidiaries.

     “Senior Subordinated Purchase Agreement” means that certain Purchase Agreement dated as of March 9, 2000 among the Company, the guarantors named therein, Transportation Acquisition I Corp., CIBC Inc. and Wachovia Capital Investments, Inc. (formerly First Union Investors, Inc.) and the other purchasers party thereto including any indenture entered into pursuant to such senior subordinated purchase agreement in connection with the issuance of Exchange Notes, as amended, modified or supplemented from time to time in accordance with its terms.

     “Series A Preferred Stock” means the 14½% Senior Redeemable Preferred Stock of the Company, par value $0.01 per share, originally issued on March 9, 2000.

     “Series B Preferred Stock” means any preferred stock issued in exchange for shares of Series A Preferred Stock in accordance with the Certificate of Designation with respect to such Series A Preferred Stock.

     “Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.01 per share, issued on or before December 19, 2003.

     “Series D Preferred Stock” means the Series D Preferred Stock of the Company, par value $0.01 per share, issued on or before December 19, 2003.

     “Series E Preferred Stock” means the 25% Senior Redeemable Preferred Stock of the Company, par value $0.01 per share, originally issued on December 19, 2003.

     “Single Employer Plan” means any Plan which is not a Multiemployer Plan.

     “Solvent” means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities but excluding amounts payable under intercompany promissory notes) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     “Specified Sales” means (a) the sale, transfer, lease or other disposition of inventory, products and materials in the ordinary course of business and (b) the sale, transfer or other disposition of Permitted Investments described in clause (i) of the definition thereof.

     “SPV” has the meaning assigned to that term in subsection 10.1G.

     “Subordinated Debt” means (a) the Subordinated Notes and any Exchange Notes and (b) any Take-Out Financing, including, in each such case, any Guaranty Obligations of the Subsidiaries of the Company in respect of the foregoing Indebtedness, pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to the Administrative Agent.

     “Subordinated Debt Documents” means (a) the Senior Subordinated Purchase Agreement, (b) the Indenture and (c) all other promissory notes, instruments, agreements and other documents evidencing or governing the Subordinated Debt or providing for any guaranty or other right in respect thereof.

     “Subordinated Notes” means notes of the Company outstanding on the Closing Date and issued pursuant to the Senior Subordinated Purchase Agreement together with any PIK notes and deferred notes issued thereunder.

     “Subsidiary” means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     “Subsidiary Guarantor” means any Domestic Subsidiary of the Company that is a party to the Subsidiary Guaranty or any other Guaranty on the Closing Date (which shall be each Domestic Subsidiary of the Company existing as of the Closing Date) or at any time after the Closing Date pursuant to subsection 6.9.

     “Subsidiary Guaranty” means the Subsidiary Guaranty, substantially in the form of Exhibit V, executed and delivered by the Subsidiary Guarantors on the Closing Date, or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter pursuant to subsection 6.9, as such Subsidiary Guaranty may hereafter be amended, restated, supplemented or otherwise modified from time to time, with the written consent of the Company.

     “Supplemental Collateral Agent” and “Supplemental Collateral Agents” shall have the meaning assigned to these terms in subsection 9.1B.

     “Swing Line Lender” means CSFB, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

     “Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to the Company pursuant to subsection 2.1A(iii).

     “Swing Line Loans” means the Loans made by the Swing Line Lender pursuant to subsection 2.1 A(iii).

     “Swing Line Note” means (i) the promissory note of the Company issued pursuant to subsection 2.1D(iii) and (ii) any promissory note issued by the Company to any successor Swing Line Lender pursuant to the last sentence of subsection 9.6B, in each case substantially in the form of Exhibit IV-C, as it may be amended, restated, supplemented or otherwise modified from time to time.

     “Take-Out Financing” means unsecured senior subordinated or subordinated debt notes or securities of the Company or any of its Subsidiaries issued pursuant to an Indenture described in clause (b) of the definition thereof the proceeds of which shall be used as provided in subsection 2.4B(iii)(b).

     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

     “Term Loan Commitment” means the commitment of a Lender to make a Term Loan pursuant to subsection 2.1(A)(i) in an amount set forth on Schedule 2.1A(i).

     “Term Loan Exposure” means, with respect to any Lender, as of any date of determination the outstanding principal amount of the Term Loan of that Lender.

     “Term Loan Maturity Date” means the earlier of (i) the fifth anniversary of the Closing Date and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

     “Term Loans” means the Loans outstanding or made by the Lenders pursuant to subsection 2.1A(i).

     “Term Notes” means (i) the promissory notes of the Company issued pursuant to subsection 2.1D(i) and (ii) any promissory notes issued by the Company in connection with assignments of the Term Loans of any Lender, in each case substantially in the form of Exhibit IV-A, as they may be amended, restated, supplemented or otherwise modified from time to time.

     “Title Company” means, collectively, one or more title insurance companies reasonably satisfactory to the Administrative Agent.

     “Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the applicable Issuing Bank for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

     “Transaction Costs” means the fees, costs and expenses payable by the Company and its Subsidiaries in connection with the Transactions and set forth in the schedule delivered by the Company pursuant to subsection 4.1I, including, without limitation, amounts payable to the Agents and the Lenders.

     “Transaction Documents” means, collectively, (i) the Loan Documents; (ii) any amendments made on or prior to the Closing Date to the Subordinated Debt Documents and the documents evidencing the Preferred Stock; and (iii) all other documents, instruments and agreements entered into or delivered by the Company and/or any of its Subsidiaries in connection with the Transactions.

     “Transactions” means, collectively, (i) the redemption, repurchase or retirement of up to $25,000,000 of Subordinated Notes on the Closing Date, (ii) the repayment in full of the obligations owed to the Existing Lenders and the termination of the Existing Credit Facilities, (iii) the consummation of the transactions contemplated under the Second Lien Credit Agreement and (iv) any other transactions contemplated in subsection 4.1 and all related transactions.

     “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

     “WCM” has the meaning assigned to that term in the Preamble to this Agreement.

1.2	Defined Terms; Accounting Terms; Utilization of GAAP for Purposes lof Calculations Under Agreement.

     A. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to subsections, Exhibits and Schedules shall be construed to refer to subsections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     B. Except as otherwise expressly provided in this Agreement, (a) all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP; and (b) financial statements and other information required to be delivered by the Company to the Lenders pursuant to clauses (i), (ii), (iii) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP (except, with respect to interim financial statements, normal year-end audit adjustments and the absence of explanatory footnotes) as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the most recently delivered financial statements of the Company referred to in subsection 6.1(iii); provided, that if the Company notifies the Administrative Agent that it wishes to amend any covenant in subsection 7.6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that Requisite Lenders wish to amend subsection 7.6 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and Requisite Lenders.

SECTION 2.
AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Loans.

     A. (i) Term Loan Commitments. Subject to the terms and conditions hereof, each Lender with a Term Loan Commitment severally agrees to make, on the Closing Date, a Term Loan to the Company in an amount equal to such Lender’s Term Loan Commitment.

     The Company may make only one borrowing under the Term Loan Commitments, which shall be on the Closing Date. Any amount borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed. Subject to subsections 2.4A and 2.4B, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

     (ii) Revolving Loans. Each Lender with a Revolving Loan Commitment severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to the Company from time to time during the period after the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments, to be used for the purposes identified in subsection 2.5B. The original amount of each Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1A(ii) and the aggregate original amount of the Revolving Loan Commitments is $50,000,000; provided that the Revolving Loan Commitments of the Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; provided, further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4B(ii) or 2.4C(i). Each Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed, subject to the limitations and conditions set forth herein, to but excluding the Revolving Loan Commitment Termination Date.

     Notwithstanding anything contained herein to the contrary, in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

     (iii) Swing Line Loans. The Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum aggregate amount of all Swing Line Loans outstanding from time to time, to make a portion of the Revolving Loan Commitments available to the Company from time to time during the period after the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Base Rate Loans as Swing Line Loans to the Company in an aggregate amount not to exceed the amount of the Swing Line Loan Commitment, to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with the sum of the Swing Line Lender’s outstanding Revolving Loans and the Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed the Swing Line Lender’s Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $10,000,000; provided that the amounts of the Swing Line Loan Commitment are subject to reduction as provided in clause (b) of the next paragraph. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed, subject to the limitations and conditions set forth herein, to but excluding the Revolving Loan Commitment Termination Date.

     Notwithstanding anything contained herein to the contrary, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the following limitations:

          (a) in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect;

          (b) any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4B which reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment such that the amount thereof equals the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of the Company, the Administrative Agent or the Swing Line Lender; and

          (c) the Swing Line Lender shall have no obligation to make any Swing Line Loans during any period when a Lender Default exists, unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Company to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Revolving Loans that may be required to be made to refund the applicable Swing Line Loan as contemplated by the immediately following paragraph.

     With respect to any Swing Line Loans which have not been voluntarily prepaid by the Company pursuant to subsection 2.4B(i), the Swing Line Lender may, at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Company), no later than 1:00 p.m. (New York time) at least one (1) Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by the Company) requesting the Lenders with a Revolving Loan Commitment to make Revolving Loans that are Base Rate Loans to the Company on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests the Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by the Lenders with a Revolving Loan Commitment other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Company, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Company and shall be due under the Revolving Note issued by the Company to the Swing Line Lender. The Company hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Company’s accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by such Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Company from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.4.

     If for any reason Revolving Loans are not made pursuant to this subsection 2.1A(iii) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third (3rd) Business Day after demand for payment thereof by the Swing Line Lender, each Lender with a Revolving Loan Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day’s notice from the Swing Line Lender, each such Lender shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the office of the Swing Line Lender located at the Funding and Payment Office. In order to evidence such participation each such Lender agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance satisfactory to the Swing Line Lender, provided, however, that the failure of the Swing Line Lender to make such a request shall not affect the rights or obligations of the Swing Line Lender or any other Lender hereunder. In the event any such Lender fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by the Swing Line Lender for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate, as applicable.

     Notwithstanding anything contained herein to the contrary, (i) each such Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each such Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (b) the occurrence or continuation of a Default or Event of Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each such Lender are subject to the condition that the Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (ii) the Swing Line Lender shall not be obligated to, and shall not, make any Swing Line Loans if it has actual knowledge of the continuation of a Default or Event of Default.

B.	Borrowing Mechanics.

(i)	Borrowing Mechanics for Term Loans.

          (a) the Company shall deliver to the Administrative Agent a fully executed Notice of Borrowing no later than (i) three (3) days prior to the Closing Date with respect to Eurodollar Rate Loans to be made on the Closing Date or (ii) one (1) day prior to the Closing Date with respect to Base Rate Loans to be made on the Closing Date. Promptly upon receipt by the Administrative Agent of such Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

          (b) Each Lender shall make its Term Loan available to the Administrative Agent not later than 1:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the Term Loans available to the Company on the Closing Date by causing such amount to be credited to the account of the Company at the Administrative Agent’s Principal Office or to such other account as may be designated in writing to the Administrative Agent by the Company.

(ii)	Borrowing Mechanics for Revolving Loans.

     Revolving Loans (including any such Loans made as Eurodollar Rate Loans with a particular Interest Period) made on any Funding Date (other than Revolving Loans made pursuant to a request by the Swing Line Lender pursuant to subsection 2.1A(iii) for the purpose of repaying any Refunded Swing Line Loans and Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing the Issuing Bank for the amount of a drawing or payment under a Letter of Credit issued by it) shall be (i) in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount in the case of Eurodollar Rate Loans; and (ii) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount in the case of Base Rate Loans. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount. The Company shall deliver to the Administrative Agent a Notice of Borrowing no later than 1:00 p.m. (New York time), at least one (1) Business Day in advance of the proposed Funding Date; provided that, in the case of any such Loan requested as a Eurodollar Rate Loan, the Company shall deliver such Notice of Borrowing no later than 1:00 p.m. (New York time), at least three (3) Business Days in advance of the proposed Funding Date. Whenever the Company desires that the Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a Notice of Borrowing no later than 2:00 p.m. (New York time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested, (iii) in the case of Swing Line Loans, that such Loans shall be Base Rate Loans, (iv) in the case of any Revolving Loans other than Swing Line Loans, whether such Revolving Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (v) in the case of any Revolving Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. In lieu of delivering the above-described Notice of Borrowing, the Company may give the Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B(ii); provided that such notice shall within one Business Day be confirmed in writing by delivery of a Notice of Borrowing to the Administrative Agent on or before the applicable Funding Date.

     Neither the Administrative Agent nor any Lender shall incur any liability to the Company in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Company or for otherwise acting in good faith under this subsection 2.1B(ii), and upon funding of Loans by the Lenders in accordance with this Agreement pursuant to any such telephonic notice the Company shall have effected Loans hereunder.

     The Company shall notify the Administrative Agent prior to the funding of any Revolving Loans in the event that any of the matters to which the Company is required to certify in the applicable Notice of Borrowing are no longer true and correct as of the applicable Funding Date, and the acceptance by the Company of the proceeds of any Revolving Loans shall constitute a re-certification by the Company, as of the applicable Funding Date, as to the matters to which the Company is required to certify in the applicable Notice of Borrowing.

     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Revolving Loan that is a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Company shall be bound to make a borrowing in accordance therewith.

     Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 1:00 p.m. (New York time) on the applicable Funding Date and the Swing Line Lender shall make the amount of its Swing Line Loan available to the Company not later than 3:00 p.m. (New York time) on the applicable Funding Date, in each case in same day funds, at the Funding and Payment Office. Except as provided in subsection 2.1A(iii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse the Issuing Bank for the amount of an honored drawing or payment under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), the Administrative Agent shall make the proceeds of such Loans available to the Company on the applicable Funding Date by causing an amount of same day funds equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders or the Swing Line Lender, as the case may be, to be credited to the account of the Company specified by the Company in the applicable Notice of Borrowing.

     C. Disbursement of Funds. All Loans shall be made, and all participation purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by the Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B(ii) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender or the Swing Line Lender, as the case may be, of the proposed borrowing and of the amount of such Lender’s Pro Rata Share of the applicable Revolving Loans.

     Unless the Administrative Agent shall have received notice from a Lender prior to the applicable Funding Date that such Lender will not make available to the Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, the Administrative Agent may assume that such Lender has made such share available on such Funding Date in accordance and may, in reliance upon such assumption and in its sole discretion, but shall not be obligated to make available to the Company a corresponding amount on such Funding Date. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

     Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders and the Issuing Bank hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

     D. Notes. The Company shall execute and deliver on the Closing Date to the Administrative Agent on behalf of each Lender requesting the same a reasonable time in advance of the Closing Date (i) a Term Note substantially in the form of Exhibit IV-A to evidence that Lender’s Term Loans in the principal amount of that Lender’s Term Loans and with other appropriate insertions, and each Lender’s Term Note shall evidence such Lender’s Pro Rata Share of such respective amounts, (ii) a Revolving Note substantially in the form of Exhibit IV-B to evidence that Lender’s Revolving Loans, in the principal amount of that Lender’s Revolving Loan Commitment and with other appropriate insertions and (iii) a Swing Line Note substantially in the form of Exhibit IV-C to evidence the Swing Line Lender’s Swing Line Loans, in the principal amount of the Swing Line Loan Commitment and with other appropriate insertions. Any Lender not receiving a Note may request at any time that the Company issue it such Note on the terms set forth herein, and the Company agrees to issue such Note reasonably promptly upon the request of a Lender. The Notes and the Obligations evidenced thereby shall be governed by, subject to and benefit from all of the terms and conditions of this Agreement and the other Loan Documents and shall be secured by the Collateral.

2.2	Interest on the Loans.

     A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made to maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Reserve Adjusted Eurodollar Rate, as the case may be. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made to maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by the Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day any Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of subsections 2.2E and 2.7, the Term Loans and the Revolving Loans shall bear interest through maturity as follows:

          (i) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Base Rate Margin; or

          (ii) if a Eurodollar Rate Loan, then at the sum of the Reserve Adjusted Eurodollar Rate for the relevant Interest Period plus the Applicable Eurodollar Rate Margin.

     Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest to maturity at the sum of the Base Rate plus the Applicable Base Rate Margin for Revolving Loans.

     B. Interest Periods. In connection with each Eurodollar Rate Loan, the Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at the Company’s option, either a one, two, three or six month period (or a nine or twelve month period, if the Administrative Agent determines such Interest Periods are available for each Lender); provided that:

          (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

          (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

          (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of the next calendar month;

          (v) no Interest Period with respect to any portion of the Loans shall extend beyond the Term Loan Maturity Date or Revolving Loan Maturity Date, as applicable;

          (vi) no Interest Period with respect to any portion of the Term Loans shall extend beyond a date on which the Company is required to make a scheduled payment of principal of the Term Loans, unless the aggregate principal amount of Term Loans that are Base Rate Loans plus the aggregate principal amount of Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Term Loans on such date;

          (vii) the Company may not select an Interest Period of longer than one month prior to the end of the Initial Period;

          (viii) there shall be no more than five (5) Interest Periods outstanding at any time during the Initial Period, and thereafter no more than eight (8) Interest Periods shall be outstanding at any time; and

          (ix) in the event the Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, the Company shall be deemed to have selected an Interest Period of one month.

     C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity, by acceleration or otherwise); provided that in the event that any Swing Line Loans, Revolving Loans or Term Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

     D. Conversion or Continuation. Subject to the provisions of subsection 2.6, the Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans (x) in a minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount with respect to conver-

sions of Eurodollar Rate to Base Rate Loans and (y) in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount with respect to conversions of Base Rate Loans to Eurodollar Rate Loans; or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, subject to subsection 2.6D, a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

     The Company shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 1:00 p.m. (New York time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan), and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, the Company may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to the Administrative Agent on or before the proposed conversion/continuation date.

     Neither the Administrative Agent nor any Lender shall incur any liability to the Company in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice the Company shall have effected a conversion or continuation, as the case may be, hereunder.

     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Company shall be bound to effect a conversion or continuation in accordance therewith.

     E. Post-Default Interest. Upon the occurrence and during the continuation of any Event of Default, if requested by the Requisite Lenders, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code, or other applicable bankruptcy or insolvency laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Revolving Loans bearing interest at a rate determined by reference to the Base Rate); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate equal to 2% per annum in excess of the interest rates otherwise payable under this Agreement for Loans that are Term Loans or Revolving Loans, as applicable. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

     F. Computation of Interest. Interest on Loans shall be computed on the basis of a 360-day year (a 365 or 366-day year, as applicable, in the case of Base Rate Loans based on the Prime Rate) and for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

2.3	Fees.

A.	Commitment Fees.

     (i) Revolving Loan Commitments. The Company agrees to pay to the Administrative Agent, for distribution to each Lender in proportion to that Lender’s Pro Rata Share of the Revolving Loan Commitments, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the sum of (x) the average of the daily excess of the Revolving Loan Commitments over the sum of the aggregate principal amount of Revolving Loans outstanding (but not any Swing Line Loans outstanding) plus the Letter of Credit Usage multiplied by the Applicable Commitment Fee Percentage.

     (ii) Calculation and Payment. The foregoing commitment fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable in arrears on the Closing Date, the last Business Day in each of March, June, September and December of each year, commencing June 30, 2004, and on the Revolving Loan Commitment Termination Date.

     B. Annual Administrative Fee. The Company agrees to pay to the Administrative Agent an annual administrative fee in such amounts as may have been or hereafter be agreed between them from time to time.

     C. Other Agent Fees. The Company agrees to pay such other fees to Agents as may have been or hereafter be agreed upon from time to time.

2.4	Repayments and Prepayments; General Provisions Regarding Payments.

A.	Scheduled Payments of Term Loans.

     The Company shall make principal payments on the Term Loans in installments in amounts equal to a percentage of the Term Loans funded on the Closing Date as set forth below and on the dates set forth below:

SCHEDULED PAYMENT
OF
DATE	TERM LOANS
June 30, 2004	0.25%
September 30, 2004	0.25%
December 31, 2004	0.25%
March 31, 2005	0.25%
June 30, 2005	0.25%
September 30, 2005	0.25%
December 31, 2005	0.25%
March 31, 2006	0.25%
June 30, 2006	0.25%
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	1.0%
September 30, 2008	1.0%
December 31, 2008	1.0%
Term Loan Maturity Date	93.0%

provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4C; and provided, further, that the final installment specified above for the repayment by the Company of the Term Loans shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by the Company under this Agreement with respect to the Term Loans.

B.	Prepayments and Reductions in Commitments.

     (i) Voluntary Prepayments. The Company may, upon written or telephonic notice to the Administrative Agent on or prior to 1:00 p.m. (New York time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay, without premium or penalty, any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount. In addition, upon not less than three (3) Business Days’ prior written or telephonic notice, in the case of Loans which are Eurodollar Rate Loans, and upon not less than one (1) Business Day’s prior written or telephonic notice, in the case of Loans which are Base Rate Loans, promptly confirmed in writing to the Administrative Agent (which notice the Administrative Agent will promptly transmit by facsimile or telephone to each Lender), at any time and from time to time prepay, without premium or penalty, the Loans (other than Swing Line Loans) on any Business Day in whole or in part in an aggregate minimum amount of (i) $1,000,000 and integral multiples of $500,000 in excess of that amount in the case of Eurodollar Rate Loans; and (ii) $500,000 and integral multiples of $500,000 in excess of that amount in the case of Base Rate Loans; provided, however, that in the event the Company shall prepay a Eurodollar Rate Loan other than on the expiration of the Interest Period applicable thereto, the Company shall, at the time of such prepayment, also pay any amounts payable under subsection 2.6D. Notice of prepayment having been given as aforesaid, the Loans shall become due and payable on the prepayment date specified in such notice and in the aggregate principal amount specified therein. Any voluntary prepayments pursuant to this subsection 2.4B(i) shall be applied as specified in subsection 2.4C.

     (ii) Voluntary Reductions of Revolving Loan Commitments. The Company may, upon not less than three (3) Business Days’ prior written or telephonic notice, promptly confirmed in writing to the Administrative Agent (which notice the Administrative Agent will promptly transmit to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount. The Company’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in such notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share.

     (iii) Mandatory Prepayments. The Loans shall be prepaid in the manner provided in subsection 2.4C upon the occurrence of the following circumstances:

          (a) Prepayments from Asset Dispositions. No later than the third (3rd) Business Day following the date of receipt by the Company or any of its Subsidiaries of Net Cash Proceeds of any Asset Disposition, the Company shall prepay the Loans (and associated accrued interest and prepayment fees, if any) as provided in subsection 2.4C in an amount equal to the Net Cash Proceeds received; provided that (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Cash Proceeds from such Asset Dispositions do not exceed $2,000,000 in any Fiscal Year, the Company shall have the option, directly or through one or more of its Subsidiaries, to invest (or commit in writing to invest) such Net Cash Proceeds, within two hundred-seventy (270) days of receipt thereof, in long-term productive assets of the general type used in the business of the Company and its Subsidiaries (and, to the extent not so invested (or committed in writing to be invested), shall apply such amounts as provided in subsection 2.4C).

          (b) Prepayments Due to Issuance of Debt. No later than the third (3d) Business Day following the date of receipt by the Company or any of its Subsidiaries of any proceeds of any Indebtedness (other than Indebtedness permitted by this Agreement), the Company shall prepay the Loans (and associated accrued interest and prepayment fees, if any) as provided in subsection 2.4C in an amount equal to the amount of such proceeds (net of underwriting discounts and commissions, brokers’ and financial advisors’ commissions, taxes, any prepayment premiums and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses); provided that payment or acceptance of the amounts provided for in this subsection 2.4B(iii)(b) shall not constitute a waiver of any Event of Default resulting from the incurrence of such Indebtedness or otherwise prejudice any rights or remedies of the Administrative Agent or any Lender. Notwithstanding the foregoing, in the case of a Take-Out Financing, the Company shall be permitted to apply such proceeds first, to prepay the outstanding Subordinated Notes and/or Exchange Notes (together with interest and any redemption premium), second, to the extent the Leverage Ratio is 4.0:1.0 or less (calculated on a Pro Forma Basis after giving effect to the application of such proceeds and evidenced by a Compliance Certificate delivered to the Administrative Agent), to redeem or otherwise repurchase, in whole or in part, the Preferred Stock (together with any redemption or repurchase premium thereon), and third, to apply such amounts as provided in subsection 2.4C.

          (c) Prepayments Due to Issuance of Equity Securities. No later than the third (3rd) Business Day following the date of receipt by the Company or any of its Subsidiaries of any Equity Proceeds, the Company shall prepay the Loans (and associated accrued interest and prepayment fees, if any) as provided in subsection 2.4C in an aggregate amount equal to 50% of .such Equity Proceeds; provided that during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to subsection 6.1(iv) calculating the Leverage Ratio) shall be 4.0:1.0 or less, the Company shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 25% of such Equity Proceeds; provided, further that no such prepayment or commitment reduction shall be required with respect to Equity Proceeds that are received (x) pursuant to an employee stock or stock option plan or upon the exercise of warrants, options or other convertible securities outstanding on the Closing Date or (y) in connection with sales or issuances of any Capital Stock or other equity securities to one or more Permitted Holders or a capital contribution by one or more Permitted Holders.

          (d) Prepayments Due to Recovery Event. To the extent of Net Recovery Event Proceeds received in connection with a Recovery Event in excess of $1,000,000 in the aggregate and which are not applied in accordance with subsection 7.7(i)(b), the Company shall prepay the Loans (and associated accrued interest and prepayment fees, if any) as provided in subsection 2.4C in an aggregate amount equal to 100% of the Net Recovery Event Proceeds; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Company shall have the option, directly or through one or more of its Subsidiaries, to invest (or commit in writing to invest) such Net Recovery Event Proceeds, within two hundred seventy (270) days of receipt thereof, in long-term productive assets of the general type used in the business of the Company and its Subsidiaries (and, to the extent not so invested (or committed in writing to be invested), shall apply such amounts as provided in subsection 2.4C). Concurrently with any prepayment of Loans pursuant to this subsection 2.4B(iii)(d), the Company shall deliver to the Administrative Agent an Officer’s Certificate demonstrating in detail reasonably satisfactory to the Administrative Agent the derivation of the insurance proceeds or condemnation award, as the case may be, of the correlative Recovery Event. Cash proceeds from any Recovery Event of $1,000,000 or less shall be paid to and retained by the Company.

          (e) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. The Company shall prepay the Swing Line Loans and/or Revolving Loans from time to time to the extent necessary so that (1) the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect, and (2) the aggregate principal amount of all outstanding Swing Line Loans shall not at any time exceed the Swing Line Loan Commitment then in effect. All Swing Line Loans shall be prepaid in full prior to the prepayment of any Revolving Loans pursuant to this subsection 2.4B(iii)(e). If at any time that there are no Revolving Loans and Swing Line Loans outstanding (whether after giving effect to any prepayment thereof pursuant to this subclause (e) or otherwise) the Total Utilization of Revolving Loan Commitments exceeds the Revolving Loan Commitment, the Company shall deposit into the Collateral Account such amounts as are necessary so that, after giving effect thereto, the amount on deposit in the Collateral Account pursuant to this subclause (e) is at least equal to such excess.

          (f) Prepayments from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2004), the Company shall, no later than one hundred twenty (120) days after the end of such Fiscal Year, prepay the Term Loans in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow for such Fiscal Year; provided that during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to subsection 6.1(iv) calculating the Leverage Ratio) shall be 4.0:1.0 or less, the Company shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 50% of such Consolidated Excess Cash Flow.

C.	Application of Prepayments and Unscheduled Reductions of Commitments.

     (i) Application of Prepayments by Type of Loans. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied: first to prepay outstanding Swing Line Loans to the full extent thereof, and second to prepay the types of Loans as specified in the correlative notice of prepayment and, absent such specification, to prepay outstanding Term Loans to ratably reduce each scheduled installments of principal thereof set forth in subsection 2.4A. Any amount required to be applied as a prepayment of Loans or Revolving Loan Commitment reductions pursuant to subsections (a), (b), (c), (d) or (f) of subsection 2.4B(iii) or this subsection 2.4C(i) shall be applied first, to prepay the Term Loans to ratably reduce each scheduled installments of principal thereof set forth in subsection 2.4A, second, to prepay outstanding Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitment by the amount of such prepayment, third, to prepay Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment, fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment, fifth, to cash collateralize Letters of Credit as provided in the Collateral Account Agreement and to further permanently reduce the Revolving Loan Commitments by the amount of such cash collateralization, and sixth, to the extent of any remaining amount, to further reduce the Revolving Loan Commitments. Each such prepayment shall be made subject to the requirements of subsection 2.6D.

     (ii) Application of Prepayments of Term Loans to Installments. The amount of any voluntary prepayments of Term Loans shall be applied to ratably reduce each scheduled installment thereof set forth in subsection 2.4A. The amount of any mandatory prepayments applied to Term Loans shall be applied to ratably reduce each scheduled installment of principal thereof set forth in subsection 2.4A.

     (iii) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering Loans constituting Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Company pursuant to subsection 2.6D.

     D. Application of Proceeds of Collateral and Payments Under Guaranties and Certain Other Amounts.

     (i) Application of Proceeds of Collateral. Except as provided in subsection 2.4B(iii) with respect to prepayments from Net Cash Proceeds, insurance proceeds or condemnation awards and proceeds of any Recovery Event which are $1,000,000 or less which are retained by the Company, all proceeds received by the Administrative Agent or the Collateral Agent, as the case may be, in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of the Collateral Agent, be held by the Collateral Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by the Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

          (a) to the payment of all costs and expenses of such sale, collection or other realization, including without limitation reasonable compensation to the Agents and their agents and counsel, and all other reasonable expenses, liabilities and advances made or incurred by the Agents in connection therewith, and all amounts for which such Agents are entitled to indemnification under such Collateral Document and all advances made by the Collateral Agent thereunder for the account of the applicable Loan Party (excluding principal and interest in respect to any Loans of such Loan Party), and to the payment of all reasonable costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

          (b) thereafter, to the extent of any excess proceeds, to the payment of all other Secured Obligations for the ratable benefit of the holders thereof; and

          (c) thereafter, to the extent of any excess proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

     (ii) Application of Payments Under Guaranties. All payments received by the Administrative Agent under any Guaranty shall be applied promptly from time to time by the Administrative Agent in the following order of priority:

          (a) to the payment of the reasonable costs and expenses of any collection or other realization under such Guaranty, including without limitation reasonable compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and such Guaranty;

          (b) thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in such Guaranty) for the ratable benefit of the holders thereof; and

          (c) thereafter, to the extent of any excess such payments, to the payment to the applicable Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

E.	General Provisions Regarding Payments.

     (i) Manner and Time of Payment. All payments by the Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York time) on the date due at the Funding and Payment Office for the account of the Lenders; funds received by the Administrative Agent after that time on such due date shall, at the Administrative Agent’s discretion, be deemed to have been paid by the Company on the next succeeding Business Day. The Company hereby authorizes the Administrative Agent to charge its accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

     (ii) Application of Payments to Principal, Interest and Prepayment Fees. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest and prepayment fees, if any, on the principal amount being repaid or prepaid, and all such payments (and in any event any payments made in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest and prepayment fees, if any, before application to principal; provided, that in no event shall the total amount of interest, fees and principal exceed the amount required to be prepaid.

     (iii) Apportionment of Payments. The aggregate principal, prepayment fees and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to the Lenders’ respective Pro Rata Shares. The Administrative Agent shall promptly distribute to each Lender, at its ap-

plicable Lender Office, its Pro Rata Share of all such payments received by the Administrative Agent and the commitment fees of such Lender when received by the Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4E(iii) if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

     (iv) Payments on Business Days. Except if expressly provided otherwise, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payments of interest hereunder or of the commitment fees hereunder, as the case may be.

     (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect such disposition or the obligations of the Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.5	Use of Proceeds.

     A. Term Loans. The proceeds of the Term Loans made to the Company shall be applied, together with the proceeds of the loans made pursuant to the Second Lien Credit Agreement to (i) repay in full the obligations under the Existing Credit Facilities, (ii) finance the redemption of a portion of the Subordinated Notes outstanding on the Closing Date in an aggregate principal amount up to $25,000,000 and (iii) pay the Transaction Costs in an amount up to $8,000,000.

     B. Revolving Loans; Swing Line Loans. The proceeds of any Revolving Loans and any Swing Line Loans shall be applied by the Company after consummation of the Transactions for working capital and general corporate purposes of the Company and its Subsidiaries.

     C. Compliance With Laws. The Company undertakes that no portion of the proceeds of any Loans or other extensions of credit under this Agreement shall be used by any Loan Party in any manner which would be illegal under, or which would cause the invalidity or unenforceability (in each case in whole or in part) of any Loan Document under, any applicable law.

     D. Margin Regulations. Without limiting the generality of subsection 2.5C, no portion of the proceeds of any borrowing under this Agreement shall be used by the Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6	Special Provisions Governing Eurodollar Rate Loans.

     Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

     A. Determination of Applicable Interest Rate. As soon as practicable after 11:00 a.m. (New York time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company and each Lender.

     B. Inability To Determine Applicable Interest Rate. In the event that the Administrative Agent shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Reserve Adjusted Eurodollar Rate the Administrative Agent shall on such date give notice (by telecopy or by telephone confirmed in writing) to the Company and each Lender of such determination, whereupon (i) no Loans may be made or continued as, or converted to, Eurodollar Rate Loans, until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist (such notification not to be unreasonably withheld or delayed) and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by the Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Company.

     C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Company and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telecopy or by telephone confirmed in writing) to the Company and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans, shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Company pursuant to the Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans, as the case may be (the “Affected Loans”), shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Company pursuant to a Notice of Conversion/Continuation, the Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such of Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telecopy or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

     D. Compensation for Breakage or Non-Commencement of Interest Periods. The Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to the Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any actual loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B or assignment pursuant to subsection 2.8) or conversion of any of its Eurodollar Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Company, or (iv) as a consequence of any other default by the Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

     E. Booking of Eurodollar Rate Loans. Subject to subsection 2.8, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

     F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Reserve Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and, through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

     G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of a Default or Event of Default, (i) the Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by the Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by the Company.

2.7	Increased Costs; Taxes.

     A. Increased Costs Generally. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Eurodollar Base Rate) or the Issuing Bank; (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loans made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by subsection 2.7E and changes in the rate of any Excluded Tax payable by such Lender or the Issuing Bank); or (iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans hereunder made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligations to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Company will pay to such Lender or the Issuing Bank such additional amount or amounts as will compensate such Lender or the Issuing Bank for such additional costs incurred or reduction suffered.

     B. Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or the applicable Lender Office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, or the Letters of Credit issued by the Issuing Bank to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

     C. Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in subsection 2.7A or 2.7B and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

     D. Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

E.	Taxes.

     (i) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this subsection) the Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (ii) Payment of Other Taxes by the Company. Without limiting the provisions of paragraph (i) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (iii) Indemnification by the Company. The Company shall indemnify the Agents, each Lender and each Issuing Bank within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Agent, such Lender or each Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by an Agent, a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

     (iv) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (v) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is a resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Company is a resident for tax purposes in the United States of America, any For-

eign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

     (vi) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to such subsection 2.7, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under such subsection 2.7 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Company, upon the request of such Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, such Lender or the Issuing Bank in the event such Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

2.8	Mitigation Obligations; Replacement of Lenders.

     A. Designation of a Different Lender Office. If any Lender or the Issuing Bank requests compensation under subsection 2.7A or 2.7B, or requires the Company to pay any additional amount to any Lender, the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to subsection 2.7E, then such Lender or the Issuing Bank shall use reasonable efforts to designate a different Lender Office for making, issuing, funding or maintaining its Commitments, Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to subsection 2.7 in the future and (ii) would not subject such Lender or the Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such designation or assignment.

     B. Replacement of Lenders. If any Lender or the Issuing Bank requests compensation under subsection 2.7A or 2.7B, or if the Company is required to pay any additional amount to any Lender, the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to subsection 2.7E, or if any Lender or the Issuing Bank defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, subsection 10.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have paid to the Administrative Agent the assignment fee specified in subsection 10.1B(iv), (ii) such Lender or the Issuing Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under subsection 2.6D) from such Eligible Assignee (to the extent of such outstanding princi-

pal and accrued interest and fees) or the Company (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under subsection 2.7A or 2.7B or payments required to be made pursuant to subsection 2.7E, such assignment will result in a reduction in such compensation or payments thereafter, and (iv) such assignment does not conflict with applicable law. A Lender or the Issuing Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender, the Issuing Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 3.
LETTERS OF CREDIT

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

     A. Letters of Credit. In addition to the Company requesting that Lenders make Revolving Loans pursuant to subsection 2.1A(ii) and that the Swing Line Lender make Swing Line Loans pursuant to subsection 2.1A(iii), the Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period after the Closing Date to but excluding the date which is thirty (30) days before the Revolving Loan Commitment Termination Date, that the Issuing Bank issue Letters of Credit for the account of the Company for the purposes specified in the definition of Letters of Credit. Subject to and upon the terms and conditions of this Agreement and in reliance upon the representations and warranties of Loan Parties herein set forth, the Issuing Bank agrees to issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that the Company shall not request that the Issuing Bank issue (and the Issuing Bank shall not issue):

          (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

          (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed the Letter of Credit Subfacility Commitment;

          (iii) any Letter of Credit having an expiration date later than the earlier of (a) five (5) Business Days prior to the Revolving Loan Commitment Termination Date and (b) the date which is 12 months from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent the Issuing Bank from agreeing that a Letter of Credit will automatically be extended for one or more successive periods absent a Default or Event of Default, subject to the immediately preceding clause (a), not to exceed 12 months each unless the Issuing Bank elects not to extend for any such additional period; provided, further, that, unless the Requisite Lenders otherwise consent, the Issuing Bank shall give notice that it will not extend such Letter of Credit if it has knowledge that a Default or Event of Default has occurred and is continuing on the last day on which such Issuing Bank may give notice to the beneficiary that it will not extend such Letter of Credit;

          (iv) any Letter of Credit denominated in a currency other than Dollars; or

          (v) any Letter of Credit during any period when a Lender Default exists, unless the Issuing Bank has entered into arrangements satisfactory to it and the Company to eliminate the Issuing Bank’s risk with respect to the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage (after giving effect to the issuance of the proposed Letter of Credit).

B.	Mechanics of Issuance.

     (i) Notice of Issuance. Whenever the Company desires the issuance of a Letter of Credit, it shall deliver to the Issuing Bank, at the Letter of Credit Issuing Office, and the Administrative Agent, at the Funding and Payment Office, a Notice of Issuance of Letter of Credit no later than 1:00 p.m. (New York time) at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of or maximum aggregate liability under, as applicable, the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Bank to make payment thereunder, provided that the Issuing Bank, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents or certificates; provided further that no Letter of Credit shall require payment against a conforming draft or other request for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Bank to which such draft or other request for payment is required to be presented is located) that such draft or other request for payment is presented if such presentation is made after 10:00 a.m. (in the time zone of such office of the Issuing Bank) on such Business Day.

     The Company shall notify the Issuing Bank and the Administrative Agent prior to the issuance of any Letter of Credit in the event that any of the matters to which the Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, the Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which the Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

     (ii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.5) of the conditions set forth in subsection 4.3, the Issuing Bank shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard procedures, and upon its issuance of such Letter of Credit the Issuing Bank shall promptly notify the Administrative Agent and each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit.

     (iii) Reports to Lenders. (a) On the first Business Day of every calendar week, so long as any Letter of Credit shall have been outstanding during such week, the Issuing Bank shall deliver to the Administrative Agent a report setting forth for such week the daily maximum amount available to be drawn under the Letters of Credit that were outstanding during such calendar week, and (b) on the last Business Day of every calendar month, the Administrative Agent shall deliver to each Lender with a Revolving Loan Commitment a report setting forth for such calendar month the daily maximum amount available to be drawn under the Letters of Credit that were outstanding during such calendar month.

     (iv) Existing Letters of Credit. On and after the Closing Date, the Existing Letters of Credit shall be deemed to have been issued by the applicable Issuing Bank pursuant to the terms of this Agreement and shall constitute Letters of Credit for all purposes hereof and under the other Loan Documents. The Company agrees that it shall reimburse the Issuing Bank upon any draw under the Existing Letters of Credit in accordance with Section 3 and other provisions of this agreement.

     C. Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender with a Revolving Loan Commitment shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Bank a participation in such Letter of Credit and any drawings honored or payments made thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Loan Commitments) of the maximum amount which is or at any time may become available to be drawn or required to be paid thereunder.

3.2	Letter of Credit Fees.

     The Company agrees to pay the following amounts to the Administrative Agent with respect to Letters of Credit issued by it for the account of the Company:

          (i) with respect to each Letter of Credit, (a) a fronting fee equal to 0.25% per annum of the daily maximum amount available to be drawn under such Letter of Credit or such lesser amount as may be agreed between the Company and the Issuing Bank and (b) a Letter of Credit fee equal to the product of (x) the then Applicable Eurodollar Rate Margin with respect to Revolving Loans (plus, if applicable, additional interest that would be payable with respect to Revolving Loans pursuant to subsection 2.2.E) and (y) the daily maximum amount available to be drawn under such Letter of Credit, in each case payable in arrears on and to the last Business Day in each of March, June, September and December of each year, commencing June 30, 2004, and on the Revolving Loan Commitment Termination Date and computed on the basis of a 360-day year for the actual number of days elapsed; and

          (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

Promptly upon receipt by the Administrative Agent of any amount described in clause (i)(b) of this subsection 3.2, the Administrative Agent shall distribute to each Issuing Bank and each other Lender having Revolving Loan Exposure its Pro Rata Share of such amount.

3.3	Drawings and Payments and Reimbursement of Amounts Drawn or Paid Under Letters of Credit.

     A. Responsibility of Issuing Bank with Respect to Requests for Drawings and Payments. In determining whether to honor any drawing or request for payment under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

     B. Reimbursement by the Company of Amounts Drawn or Paid Under Letters of Credit. In the event an Issuing Bank has determined to honor a drawing or request for payment under a Letter of Credit issued by it, the Issuing Bank shall immediately notify the Company and the Administrative Agent, and the Company shall reimburse such Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored or such payment is made (the applicable “Reimbursement Date”) in an amount in same day funds equal to the amount of such honored drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless the Company shall have notified the Administrative Agent and the Issuing Bank prior to 1:00 p.m. (New York time) on the date of such honored drawing or request for payment that the Company intends to reimburse such Issuing Bank for the amount of such honored drawing or payment with funds other than the proceeds of Revolving Loans, the Company shall be deemed to have given a timely Notice of Borrowing to the Administrative Agent requesting the Lenders to make Revolving Loans which are Base Rate Loans on the applicable Reimbursement Date in an amount equal to the amount of such honored drawing or payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, the Lenders shall, on the applicable Reimbursement Date, make Revolving Loans in the amount of such honored drawing or payment, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing or payment; provided further that if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the applicable Reimbursement Date in an amount equal to the amount of such honored drawing or payment, the Company shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing or payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and the Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B.

     C. Payment by Lenders of Unreimbursed Drawings or Payments Under Letters of Credit.

     (i) Payment by Lenders. In the event that the Company shall fail for any reason to reimburse any Issuing Bank as provided in subsection 3.3B in an amount equal to the amount of any honored drawing or payment made by such Issuing Bank under a Letter of Credit issued by it, such Issuing Bank shall promptly notify the Administrative Agent who shall then notify each other Lender of the unreimbursed amount of such honored drawing or payment and of such other Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Loan Commitments. Each Lender shall make available to such Issuing Bank an amount equal to its respective participation, in same day funds, at the office of the Administrative Agent, not later than 2:00 p.m. (New York time) on the first business day (under the laws of the jurisdiction in which such office of the Administrative Agent is located) after the date notified by the Administrative Agent for such Issuing Bank. In the event that any

Lender fails to make available to such Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by such Issuing Bank for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Bank in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Bank

     (ii) Distribution to Lenders of Reimbursements Received from the Company. In the event any Issuing Bank shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any honored drawing or payment made by such Issuing Bank under a Letter of Credit issued by it, such Issuing Bank shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing or payment such other Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank from the Company in reimbursement of such honored drawing or payment when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

D.	Interest on Amounts Drawn or Paid Under Letters of Credit.

     (i) Payment of Interest by the Company. The Company agrees to pay to each Issuing Bank, with respect to drawings or payments made under any Letters of Credit issued by it, interest on the amount paid by such Issuing Bank in respect of each such drawing or payment from the date such drawing is honored or payment is made to but excluding the date such amount is reimbursed by the Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored or payment is made to but excluding the applicable Reimbursement Date, the Base Rate plus the Applicable Base Rate Margin with respect to Revolving Loans, and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest described in the foregoing clause (a). Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing or payment under a Letter of Credit is reimbursed in full.

     (ii) Distribution of Interest Payments by Issuing Bank. Promptly upon receipt by any Issuing Bank of any payment of interest pursuant to subsection 3.3D(i), (a) such Issuing Bank shall distribute to each other Lender, out of the interest received by such Issuing Bank in respect of the period from the date of the applicable honored drawing or payment under a Letter of Credit issued by such Issuing Bank to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing or payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the Letter of Credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored or payment had been made under such Letter of Credit, and (b) in the event such Issuing Bank shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such drawing or payment, such Issuing Bank shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing or payment such other Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such drawing or payment so reimbursed by other Lenders for the period from the date on which such Issuing Bank was so reimbursed by other Lenders to and including the date on which such portion of such drawing or payment is reimbursed by the Company.

3.4	Obligations Absolute.

     The obligation of the Company to reimburse each Issuing Bank for drawings honored or payments made under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to subsection 3.3B and the obligations of the Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

          (i) any lack of validity or enforceability of any Letter of Credit:

          (ii) the existence of any claim, set-off, defense or other right which the Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank or other Lender or any other Person or, in the case of a Lender, against the Company whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

          (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which appears to substantially comply with the terms of such Letter of Credit;

          (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries;

          (vi) any breach of this Agreement or any other Loan Document by any party thereto;

          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

          (viii) the fact that Default or Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5	Nature of Issuing Bank’s Duties.

     As between the Company and any Issuing Bank, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing or payment under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Bank, including without limitation any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder.

     In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to the Company.

     Notwithstanding anything to the contrary contained in this subsection 3.5, the Company shall retain any and all rights it may have against any Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Bank, as determined by a final judgment of a court of competent jurisdiction.

SECTION 4.
CONDITIONS TO EFFECTIVENESS

4.1	Conditions to Effectiveness.

     The effectiveness of this Agreement, and the obligations of the Lenders on and after the Closing Date to make Loans and of the Issuing Bank to issue Letters of Credit are subject to the satisfaction of the following conditions.

     A. Company Documents. On or before the Closing Date, the Company shall deliver or cause to be delivered to the Administrative Agent for the Lenders the following, each, unless otherwise noted, dated the Closing Date:

          (i) Certified copies of its Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the State of Delaware, and each state in which any of its Real Property Assets are located, each dated a recent date prior to the Closing Date;

          (ii) Copies of its Bylaws, certified as of the Closing Date by its corporate secretary or an assistant secretary;

          (iii) Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

          (iv) Incumbency certificates of its officers executing this Agreement and the other Transaction Documents to which it is a party as of the Closing Date;

          (v) Executed originals of this Agreement and the other Loan Documents to which it is a party; and

          (vi) Certified copies of each of the other Transaction Documents to which it is a party.

     B. Subsidiary Documents. On or before the Closing Date, the Company shall deliver or cause to be delivered to the Administrative Agent for the Lenders the following for each Subsidiary of the Company that is a Loan Party (which may be waived by the Administrative Agent for any Subsidiary with respect to the items described in clause (i) below), each, unless otherwise noted, dated the Closing Date:

          (i) Certified copies of the Organizational Certificate, together with a good standing certificate from the applicable Governmental Authority of its jurisdiction of incorporation, organization or formation, and each state in which a Real Property Asset of such Subsidiary is located, each dated a recent date prior to the Closing Date;

          (ii) Copies of the Organizational Documents of such Subsidiary, certified as of the Closing Date by its corporate secretary or an assistant secretary;

          (iii) Copies of the Organizational Authorizations of such Subsidiary approving and authorizing the execution, delivery and performance of the Transaction Documents to which such Subsidiary is party that are to be delivered on the Closing Date, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

          (iv) Incumbency certificates of its officers executing the Subsidiary Guaranty and the other Transaction Documents to which such Subsidiary is party;

          (v) Executed originals of the other Loan Documents to which such Subsidiary is party that are to be delivered on the Closing Date; and

          (vi) Certified copies of each of the other Transaction Documents to which such Subsidiary is a party.

C.	Consummation of Transactions.

     (i) (a) Each of the Transaction Documents shall be in form and substance reasonably satisfactory to the Agents and each such Transaction Document shall have been duly executed and delivered by each party thereto and shall be in full force and effect; and (b) all other conditions set forth in the Transaction Documents shall have been satisfied or the fulfillment of any such conditions shall have been waived with the written consent of the Administrative Agent;

     (ii) not less than $100,000,000 shall have been borrowed by the Company pursuant to the Second Lien Credit Agreement;

     (iii) the Company shall have redeemed a portion of the outstanding Subordinated Notes in an aggregate principal amount of up to $25,0000,000;

     (iv) the Obligations of the Existing Lenders under the Existing Credit Facilities shall have been repaid in full and all Liens granted thereunder shall have been terminated and released;

     (v) each of the other Transactions shall have been effected and consummated to the reasonable satisfaction of the Agents; and

     (vi) after giving effect to the Transactions and the other transactions contemplated hereby, the Company and its subsidiaries shall have no Indebtedness or preferred stock other than (a) the Loans and other extensions of credit under this Agreement, (b) existing Indebtedness (other than amounts repaid as part of the Transactions) listed on Schedule 7.1, (c) other Indebtedness permitted under subsection 7.1 and (d) the Preferred Stock.

     D. Lender Signatures. The following Persons shall have executed and delivered this Agreement:

          (i) the Term Loan Lenders and Lenders providing the Revolving Commitments:

          (ii) the Swing Line Lender and the Issuing Bank, and

          (iii) the Agents.

     E. Necessary Consents. The Company shall have obtained all consents of Governmental Authorities and other Persons necessary or advisable in connection with the Transactions and the continued operation of the business conducted by the Company and its Subsidiaries, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Agents.

     F. Perfection of Security Interests. The Company shall have taken or caused to be taken such actions in such a manner so that the Collateral Agent has a valid and perfected First Priority security interest in the Collateral of each Loan Party in which a security interest can be granted and perfected under the UCC’or other Applicable Law to the extent required by the Security Agreement. Such actions shall include, without limitation: (i) the delivery pursuant to the applicable Collateral Documents of (a) such certificates or other instruments (each of which shall be registered in the name of the Collateral Agent or properly endorsed in blank for transfer or accompanied by irrevocable undated stock or equivalent powers duly endorsed in blank, all in form and substance reasonably satisfactory to the Collateral Agent) representing all of the shares or other interests of Capital Stock required to be pledged pursuant to the Collateral Documents identified on Schedule 4.1F, and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner reasonably satisfactory to the Collateral Agent) evidencing any Collateral; (ii) the delivery to the Collateral Agent of (a) the results of a recent search, by a Person reasonably satisfactory to the Collateral Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search and (b) UCC financing statements the recordation of which has been authorized by the applicable Loan Parties as to all such Collateral granted by such Loan Parties for all jurisdictions as may be necessary or desirable to perfect Collateral Agent’s security interest in such Collateral; and (iii) the delivery to the Collateral Agent of evidence reasonably satisfactory to the Collateral Agent that all other filings (including, without limitation, UCC termination statements and releases and filings with the PTO and the United States Copyright Office with respect to Intellectual Property of the Loan Parties), recordings and other actions the Collateral Agent deems necessary or advisable to establish, preserve and perfect the First Priority Liens granted to the Collateral Agent in Collateral constituting personal (both tangible and intangible) and mixed property shall have been made.

     G. Real Property. The Administrative Agent and the Collateral Agent shall have received on or prior to the Closing Date from the Company and each applicable Subsidiary Guarantor unless waived by the Administrative Agent:

          (i) Closing Date Mortgages. Fully executed and notarized Mortgages, together with any amendments or modifications thereto deemed necessary by the Collateral Agent in connection with the execution and delivery of this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby (each, a “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each fee-owned Real Property Asset listed in Schedule 4.1G (each, a “Closing Date Mortgaged Property” and, collectively, the “Closing Date Mortgaged Properties”) in each case in form and substance reasonably satisfactory to the Collateral Agent;

          (ii) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in those states listed on Schedule 4.1 G and such other related matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;

          (iii) Title Insurance. ALTA standard form mortgagee title insurance policies or unconditional commitments therefor (the “Closing Date Mortgage Policies,”) issued by the Title Company with respect to the Closing Date Mortgaged Properties listed in Schedule 4.1G, in amounts not less than the respective amounts designated on such Schedule with respect to any particular Closing Date Mortgaged Property, insuring fee simple title to each such Closing Date Mortgaged Property vested in such Loan Party and insuring the Collateral Agent that the applicable Closing Date Mortgages create valid and enforceable First Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to (A) a standard survey exception limited to matters occurring after the date of the most recent survey and (B) Permitted Liens, which Closing Date Mortgage Policies (1) shall include, to the extent available in each jurisdiction in which the Mortgaged Property is located, an endorsement for mechanics’ liens (or a deletion of the standard pre-printed mechanics’ lien exception), for future advances under this Agreement and for any other matters reasonably requested by the Collateral Agent and (2) shall provide for affirmative insurance and such reinsurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent; and (b) evidence satisfactory to the Collateral Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits reasonably required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Closing Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records;

          (iv) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies or in the title reports delivered pursuant to clause (iii) above; and

          (v) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a certification from a nationally recognized flood search damage company, a letter from an insurance broker or a municipal engineer or a notation on a survey of the Mortgaged Property dated not more than three (3) years prior to the Closing Date issued by a surveyor licensed in the jurisdiction in which the Mortgaged Property is located, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgment of receipt of written notification from Collateral Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that the Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

     H. Financial Condition Certificate. The Company shall have delivered to the Administrative Agent a certificate from the chief financial officer of the Company, substantially in the form of Exhibit X.

     I. Transaction Costs, Fees and Expenses. On or prior to the Closing Date, the Company shall have paid (i) to the Administrative Agent any and all fees and reasonable expenses of the Agents that is then due and owing or accrued and not yet paid under or in connection with this Agreement or any of the documents, instrument or agreements executed in connection therewith and (ii) to the appropriate Persons, any and all outstanding reasonable and documented out-of-pocket fees and expenses (including legal advisors) and other costs incurred by the Agents through the Closing Date in connection with the negotiation, drafting and execution of the Transaction Documents. On or prior to the Closing Date, the Company shall have delivered to the Administrative Agent a schedule, in a form reasonably satisfactory to the Administrative Agent, setting forth the Company’s reasonable estimate of the Transaction Costs (other than fees payable to any of the Agents) and such estimate (together with all fees payable to the Agents) shall not exceed $8,000,000.

     J. Opinions of Loan Parties’ Counsel. The Administrative Agent and its counsel shall have received the written opinion of Cahill Gordon & Reindel LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters set forth in Exhibit IX.

     K. Financial Conditions.

     (i) The Company’s Pro Forma EBITDA for the four-Fiscal Quarter period ended December 31, 2003 shall not be less than $45,000,000.

     (ii) The Company’s ratio of Senior Secured Debt on the Closing Date to Pro Forma EBITDA shall be no more than 4.5:1.0 and (ii) that the Company’s ratio of Funded Debt on the Closing Date to Pro Forma EBITDA shall be no more than 6.6:1.0.

     L. Credit Ratings. The Loans shall have been assigned a credit rating by S&P and by Moody’s.

     M. Financial Information. On or before the Closing Date, the Administrative Agent and the Lenders shall have received from the Company (i) such budgets and other cash flow and financial information and projections described in subsection 5.3 as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Agents, and (ii) a detailed business plan of the Company and its subsidiaries for the years 2004 through 2008 and for the quarters beginning with the first Fiscal Quarter of 2004 and through the last Fiscal Quarter of 2004, in form and substance reasonably satisfactory to the Administrative Agent.

     N. Insurance Appraisal; Evidence of Insurance. The Administrative Agent shall have received copies of certificates of insurance with respect to each of the insurance policies required pursuant to subsection 6.4, and the Administrative Agent shall be reasonably satisfied with the nature and scope of these insurance policies.

     O. Environmental. The Administrative Agent shall be reasonably satisfied of the amount and nature of any claims and liabilities under any Environmental Laws and the plans of each Loan Party with respect thereto.

     P. No Material Adverse Effect. Since December 31, 2002, there shall not have occurred any event, change, or condition that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole.

     Q. Corporate and Capital Structure, Ownership, Management, Etc.

          (i) Corporate Structure. The corporate organizational structure of the Company and its Subsidiaries shall be as set forth on Schedule 4.1Q.

          (ii) Capital Structure and Ownership. The capital structure and ownership of the Company shall be as set forth on Schedule 4.1Q.

     R. Representations and Warranties; Performance of Agreements. The Company shall have delivered to the Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to the Agents, to the effect that the representations and warranties in subsection 5 are true and correct in all material respects on and as of the Closing Date and both before and after giving effect to the Transactions, to the same extent as though made on and as of that date and that the Company has performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date.

     S. No Litigation. There shall be no litigation or administrative proceedings, actual or threatened in writing, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or that has a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on the Transactions.

     T. Intercreditor Agreement. The Intercreditor Agreement shall have been executed by the parties thereto.

     U. Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent shall be satisfactory in form and substance to Administrative Agent, and Administrative Agent shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request. Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable, on or prior to the Closing Date.

     V. Money Laundering. The Lenders shall have received all documentation and other information required by bank regulatory authorities from the Company under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. PATRIOT Act.

4.2	Conditions to All Loans.

     The obligations of the Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

     A. The Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a Responsible Officer of the Company.

     B. As of that Funding Date:

          (i) The representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

          (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute a Default or Event of Default.

4.3	Conditions to Letters of Credit.

     The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Bank is obligated to issue such Letter of Credit) is subject to the satisfaction of the conditions set forth in subsection 4.1 and the satisfaction of the following additional conditions precedent:

     A. On or before the date of issuance of such Letter of Credit, the Issuing Bank and the Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, signed by the chief executive officer or the chief financial officer or by any executive officer of the Company designated by any of the above-described officers on behalf of the Company and the Company in a writing delivered to the Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

     B. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 5.
REPRESENTATIONS AND WARRANTIES

     In order to induce the Lenders to enter into this Agreement and to make the Loans, to induce the Issuing Banks to issue Letters of Credit and to induce the other Lenders to purchase participations therein, the Company represents and warrants to each Lender and Issuing Bank, on the date of this Agreement, on the Closing Date, on each Funding Date, and on the date of issuance of each Letter of Credit, that the following statements are true and correct (except to the extent such statements relate to any earlier date, in which case they were true and correct on such date).

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

     A. Organization and Powers. Each Loan Party that is a corporation is duly organized, validly existing and in good standing under the laws of their respective states of organization. Each Loan Party that is a partnership or limited liability company is a duly organized and validly existing limited partnership or limited liability company under the laws of its jurisdiction of formation and is in good standing in such jurisdiction. Each Loan Party has all requisite corporate, partnership or limited liability company (as applicable) power and authority to own and operate their respective properties and to carry on their respective business as now conducted and as proposed to be conducted, and each Loan Party has all requisite corporate, partnership or limited liability company (as applicable) power and authority to enter into the Loan Documents, to carry out the transactions contemplated thereby and, in the case of the Company, to issue and pay the Notes and pay the obligations incurred under the Second Lien Credit Agreement.

     B. Qualification and Good Standing. Each Loan Party is qualified or authorized to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its businesses and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

     C. Conduct of Business. The Company and the Company’s Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.4.

     D. Company and Subsidiaries. All of the Subsidiaries of the Company as of the Closing Date are identified in Schedule 4.1Q, as it may be supplemented from time to time in accordance with the provisions of subsection 6.9. As of the Closing Date, the Capital Stock or other equity interests of the Company and each of the Subsidiaries identified in Schedule 4.1Q is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock or other equity interests constitutes Margin Stock. Schedule 4.1Q correctly sets forth, as of the Closing Date, the ownership interest of the Company in each of its Subsidiaries identified therein and all Capital Stock and other equity interest in the Company owned by others and there are no other warrants, options or other rights to acquire any such Capital Stock or equity interests of the Company. As of the Closing Date, except as set forth on Schedule 5.1D, there are no registration rights, shareholder, voting rights and similar agreements requiring the Company to register securities under the Securities Act or governing voting and other rights of shareholders of the Company, in each case to which the Company is a party.

5.2	Authorization, etc.

     A. Authorization of Borrowing. The execution, delivery and performance of the Transaction Documents and the issuance, delivery and payment of the Notes have been duly authorized by all necessary corporate and/or partnership (as applicable) action on the part of each of the Loan Parties party thereto.

     B. No Conflict. After giving effect to the Transactions and the execution, delivery and performance by each of the applicable Loan Parties of the Transaction Documents, the issuance, delivery and payment of the Notes and the consummation of the Transactions, do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Loan Party, except to the extent such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or violate the Organizational Certificate or any other Organizational Documents of any Loan Party or any order, judgment or decree of any court or other agency of government binding on any Loan Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party except to the extent such conflict, breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent and the Liens securing obligations under the Second Lien Credit Agreement that constitute Permitted Liens), (iv) require any approval of stockholders, partners or members or any approval or consent of any Person under any Contractual Obligation of any Loan Party, except for such approvals or consents obtained on or before the Closing Date and have been disclosed in writing to the Lenders and except where the failure to obtain such approvals or consents would not, individually or in the aggregate. reasonably be expected to have a Material Adverse Effect or (v) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any Applicable Law or any provision of the Organizational Documents of any Loan Party or any Material Contract to which any Loan Party is a party or by which any Loan Party is bound.

     C. Governmental Consents. The execution, delivery and performance by the Loan Parties of the Transaction Documents, the issuance, delivery and payment of the Notes and the consummation of the transactions contemplated by the Transaction Documents do not and will not require any registration with, consent or approval of, or notice, declaration, filing or other action to, with or by, any federal, state or other governmental authority or regulatory body except to the extent obtained on or before the Closing Date other than the filing of UCC financing statements and Mortgages delivered to the Collateral Agent for filing but not yet filed, and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Collateral Agent.

     D. Binding Obligation. Each of the Transaction Documents has been duly executed and delivered by each of the Loan Parties party thereto and is the legally valid and binding obligation of each such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

     E. Collateral Documents. The security interests created in favor of the Collateral Agent under the Collateral Documents will at all times from and after the Closing Date (until such security interests are released) constitute, as security for the obligations purported to be secured thereby, a legal, valid and enforceable security interest in and perfected First Priority Lien on all of the Collateral referred to therein in favor of the Collateral Agent for the benefit of the Lenders to the extent such security interest can be perfected under the UCC and other Applicable Law. Each Loan Party has good title to its respective Collateral. No consents, filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests purported to be created by any of the Collateral Documents, other than such as have been obtained and which remain in full force and effect and other than the filing of UCC financing statements and Mortgages delivered to the Collateral Agent for filing but not yet filed, and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Collateral Agent.

     F. Absence of Third-Party Filings. On the Closing Date, except such as may have been filed in favor of the Second Lien Collateral Agent as contemplated by subsection 5.2E and except as set forth on Schedule 7.2, (i) to the knowledge of the Company, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file with the PTO.

     G. Margin Regulations. Neither the making of the Loans nor the pledge of the Collateral pursuant to the Collateral Documents violates Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

5.3	Financial Condition; Projections.

     A. Financial Statements. The Company has heretofore delivered to the Administrative Agent on behalf of the Lenders, at the Lenders’ request, (i) the quarterly unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2003, together with related consolidated statements of income and cash flows for the Fiscal Quarter then ended, (ii) the pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Company as of and for the twelve-month period ending December 31, 2003, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), and (iii) audited annual consolidated balance sheets and statements of income and cash flows of the Company and its Subsidiaries for Fiscal Years 2002, 2001 and 2000. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the Company as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the Company for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure required in accordance with GAAP. Neither the Company nor any of its Subsidiaries has any Guaranty Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the financial statements referred to in the preceding clauses of this subsection, the most recent financial statements delivered pursuant to subsection 6.1 or the notes thereto and which in any such case would be required by GAAP to be so reflected and is material in relation to the business, assets, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole.

     B. Projections. On and as of the Closing Date, the projections of the Company and its Subsidiaries for the period from the Closing Date through December 31, 2008 previously delivered to the Administrative Agent and all other projections and all financial information prepared on a Pro Forma Basis (the “Projections”) were prepared in good faith based upon assumptions believed to be reasonable at the time made and as of the Closing Date, it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual re-

sults during the period or periods covered by the Projections may differ from the projected results and that the differences may be material.

5.4	No Material Adverse Change; No Restricted Payments.

     Since December 31, 2002, no event or change has occurred that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except for the Transactions and as permitted under subsection 7.5 and as set forth on Schedule 5.4, since December 31, 2002, neither the Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so.

5.5	Title to Properties; Liens; Real Property; Intellectual Property.

     A. Title to Properties; Liens. The Loan Parties have good and insurable fee simple title to or a valid leasehold interest in all of their Real Property Assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, except for Real Property Assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7 and except for such defects that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as permitted by this the Loan Documents, all such properties and assets are free and clear of Liens (other than Permitted Liens).

     B. Real Property. As of the Closing Date, Schedule 5.5B contains a true, accurate and complete list of (i) all fee interests of any Loan Party in real property and the Loan Party which owns such fee interest and (ii) all Leasehold Properties of any Loan Party. Except as specifically identified on Schedule 5.5B, all real property in which any Loan Party has a fee interest on the Closing Date is subject to a Closing Date Mortgage. Each lease or sublease, as applicable, for each such Leasehold Property is in full force and effect and the Company has not received written notice of any material default by any party thereto that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

     C. Intellectual Property. The Company and its Subsidiaries own or have the valid right to use all material trademarks and material service marks, trade names, patents, copyrights, trade secrets and technology used in or necessary to conduct the Company’s and its Subsidiaries’ business (collectively, the “Intellectual Property”), free and clear of any and all Liens other than Permitted Liens. All registrations therefor that are material to the business of the Company and its Subsidiaries, taken as a whole, are in full force and effect and are valid and enforceable. The conduct of the Company’s and its Subsidiaries’ business as currently conducted, including, but not limited to, all products, processes or services, made, offered or sold by the Company and its Subsidiaries, does not infringe upon, violate, misappropriate or dilute any intellectual property of any third party, which infringement, violation, misappropriation or dilution would reasonably be expected to have a Material Adverse Effect. To the best of the Company’s and its Subsidiaries’ knowledge, no third party is infringing upon the Intellectual Property in any material respect. There is no pending or, to the Company’s and its Subsidiaries’ knowledge, threatened claim or litigation contesting the Company’s right to own or use any material Intellectual Property or the validity or enforceability thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.6	Litigation, Adverse Facts.

     There is no action, suit, proceeding, arbitration or governmental investigation (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity or before or by any Governmental Authority pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of the Company’s Subsidiaries or any property of the Company or any of the Company’s Subsidiaries that, either individually or in the aggregate together with all other such actions, proceedings and investigations, has had, or would reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of the Company’s Subsidiaries is (i) in violation of any Applicable Law that has had, or would reasonably be expected to have, a Material Ad-

verse Effect or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any Governmental Authority that has had, or would reasonably be expected to have, a Material Adverse Effect.

5.7	Payment of Taxes.

     Except to the extent permitted by subsection 6.3, all material tax returns and reports of the Company and the Company’s Subsidiaries required to be filed by any of them have been timely filed and are true, correct and complete in all material respects, and all material taxes, assessments, fees and other governmental charges upon the Company and the Company’s Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Neither the Company nor any of the Company’s Subsidiaries knows of any proposed tax assessment against the Company or any of the Company’s Subsidiaries other than those which (i) are being actively contested by the Company or such Subsidiary in good faith and by appropriate proceedings and for which reserves or other appropriate provisions, if any, as may be required in conformity with GAAP shall have been made or provided therefor or (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.8	Performance of Agreements; Materially Adverse Agreements.

     A. On and after the Closing Date and after giving effect to the Transactions, neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except, in each case, individually or in the aggregate, where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

     B. On and after the Closing Date and after giving effect to the Transactions, neither the Company nor any of its Subsidiaries is a party to or is otherwise subject to any agreement or instrument or any charter or other internal restriction which has had, or would reasonably be expected have, individually or in the aggregate, a Material Adverse Effect.

5.9	Governmental Regulation.

     Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding the Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10	Securities Activities.

     Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

5.11	ERISA.

     (a) Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect, (b) no termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which would reasonably be expected to have a Material Adverse Effect and (c) the present value of all accrued benefits under each Single Employer Plan (based on reasonable assumptions used to fund such Plans in accordance with the Requirement of Law) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, as determined in accordance with GAAP and the Requirement of Law, by an amount which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect.

5.12	Certain Fees.

     Except as otherwise disclosed in writing to the Administrative Agent, no broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and the Company hereby indemnifies the Agents and the Lenders against, and agrees that it will hold the Agents and the Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13	Environmental Matters.

     Except as set forth in Schedule 5.13, and except to the extent that any failure of clause (a) through (f) to be true and correct, in the aggregate, would not be reasonably expected to have a Material Adverse Effect:

          (a) The facilities and properties owned, leased or operated by the Company and the other Loan Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

          (b) The Properties and all operations of the Company and the other Loan Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last 5 years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Company and the other Loan Parties or any of their Subsidiaries (the “Business”).

          (c) Neither the Company, the other Loan Parties nor their Subsidiaries has received any written or actual notice of violation, alleged violation, non-compliance, liability, potential liability, or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, regarding environmental matters, Materials of Environmental Concern, or compliance with Environmental Laws with regard to any of the Properties, the Business, or sites at which the Business disposed of or is alleged to have disposed of waste. To the knowledge of the Company, the other Loan Parties and/or their Subsidiaries, no written or actual notice of violation, alleged violation, non-compliance, liability or potential liability or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, regarding environmental matters, Materials of Environmental Concern, or compliance with Environmental Laws has been received by predecessors of the Business or with regard to any formerly-owned or operated properties of the Business, or sites at which predecessors of the Business disposed of or are alleged to have disposed of waste. Neither the Company, the other Loan Parties nor any of their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

          (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law. To the knowledge of the Company, other Loan Parties and/or their Subsidiaries, no predecessor of the Business has filed any notice under any Environmental Law indicating past or present treatment of Materials of Environmental Concern.

          (e) Neither the Company, the other Loan Parties nor any of their Subsidiaries have knowledge or reason to believe that any judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law to which the Company, any other Loan Party, and/or their Subsidiaries are or will be named as a party with respect to the Properties, the Business, formerly owned or operated sites, or sites at which the Business or its predecessors disposed of, or are alleged to have disposed of waste, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties, the Business, formerly owned or operated sites, or sites at which the Business or its predecessors disposed of or are alleged to have disposed of waste.

          (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, and to the knowledge of the Company, other Loan Parties and/or their Subsidiaries, there has been no release or threat of release of Materials of Environmental Concern at or from formerly owned or operated sites, or at or from sites at which the Business or its predecessors disposed of or are alleged to have disposed of waste, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.14	Employee Matters.

     There is no strike or work stoppage in existence or, to the knowledge of the Company, threatened involving the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

5.15	Solvency.

     The Company and its Subsidiaries, taken as a whole, are, and, upon the incurrence of any Obligations by any Loan Party (including, without limitation, the making of the Loans, the delivery of the Guaranties and the Liens created by the Collateral Documents) on any date on which this representation is made, will be, Solvent.

5.16	Transaction Documents.

     A. Delivery of Transaction Documents. The Company has delivered to the Administrative Agent complete and correct copies of each material Transaction Document and of all exhibits and schedules thereto.

     B. Representations and Warranties. Except to the extent otherwise set forth herein or in the schedules hereto, each of the representations and warranties of any Loan Party made in any other Transaction Document, except to the extent qualified in the schedules to such Transaction Documents, was true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).

     C. Governmental Authorizations. On the Closing Date, all Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Transaction Documents or to consummate the Transactions have been obtained and are in full force and effect, except where the failure to obtain such authorizations, approvals or consents would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     D. Conditions and Consummation. On the Closing Date, (i) all of the conditions to the effectiveness of the Transactions set forth in the Transaction Documents have been duly satisfied (other than those conditions that are met by way of satisfaction of the Administrative Agent, the Agents, the Lenders or Requisite Lenders, as the case may be, as to which the Loan Parties make no representation) or, with the consent of the Requisite Lenders, waived, and (ii) each of the Transactions have been consummated in all material respects in accordance with the Transaction Documents and all Applicable Laws.

5.17	Disclosure.

     As of the Closing Date, the representations and warranties of the Company and its Subsidiaries contained in the Transaction Documents and the information contained in the other documents, certificates and written statements furnished to any of the Agents or the Lenders by or on behalf of the Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement or any other Transaction Document (other than the Projections), when taken together, do not contain any untrue statement of a material fact or omit to state a material fact (known to the Company or the applicable Subsidiary, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. There is no fact known to the Company (other than matters of a general economic nature) that has had, or would reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

5.18	Indebtedness.

     (i) Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Company and its Subsidiaries shall have no outstanding Indebtedness or preferred stock other than (a) the Loans and other extensions of credit under this Agreement, (b) existing Indebtedness (other than amounts repaid as part of the Transactions) listed on Schedule 7.1, (c) other Indebtedness permitted under subsection 7.1 and (d) the Preferred Stock;

     (ii) the Obligations constitute “Senior Indebtedness” under and as defined in the applicable Subordinated Debt Documents; and

     (iii) this Agreement together with the Second Lien Credit Agreement constitute the “Credit Agreement” as such term is defined in the Senior Subordinated Purchase Agreement.

SECTION 6.
AFFIRMATIVE COVENANTS

     The Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless the Requisite Lenders shall otherwise give prior written consent, the Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1	Financial Statements and Other Reports.

     The Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Company will deliver to the Administrative Agent (which will promptly forward copies of the same to each Lender):

          (i) Monthly Financials: as soon as available and in any event within thirty (30) days after each calendar month-end (other than the third month of any Fiscal Quarter) commencing with the calendar month ending March 31, 2004, the consolidated balance sheet as at the end of each month of the Company and its Subsidiaries, together with the related consolidated statements of income and cash flows of each for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth, in the case of statements of income only, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 6.1(xiii), all prepared in accordance with the GAAP and in reasonable detail and certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of each as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

          (ii) Quarterly Financials: as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the last Fiscal Quarter of any Fiscal Year) commencing with the Fiscal Quarter ending March 31, 2004, (a) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth, in the case of statements of income only, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 6.1(xiii), all prepared in accordance with GAAP and in reasonable detail and certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of each as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; and (b) a narrative report describing the operations of the Company and its Subsidiaries, in each case, taken as a whole, in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

          (iii) Year-End Financials: as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, (a) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and cash flows for such Fiscal Year, setting forth, in the case of statements of income only, in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the consolidated plan and financial forecast delivered pursuant to subsection 6.1(xiii) for the Fiscal Year covered by such financial statements, all prepared in accordance with the GAAP and in reasonable detail and certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of the entities covered thereby as at the dates indicated and the results of their operations and their cash flows for the periods indicated; (b) a narrative report describing the operations of the Company and its Subsidiaries, in each case, taken as a whole, in the form prepared for presentation to senior management for such Fiscal Year; and (c) a report thereon of independent certified public accountants of recognized national standing selected by the Company and reasonably satisfactory to the Administrative Agent, which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (iv) Officer’s and Compliance Certificates: together with each delivery of financial statements of the Company and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of the Company stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer did not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Default or Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in subsection 7.6;

          (v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3A(iii), the consolidated financial statements delivered pursuant to subdivisions (i), (ii), (iii) or (xiii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, consolidated financial statements for the current

Fiscal Year to the effective date of such change and (b) if reasonably requested by the Administrative Agent, together with each delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, with respect to the immediately preceding Fiscal Year prior to such change, a written statement of the chief accounting officer or chief financial officer of the Company setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change;

          (vi) Accountants’ Certification: together with each delivery of consolidated financial statements of the Company and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit has included a reading of the terms of this Agreement and the other Loan Documents as they relate to the covenants set forth in subsection 7.6 and accounting matters and (b) stating whether, in connection with their audit examination, any condition or event, insofar as such condition or event relates to the covenants set forth in subsection 7.6 or accounting matters, that constitutes a Default or Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of their audit examination;

          (vii) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all signed reports submitted to the Company by a national independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Company and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

          (viii) SEC Filings and Press Releases: within thirty (30) days after the filing of same, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses. if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries;

          (ix) Events of Default, etc.: reasonably promptly upon any officer of the Company obtaining knowledge (a) of any condition or event that constitutes a Default or an Event of Default, (b) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, or (c) of the occurrence of any event or change that has caused or evidences or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action the Company (or applicable Subsidiary) has taken, is taking and proposes to take with respect thereto;

          (x) Litigation or Other Proceedings: reasonably promptly upon any officer of the Company obtaining knowledge of (X) the institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), claims under any Environmental Laws, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries (collectively, “Proceedings”) not previously disclosed in writing by the Company to the Administrative Agent or (Y) any material development in any Proceeding that, in any case:

               (a) would reasonably be expected to have a Material Adverse Effect; or

               (b) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to the Company and reasonably requested by the Administrative Agent to enable the Lenders and their counsel to evaluate such matters;

          (xi) ERISA: as soon as reasonably practicable and in any event within thirty (30) days after the Company knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan, which would reasonably be expected to have a Material Adverse Effect; and

          (xii) [Intentionally Omitted];

          (xiii) Financial Plans: as soon as reasonably practicable and in any event no later than forty-five (45) days after the end of each Fiscal Year, a monthly consolidated plan and financial forecast for the next succeeding Fiscal Year, including without limitation (a) forecasted consolidated balance sheet and forecasted consolidated statements of income and consolidated statement of cash flows of the Company and its Subsidiaries for such Fiscal Year, together with a Compliance Certificate prepared on a Pro Forma Basis for such Fiscal Year and an explanation of the assumptions on which such forecasts are based and (b) such other information and projections as the Administrative Agent may reasonably request;

          (xiv) Insurance: as soon as reasonably practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Company and its Subsidiaries and all material insurance coverage planned to be maintained by the Company and its Subsidiaries in the immediately succeeding Fiscal Year;

          (xv) Environmental Audits and Reports: as soon as reasonably practicable following the reasonable request of the Administrative Agent, copies of all environmental audits and reports, whether prepared by personnel of the Company or any of its Subsidiaries or by independent consultants, Governmental Authorities, any other Persons, with respect to compliance or liability under applicable Environmental Law at any Property presently owned or operated by the Company or its Subsidiaries, or which relate to any claims or liabilities of the Company or its Subsidiaries under any applicable Environmental Law, which, in any such case, individually or in the aggregate, address issues which would reasonably be expected to result in a Material Adverse Effect;

          (xvi) Regulatory Notices: as soon as reasonably practicable, notification of any change in any law, rule or regulation relating to vehicle emissions testing or regulations or any other business of the Company and its Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

          (xvii) Contracts: promptly after any default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

          (xviii) Certain Events: within ninety (90) days after the end of each Fiscal Year of the Company, a certificate containing information regarding the amount of all Asset Dispositions, issuances of Indebtedness, and issuances of Capital Stock or other equity securities that were made during the prior Fiscal Year and amounts received in connection with any Recovery Event during the prior Fiscal Year, and

          (xix) Other Information: with reasonable promptness, such other information and data with respect to the Company or any of the Company’s Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or the Requisite Lenders.

6.2	Corporate Existence.

     Except as permitted under subsection 7.7, the Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to the business of the Company and its Subsidiaries (on a consolidated basis) or the Loan Parties, taken as a whole, except, in the case of Subsidiaries, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.3	Payment of Taxes and Claims; Tax Consolidation.

     A. The Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable which, if unpaid, would reasonably be expected to become a Lien (other than a Permitted Lien) upon any of its properties or assets; provided that no such tax, charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

     B. The Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated, combined or other similar income tax return with any Person (other than the Company and Subsidiaries of the Company).

6.4	Maintenance of Properties; Insurance.

     The Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and obsolescence excepted, all material properties used or useful in the business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds and with respect to liability customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses. Each such policy of casualty insurance covering damage to or loss of property constituting Collateral shall name the Collateral Agent for the benefit of the Lenders as mortgagee and as the loss payee thereunder for all losses, subject to application of proceeds as required by subsection 2.4B(iii)(d), each such policy of liability insurance coverage shall name the Administrative Agent as additional insured and all such policies of insurance shall provide for at least thirty (30) days’ prior written notice to the Collateral Agent of any material modification or cancellation of such policy.

6.5	Inspection; Lender Meeting.

     The Company shall, and shall cause each of its Subsidiaries to, permit the Administrative Agent and any authorized representatives designated by any Lender to visit and inspect any of the properties of the Company or any of the Company’s Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom (other than materials protected by the attorney-client privilege and materials which the Company or the applicable Subsidiary may not disclose without a confidentiality obligation binding upon it), and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable advance notice and at such reasonable times during normal business hours and as often as may be reasonably requested and, so long as no Event of Default shall have occurred or be continuing, upon reasonable prior written notice to the Company with, if elected by the Company, representatives of the Company present, with its independent certified public accountants. Without in any way limiting the foregoing, the Company will, upon the request of the Administrative Agent, participate in a meeting of (or in lieu thereof, a telephonic conference call among) the Administrative Agent and the Lenders at least once during each Fiscal Year (and will participate in such other meetings at such other times as the Company and the Administrative Agent may agree) to be held at the Com-

pany’s corporate offices (or such other location as may be agreed to by the Company and the Administrative Agent) at such time as may be agreed to by the Company and the Administrative Agent.

6.6	Compliance with Laws, etc.

     The Company shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which, individually or in the aggregate with other noncompliances, would reasonably be expected to have a Material Adverse Effect.

6.7	Environmental Laws.

     A. The Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with, and make commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and make commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

     B. The Company shall, and shall cause each of its Subsidiaries to, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and timely comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

     C. The Company shall, and shall cause each of its Subsidiaries to, defend, indemnify and hold harmless the Agents and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the Business, the Properties or the operations of the Company or any of its Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Obligations solely to the extent relating to periods prior to such repayment.

6.8	[Intentionally Omitted].

6.9	Execution of Guaranty and Collateral Documents by Future Domestic Subsidiaries.

     In the event that any Person becomes a Subsidiary of the Company (including, without limitation, any Subsidiary created in accordance with subsection 7.7(ii)), the Company will reasonably promptly notify the Administrative Agent of that fact and in the case of a Domestic Subsidiary, cause such Domestic Subsidiary within thirty (30) days after it becomes a Domestic Subsidiary to execute and deliver to the Administrative Agent and the Collateral Agent a counterpart of the Subsidiary Guaranty, and the Pledge Agreement and the Security Agreement, and to take all such further action and execute all such further documents and instruments as may be required to grant and perfect in favor of the Collateral Agent, for the benefit of the Lenders, a First Priority security interest in all of the real, mixed and personal property assets of such Subsidiary which would have constituted Collateral had such Person been a Domestic Subsidiary on the Closing Date. In addition, the Company shall pledge (if it is the direct owner of Capital Stock of such Subsidiary) or shall cause each of its applicable Domestic Subsidiaries to pledge (if any of such other Subsidiaries is the direct owner of Capital Stock of such Subsidiary, each such owner, whether the Company or any of its other Subsidiaries, the “Pledging Parent”) all of the Capital Stock of such Subsidiary (or 65% of such Capital Stock if such Subsidiary is a “first-tier” Foreign Subsidiary) to the Collateral Agent pursuant to the applicable Collateral Documents and to take all such further action and execute all such further documents and in-

struments as may be required to grant and perfect in favor of the Collateral Agent, for the benefit of the Lenders, a First Priority security interest in such Capital Stock. The Company shall deliver to the Administrative Agent, together with such Loan Documents, in the case of each such Subsidiary that is required to be a party to any Loan Document: (i) (a) certified copies of such Subsidiary’s Organizational Certificate together, if applicable, with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, formation or organization, as applicable, each to be dated a recent date prior to their delivery to the Administrative Agent, (b) a copy of such Subsidiary’s Organizational Documents, certified by its secretary or an assistant secretary (or Person holding an equivalent title or having equivalent duties and responsibilities) as of a recent date prior to their delivery to the Administrative Agent, (c) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (x) the incumbency and signatures of the officers of such Subsidiary executing such Guaranty, the Collateral Documents and the other Loan Documents to which such Subsidiary is a party and (y) the fact that the attached Organizational Authorizations of such Subsidiary authorizing the execution, delivery and performance of such Guaranty, such Collateral Documents and such other Loan Documents are in full force and effect and have not been modified or rescinded, and (ii) upon the reasonable request of the Collateral Agent, a favorable opinion of counsel to such Subsidiary, that is reasonably satisfactory to the Collateral Agent, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Guaranty, the Collateral Documents and any other Loan Documents to which it is a party, (c) the enforceability of such Guaranty and such Collateral Documents against such Subsidiary, (d) the validity and perfection of the security interests granted by such Subsidiary (and by the Pledging Parent of such Subsidiary in respect of the Capital Stock of such Subsidiary (including each “first tier” Foreign Subsidiary)) in favor of the Collateral Agent pursuant to the Collateral Documents and (e) such other matters as any Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Collateral Agent. In addition, the Company shall reasonably promptly deliver a supplement to Schedule 4.1Q to the Administrative Agent if any Subsidiary is created or acquired.

6.10	Interest Rate Protection.

     For a period of two years after the Closing Date, the Company shall maintain in effect one or more Interest Rate Agreements in form and substance reasonably satisfactory to the Administrative Agent with respect to interest on Indebtedness of the Company and its Subsidiaries such that an aggregate principal amount equal to at least 50% of the aggregate outstanding principal amount of Funded Debt of the Company and its Subsidiaries is either (x) fixed rate Indebtedness or (y) subject to such Interest Rate Agreements.

6.11	Further Assurances.

     At any time or from time to time upon the reasonable request of the Administrative Agent or the Collateral Agent, the Company will, at its expense, reasonably promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement, the Notes and the other Loan Documents. In furtherance and not in limitation of the foregoing, the Company shall take, and cause each of its Subsidiaries to take, such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, landlord’s consents and estoppels, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, title insurance with respect to any of the foregoing that relates to an interest in real property, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the Obligations are guarantied by the Guarantors and are secured by the Collateral.

6.12	Matters Relating to Additional and Closing Real Property Collateral.

     A. Notice of Property Acquisition. As promptly as practicable and in any event no later than thirty (30) days after the date of acquisition by any Loan Party of any fee interest in real property with a value in excess of $1,000,000, the Company shall deliver written notice to the Administrative Agent and the Collateral Agent of such acquisition.

     B. Additional Mortgages, Etc. From and after the Closing Date, in the event that (i) any Loan Party acquires any fee interest in any Real Property Asset with a value in excess of $1,000,000 or (ii) at the time any Per-

son becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in any Real Property Asset with a value in excess of $1,000,000 (any such Real Property Asset described in the foregoing clauses (i) or (ii), being an “Additional Mortgaged Property”), the Company or such Subsidiary Guarantor shall deliver to the Collateral Agent as soon as practicable after such Person acquires any other Additional Mortgaged Property:

          (i) Additional Mortgage and Assignment of Rents and Leases. A fully executed and notarized Mortgage (an “Additional Mortgage”) in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property;

          (ii) Opinions of Counsel. (a) A favorable opinion of counsel to such Loan Party, in form and substance, and from a counsel, reasonably satisfactory to the Collateral Agent and its counsel, as to the due authorization, execution and delivery by such Loan Party of such Additional Mortgage and the authorization and delivery of fixture filings and other financing statements and such other related matters as the Administrative Agent may reasonably request, and (b) if required by the Administrative Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in the state in which such Additional Real Property is located with respect to the enforceability of the Additional Mortgage to be recorded in such state and such other related matters (including without limitation any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral that constitutes fixtures) as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent;

          (iii) Title Insurance. (a) An ALTA standard form mortgagee title insurance policy or an unconditional commitment therefor (an “Additional Mortgage Policy”) issued by the Title Company with respect to such Additional Mortgaged Property, in an amount reasonably satisfactory to the Collateral Agent, insuring fee simple title to such Additional Mortgaged Property vested in such Loan Party and insuring the Collateral Agent that such Additional Mortgage creates a valid and enforceable First Priority mortgage Lien on such Additional Mortgaged Property, subject (unless a survey is delivered pursuant to clause (v) below) only to a standard survey exception limited to matters occurring after the date of the most recent survey, which Additional Mortgage Policy (1) shall include an endorsement for mechanics’ liens (or deletion of the pre-printed mechanics’ lien exception), for future advances under this Agreement and for any other matters reasonably requested by the Collateral Agent and (2) shall provide for affirmative insurance and such reinsurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent; and (b) evidence satisfactory to the Administrative Agent that such Loan Party has (i) delivered to the Title Company all reasonable certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records;

          (iv) Title Report. If no Additional Mortgage Policy is required with respect to such Additional Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than thirty (30) days prior to the date such Additional Mortgage is to be recorded and reasonably satisfactory in form and substance to the Collateral Agent;

          (v) Surveys. With respect to such Additional Mortgaged Property a survey and, for purposes of purchasing title insurance, evidence of the fair market value of such Property reasonably satisfactory to the Collateral Agent, which survey shall not be required to be certified to the Title Company, the Collateral Agent or the Lenders, so long as the Title Company removes the standard survey exception and inserts in lieu thereof, a reference to an existing survey and matters subsequent to the date thereof.

          (vi) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policy or title report delivered pursuant to clause (iii) or (iv) above;

          (vii) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a certificate from a nationally recognized flood search company, a letter from an insurance broker or a municipal engineer, or a notation on a survey of the Additional Mortgaged Property dated not more than three (3) years prior to the date of the Additional Mortgage issued by a licensed surveyor in the jurisdiction in which the Additional Mortgaged Property is located as to (1) whether such Additional Mortgaged Property is a Flood Hazard Property and (2) if so, whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if such Additional Mortgaged Property is a Flood Hazard Property, such Loan Party’s written acknowledgment of receipt of written notification from the Collateral Agent (1) that such Additional Mortgaged Property is a Flood Hazard Property and (2) as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event such Additional Mortgaged Property is a Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, evidence that the Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

          (viii) Environmental Audit. Reports and other information, in form, scope and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and prepared by environmental consultants reasonably satisfactory to the Administrative Agent and the Collateral Agent, concerning any environmental hazards or liabilities to which the Company or any of its Subsidiaries may be subject with respect to such Additional Mortgaged Property;

provided that, notwithstanding anything to the contrary contained in this subsection 6.12B, neither the Company nor any of its Subsidiaries shall be required to deliver any of the items (other than an Additional Mortgage and Additional Mortgage Policy) set forth in this subsection 6.12B with respect to (x) any property to the extent that the Administrative Agent or the Collateral Agent has waived delivery of such items (which waiver the Administrative Agent or Collateral Agent may grant or withhold in its sole discretion), and (y) any property owned or leased by any Foreign Subsidiary of the Company that is not required to be a Subsidiary Guarantor.

6.13	Cash Concentration and Lockbox System.

     The Company shall at all times maintain and cause its Subsidiaries to maintain the lockbox and cash management system described on Schedule 6.13 and reasonably satisfactory to the Administrative Agent; provided, however, that upon the occurrence and during the continuation of a Default or Event of Default, (i) the Administrative Agent shall have the right to direct the Collateral Agent to establish sole dominion and control for the benefit of the Secured Parties over the deposit, concentration and other accounts of the Company and its Subsidiaries, (ii) the Company shall and shall cause its Subsidiaries to afford the Collateral Agent with such sole dominion and control, and (iii) the balances in such account may be applied toward payment of the Obligations in accordance with the provisions hereof and the Intercreditor Agreement.

6.14	Credit Rating.

     The Company shall at all times use their commercially reasonable efforts to cause a credit rating by S&P and by Moody’s to be maintained with respect to the Loans.

6.15	Post-Closing Covenant.

     The Company shall take all such actions required to deliver and/or execute the certificates or documents set forth on Schedule 6.15 within the time frames specified on Schedule 6.15.

SECTION 7.
NEGATIVE COVENANTS

     The Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Let-

ters of Credit, unless the Requisite Lenders shall otherwise give prior written consent, the Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1	Indebtedness.

     The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (i) Each of the Loan Parties may become and remain liable with respect to its respective Obligations;

          (ii) The Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension (but including accrued but unpaid interest to be capitalized in the principal thereof and fees and expenses incurred in connection therewith);

          (iii) (A) The Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Guaranty Obligations (other than Guaranty Obligations permitted pursuant to subsection 7.1(i), subsection 7.1(vii) and subsection 7.1(ix)) in an aggregate amount not to exceed $5,000,000 at any time outstanding; and (B) the Company may become and remain liable with respect to Indebtedness in respect of Guaranty Obligations of obligations of Subsidiaries in an aggregate amount not to exceed $7,500,000 at any time outstanding;

          (iv) The Company and its Subsidiaries may become and remain liable with respect to Indebtedness of the Company and its Subsidiaries incurred after the Closing Date consisting of Capital Leases or other purchase money Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset (or to finance such purchase price within ninety (90) days of such acquisition) provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of improvement or construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing (including accrued but unpaid interest to be capitalized in the principal thereof and fees and expenses incurred in connection therewith); and (iii) the total amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;

          (v) The Company and its Subsidiaries may become and remain liable with respect to any unsecured intercompany Indebtedness among the Loan Parties, provided that any such Indebtedness owed by any Loan Party shall be fully subordinated to the Obligations hereunder on terms reasonably satisfactory to the Administrative Agent and notes evidencing any such material Indebtedness owed to any Loan Party shall be pledged to the Collateral Agent on behalf of the Lenders to secure the Obligations;

          (vi) The Company and its Subsidiaries may become and remain liable with respect to Indebtedness under Hedge Agreements required under subsection 6.10 and other Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

          (vii) The Company and its Subsidiaries may become and remain liable with respect to any Subordinated Debt and any Guaranty Obligations in connection with such Subordinated Debt, including without limitation any Take-Out Financing that is used to redeem or otherwise repurchase Preferred Stock; provided that if such Take-Out Financing is used to redeem or otherwise repurchase Preferred Stock then the Leverage Ratio shall be less than 4.0:1.0 on a Pro Forma Basis after giving effect to the incurrence of such Take-Out Financing;

          (viii) The Company and its Subsidiaries may become and remain liable with respect to Indebtedness and obligations of Loan Parties owing under documentary letters of credit for the purchase of goods or other merchandise (but not under standby, direct pay or other letters of credit except for the Letters of Credit hereunder) generally;

          (ix) The Company and its Subsidiaries may become and remain liable with respect to Indebtedness owed under the Second Lien Credit Agreement in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;

          (x) The Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $7,500,000 at any time outstanding; and

          (xi) The Company and its Subsidiaries may become and remain liable with respect to Indebtedness of any Person or the property or assets of any Person acquired by the Company or any of its Subsidiaries in connection with any transaction permitted under subsection 7.7(ii) so long as such Indebtedness was in existence at the time of such transaction and was not incurred in contemplation of such transaction.

7.2	Liens.

     The Company will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

7.3	Investments.

     The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person except for Permitted Investments.

7.4	Nature of Business.

     The Company will not, nor will it permit any Subsidiary to, alter the character of its primary business and businesses related or ancillary thereto in any material respect from that conducted as of the Closing Date.

7.5	Restricted Payments.

     The Company will not, nor will it permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person or the common stock of such Person; (b) to make dividends or other distributions payable to any Loan Party (directly or indirectly through Subsidiaries); (c) as permitted by subsection 7.10; and (d) provided that no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof, the Company may:

          (i) (A) make regularly scheduled or mandatory cash payments in respect of interest (including any additional interest under any exchange and registration rights agreements and any interest on the Subordinated Notes and/or Exchange Notes or portion thereof which has been (or may in the future be) deferred and is (or may be) evidenced by additional Subordinated Notes or Exchange Notes) owing on the Subordinated Debt, (B) pay deferred interest (or redeem or otherwise repay any interest on the Subordinated Notes and/or Exchange Notes or portion thereof that has been deferred and is evidenced by additional Subordinated Notes and/or Exchange Notes) on the Subordinated Notes and/or Exchange Notes with Consolidated Excess Cash Flow not required to prepay the Loans hereunder, (C) redeem, repay, prepay or otherwise retire any Subordinated Debt with the proceeds of other Subordinated Debt permitted hereunder or with the proceeds of any Equity Issuances, in each case, to the extent such proceeds are not required to prepay Loans hereunder, (D) make interest payments on the Subordinated Debt in-kind and (E) on or before January 1, 2005, make non-required cash interest payments on the Subordinated Notes; provided, that the Total Utilization of Revolving Loan Commitments shall not exceed the Revolving Loan Commitments then in effect less $15,000,000;

          (ii) redeem Preferred Stock with the proceeds of other Subordinated Debt permitted hereunder and the proceeds of Equity Issuances, in each case, to the extent such proceeds are not required to prepay Loans hereunder;

          (iii) repurchase stock and options of management in an aggregate amount not to exceed $2,000,000 during the term of this Agreement;

          (iv) (A) pay Trimaran Fund II, L.L.C. and Albion Alliance Mezzanine Fund, L.P. (or their Affiliates or designees) a monitoring fee in an annual aggregate amount not to exceed $300,000 payable in quarterly installments in each Fiscal Year, provided that such quarterly installments may be accrued, but not paid in cash, if a Default or an Event of Default has occurred and is continuing; and (B) so long as the Total Utilization of Revolving Loan Commitments shall not exceed the Revolving Loan Commitments then in effect less $35,000,000 after giving effect to any such payment, pay one or more Permitted Holders (or their Affiliates or designees) the following amounts in cash:

               (x) if the Leverage Ratio as of the end of the most recently ended Fiscal Quarter was greater than or equal to 3.0:1.0, an amount which, when added to all other amounts paid pursuant to subsection 7.5(iv)(B) during such Fiscal Year in which such payment is made, shall not exceed $750,000 (provided, however that up to $1,250,000 may be expensed for such purposes during any such Fiscal Year); or

               (y) if the Leverage Ratio as of the end of the most recently ended Fiscal Quarter was less than 3.0:1.0, an amount which, when added to all other amounts paid pursuant to subsection 7.5(iv)(B) during such Fiscal Year in which such payment is made (including any amounts paid in accordance with the provisions of clause (x) above), shall not exceed the sum of (A) $1,250,000 plus (B) the amount of any accrued but unpaid fees earned during any prior Fiscal Year (including for the period prior to the Closing Date) but not paid as a result of the provisions of this subsection 7.5(iv)(B); provided, further that no such payment shall be made if the Leverage Ratio of the Company on a Pro Forma Basis after giving effect to any such payment would exceed 3.0:1.0 at such time. It is agreed that any accrued but unpaid fees will be junior and subordinate in all respects to the Obligations and will be evidenced by a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

          (v) to redeem a portion of the Subordinated Notes on the Closing Date in an aggregate principal amount up to $25,000,000 and to pay related fees and expenses associated therewith; and

          (vi) pay dividends in respect of Preferred Stock in an aggregate amount not to exceed the then current amounts owing pursuant to the Stockholders Agreement, the applicable Certificate of Designation and, in the case of the Series A Preferred Stock, the Exchange and Registration Rights Agreement as in effect on the Closing Date with respect to the shares of such series of Preferred Stock, provided, however, that no such payments shall be made unless after giving effect thereto, (A) the Leverage Ratio of the Company would be less than 3.5:1.0 (determined on a Pro Forma Basis as of the end of the most recent Fiscal Quarter for which a Compliance Certificate is delivered) and (B) the Total Utilization of Revolving Loan Commitments shall not exceed the Revolving Loan Commitments then in effect less $15,000,000.

7.6	Financial Covenants.

     A. Leverage Ratio. The Leverage Ratio, as of the last day of each Fiscal Quarter of the Company and its Subsidiaries indicated below, shall be less than or equal to the following:

Fiscal Quarter	Ratio
June 30, 2004	6.95:1.0
September 30, 2004	6.95:1.0
December 31, 2004	6.75:1.0
March 31, 2005	6.50:1.0
June 30, 2005	6.00:1.0
September 30, 2005	6.00:1.0
December 31, 2005	5.75:1.0
March 31, 2006	5.75:1.0
June 30, 2006	5.75:1.0
September 30, 2006 and the last day of each Fiscal Quarter ending thereafter	5.50:1.0

     B. Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each Fiscal Quarter of the Company and its Subsidiaries indicated below, shall be greater than or equal to the following:

Fiscal Quarter	Ratio
June 30, 2004	1.00:1.0
September 30, 2004	1.00:1.0
December 31, 2004	1.10:1.0
March 31, 2005	1.10:1.0
June 30, 2005	1.10:1.0
September 30, 2005	1.10:1.0
December 31, 2005	1.10:1.0
March 31, 2006	1.05:1.0
June 30, 2006	1.05:1.0
September 30, 2006	1.05:1.0
December 31, 2006	1.05:1.0
March 31, 2007	1.05:1.0
June 30, 2007	1.05:1.0
September 30, 2007 and the last day of each Fiscal Quarter ending thereafter	1.00:1.0

     C. Interest Coverage Ratio. The Interest Coverage Ratio, as of the last day of each Fiscal Quarter of the Company and its Subsidiaries indicated below, shall be greater than or equal to the following:

Fiscal Quarter	Ratio
June 30, 2004	1.40:1.0
September 30, 2004	1.45:1.0
December 31, 2004	1.45:1.0
March 31, 2005	1.50:1.0
June 30, 2005	1.60:1.0
September 30, 2005	1.65:1.0
December 31, 2005	1.65:1.0
March 31, 2006	1.65:1.0
June 30, 2006 and the last day of each Fiscal Quarter ending thereafter	1.70:1.0

     D. Consolidated Capital Expenditures. Consolidated Capital Expenditures as of the end of any Fiscal Year of the Company and its Subsidiaries for the Fiscal Years indicated below, shall be less than or equal to the following:

Consolidated Capital
Fiscal Year	Expenditures
2004	$15,000,000
2005	$16,500,000
2006	$15,000,000
2007	$15,000,000

; provided, however, that (i) up to fifty percent (50%) of the amount referred to above that is not so expended in the Fiscal Year for which it is permitted may be carried over for expenditure in the next succeeding Fiscal Year and (ii) Consolidated Capital Expenditures made pursuant to this subsection 7.6D during any Fiscal Year shall be deemed made, first, in respect of amounts permitted for such Fiscal fear as provided above and, second, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (i) above.

7.7	Restriction on Fundamental Changes; Asset Dispositions.

The Company will not, nor will it permit any Subsidiary to,

          (i) enter into any transaction of merger or consolidation or dissolve, liquidate (or suffer any liquidation or dissolution) or wind up its affairs, sell, transfer, convey, lease, sublease or otherwise dispose of its property or assets, whether now owned or hereafter acquired, or agree to do so at a future time, except the following, without duplication, shall be expressly permitted:

               (a) Specified Sales;

               (b) the sale, transfer, lease or other disposition of property or assets (A) to an unrelated party not in the ordinary course of business (other than Specified Sales), (B) where and to the extent that they are the result of a Recovery Event or (C) so long as such amounts do not exceed $3,500,000 in the aggregate annually, the sale, lease, transfer or other disposition of machinery, parts and equipment that are obsolete, worn out, uneconomic or surplus or otherwise no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, as appropriate, in its reasonable discretion, in each case so long as the net proceeds therefrom are used or committed in writing to be used within two hundred-seventy (270) days of the receipt of such amounts to repair or replace damaged property or to purchase or otherwise acquire new assets or property or to repay the Loans as set forth in subsection 2.4B(iii)(a) and (d);

               (c) the sale, lease or transfer of property or assets to (A) the Company or any Guarantor or (B) if by a Subsidiary which is not a Guarantor, to any other Subsidiary which is not a Guarantor;

               (d) the sale, lease or transfer of property or assets not to exceed $5,000,000 in the aggregate in any Fiscal Year and $15,000,000 in the aggregate during the term of this Agreement so long as the net proceeds therefrom are used or committed in writing to be used within two hundred-seventy (270) days of the receipt of such amounts to repair or replace damaged property or to purchase or otherwise acquire new assets or property or to repay the Loans as set forth in subsection 2.4B(iii)(a);

               (e) any Subsidiary that owns no property or assets (other than to a de minimis extent) may dissolve, liquidate or wind up its affairs;

provided, that, in the case of a sale, lease or transfer pursuant to subsection 7.7(i)(b)(A) and subsection 7.7(i)(d), at least 80% of the consideration received therefor by the Company or any such Subsidiary is in the form of cash or Cash Equivalents; provided, further, that, with respect to sales of assets permitted hereunder only, the Administrative Agent shall be entitled, without the consent of the Requisite Lenders, to release its Liens relating to the particular assets sold.

To the extent the Requisite Lenders or the Lenders, as applicable, waive the provisions of this subsection 7.7(i) with respect to the sale or other disposition of any Collateral, or any Collateral is sold or disposed of as permitted by this subsection 7.7(i) or subsection 7.8, such Collateral in each case shall be sold or otherwise disposed of free and clear of the Liens created by the Collateral Documents and the Administrative Agent and the Collateral Agent shall take such actions as are appropriate in connection therewith.

          (ii) (a) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) provided that so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may acquire all or a majority of the Capital Stock or other ownership interest in any Person (in a similar or related line of business, the board of directors of which shall not have rejected initially or thereafter such acquisition and which shall have had earnings before interest, taxes, depreciation and amortization for the prior four Fiscal Quarters in an amount greater than $0) or all or a substantial portion of the assets, property and/or operations of any Person (in a similar or related line of business, the board of directors of which shall not have rejected initially or thereafter such acquisition and which shall have had earnings before interest, taxes, depreciation and amortization for the prior four Fiscal Quarters in an amount greater than $0) in an aggregate amount not to exceed $15,000,000 in any Fiscal Year or $50,000,000 in the aggregate during the term of this Agreement; provided, however that (A) after giving effect to any such acquisition on a pro forma basis, the Leverage Ratio must be at least .25 lower than the maximum Leverage Ratio permitted under subsection 7.6(a) as of the end of the next Fiscal Quarter and (B) there shall be not less than $15,000,000 of availability under subsection 2.1A(ii); or

          (b) enter into any transaction of merger or consolidation, except for (A) Investments or acquisitions permitted pursuant to subsection 7.7 and (B) the merger or consolidation of a Loan Party with and into another Loan Party, provided that if the Company is a party thereto, the Company will be the surviving corporation.

7.8	Sales and Lease-Backs.

     The Company will not, nor will it permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired in excess of $2,000,000 in the aggregate on an annual basis, which the Company or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not the Company or any Subsidiary; provided that a sale leaseback transaction occurring within ninety (90) days of the purchase thereof by the Company or any of its Subsidiaries, as applicable, pursuant to (a) a Capital Lease shall be permitted hereunder to the extent that such Capital Lease would be permitted under subsection 7.1(iv) and (b) operating lease shall be permitted hereunder; provided, further that the Net Cash Proceeds resulting from each of the foregoing shall be applied in accordance with subsection 2.4B(iii)(a).

7.9	Sale or Discount of Receivables.

     The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable, other than sales in an aggregate amount not to exceed $5,000,000 during the term of this Agreement.

7.10	Transactions with Shareholders and Affiliates.

     Except (a) those transactions contemplated by the agreements set forth on Schedule 7.10 (as such agreements may be amended or replaced from time to time in a manner that is not adverse to the Lenders in any material respect), (b) as permitted in subsection (iv) of the definition of Permitted Investments or in subsection 7.5, and (c) transactions otherwise permitted hereunder (including without limitation under subsection 7.5 and subsection 7.13), or among the Company and any Guarantors or among Guarantors, the Company will not, nor will it permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terns and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate.

7.11	Ownership of Subsidiary Stock.

     The Company will not, nor will it permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Domestic Subsidiaries which are joined as additional Loan Parties in accordance with the terms hereof. The Company will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of its Subsidiaries, nor will it permit any of its Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except in a transaction permitted by subsection 7.7.

7.12	Limitation on Restricted Actions.

     The Company will not, nor will it permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) sell, lease or transfer any of its properties or assets to any Loan

Party, or (e) act as a Guarantor and pledge its assets pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a) through (d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) Applicable Law, (iii) any document or instrument governing Indebtedness incurred pursuant to subsection 7.1(iv), (vii) and (xi), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or property subject to such Permitted Lien, (v) any instrument governing Indebtedness acquired in connection with a Permitted Acquisition, so long as such Indebtedness was not incurred in contemplation of such acquisition, (vi) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (vii) customary restrictions pursuant to an agreement that has been entered into for the sale, transfer, lease or other disposition permitted under this Agreement so long as such restrictions apply only to the property or assets subject to such agreement, and (viii) the Subordinated Debt Documents and the Second Lien Credit Agreement.

7.13	Modifications of Indebtedness, etc.

     A. Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of the Subordinated Debt Documents or the Second Lien Credit Agreement, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period or threshold related thereto), change the redemption, prepayment or defeasance provisions thereof (other than (i) to reduce any premium payable or (ii) to provide for or increase any prepayment premium in exchange for a decrease in the applicable interest rate thereon), change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or trustee or other representative on their behalf) which would be adverse to the Company, any of its Subsidiaries or the Lenders.

     B. Preferred Stock. (i) Neither the Company nor any Subsidiary of the Company shall amend, restate, supplement or otherwise modify its Organizational Certificate if the effect of such amendment, restatement, supplement or modification is to provide for the issuance of any preferred stock of the Company other than the Preferred Stock.

     (ii) The Company shall not, and shall not permit any of its Subsidiaries to amend or otherwise change the terms of the Preferred Stock or the certificate of designations related thereto in a manner which would be adverse to the Company, any of its Subsidiaries or the Lenders (it being understood that any amendment or waiver to the change of control provisions under such documents shall not be construed as adverse to the Company, any of its Subsidiaries or the Lenders).

7.14	No Further Negative Pledges.

     The Company will not, nor will it permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Loan Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to subsection 7.1(iv), (vii) and (xi); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (d) any instrument governing Indebtedness acquired in an acquisition permitted under subsection 7.7(ii) so long as such Indebtedness was not incurred in contemplation of such acquisition, (e) customary nonassignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (f) customary restrictions pursuant to an agreement that has been entered into for the sale, transfer, lease or other dispo-

sition permitted under this Agreement so long as such restrictions apply only to the property or assets subject to such agreement and (g) the Subordinated Debt Documents and the Second Lien Credit Agreement.

7.15	Fiscal Year; Organizational Documents; Material Contracts.

     Neither the Company nor any of its Subsidiaries shall change its Fiscal Year-end from December 31. The Company will not, nor will it permit any Subsidiary to, amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in a manner adverse in any material respect to the rights and interests of the Lenders under the Credit Documents without the prior written consent of the Requisite Lenders or the Administrative Agent on behalf of the Requisite Lenders. The Company will not, nor will it permit any of its Subsidiaries to, without the prior written consent of the Administrative Agent, amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts, except in the event that such amendments, modifications, cancellations or terminations would not reasonably be expected to have a Material Adverse Effect at the time such amendments, modifications, cancellations or terminations are made.

SECTION 8.
EVENTS OF DEFAULT

     If any of the following conditions or events (“Events of Default”) shall occur:

8.1	Failure To Make Payments When Due.

     Failure by the Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise, failure by the Company to pay when due any amount payable to an Issuing Bank in reimbursement of any drawing honored or payment made under a Letter of Credit; or failure by the Company to pay any interest on any Loan or any fee or any other amount due under this Agreement or any other Loan Document within three (3) Business Days after the date due.

8.2	Default in Other Agreements.

     (i) Failure of the Company or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 8.1) in a principal amount outstanding of $5,000,000 or more or (b) any Guaranty Obligation in a principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by the Company or any of its Subsidiaries with respect to any other term of (a) any evidence of any Indebtedness in a principal amount of $5,000,000 or more or any Guaranty Obligation in a principal amount of $5,000,000 or more or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Guaranty Obligation(s), or the occurrence of any other event, condition or circumstance in respect of any such Indebtedness or Guaranty Obligations if in any case under this clause (ii) the effect of such breach or default or event, condition or circumstance is to cause, or to permit the holder or holders of that Indebtedness or Guaranty Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Guaranty Obligation(s) to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise).

8.3	Breach of Certain Covenants.

     (i) Failure of any Loan Party to perform or comply with any term or condition contained in subsection 2.4, 6.1(ix), 6.2, 6.15, or Section 7 of this Agreement; or (ii) failure of any Loan Party to perform or comply with any other term or condition contained in this Agreement or any other Loan Document, and, in the case of this clause (ii) only, such default shall not have been remedied or waived within thirty (30) Business Days after the earlier to occur of (A) any Responsible Officer becoming aware of such failure to perform or comply and (B) notice by the Administrative Agent to the Company thereof.

8.4	Breach of Warranty.

     Any representation, warranty, certification or other statement made by the Company or any other Loan Party in any Loan Document or in any statement or certificate at any time given by the Company or any other Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made.

8.5	[Intentionally Omitted].

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.

     (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days unless dismissed, bonded or discharged.

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.

     (i) The Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of the Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii).

8.8	Judgments and Attachments.

     Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) Business Days (or in any event later than five days prior to the date of any proposed sale thereunder).

8.9	Dissolution.

     Any order, judgment or decree shall be entered against the Company or any of its Subsidiaries decreeing the dissolution or split up of the Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days.

8.10	Employee Benefit Plans.

     (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC may reasonably be expected to arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company, any of its Subsidiaries or any Commonly Controlled Entity shall, or is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, individually or together with all other such events or conditions, if any, could have a Material Adverse Effect.

8.11	Change in Control.

There shall occur a Change of Control.

8.12	Invalidity of Guaranties.

     At any time after the execution and delivery thereof, any Guaranty of the Obligations of the Company for any reason, other than the satisfaction in full of all Obligations (or any other termination thereof in accordance with the terms hereof or thereof) shall cease to be in full force and effect or be declared null and void, or any Loan Party shall deny in writing that it has any further liability, including without limitation with respect to future advances by the Lenders, under any Loan Document to which it is a party.

8.13	Failure of Security.

     Any Collateral Document shall, at any time, cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or the validity or enforceability thereof shall be contested in writing by any Loan Party, or the Collateral Agent shall not have or shall cease to have a valid security interest in any Collateral purported to be covered thereby, perfected and with at least the priority required by the relevant Collateral Document, in each case in excess of a period of five (5) Business Days and for any reason other than the failure of the Collateral Agent, the Administrative Agent or any Lender to take any action within its control, subject only to Liens permitted under the applicable Collateral Documents and the Permitted Liens.

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit) and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and the obligation of each Lender to make any Loan, and of the Issuing Bank to issue any Letter of Credit shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent shall, upon the written request of the Requisite Lenders, by written notice to the Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan and of the Issuing Bank to issue any Letter of Credit shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of the Lenders under subsection 3.3C(i).

     Any amounts described in clause (i)(b) above, when received by the Administrative Agent or the Collateral Agent, shall be held by the Collateral Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

     Notwithstanding anything contained in the second preceding paragraph, if at any time within sixty (60) days after an acceleration of the Loans pursuant to such paragraph the Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Defaults and Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.5, then the Requisite Lenders, by written notice to the Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Default or Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders and are not intended to benefit the Company and do not grant the Company the right to require the Lenders to rescind or annul any acceleration hereunder or preclude the Agents or the Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

SECTION 9.
AGENTS

9.1	Appointment.

     A. Appointment Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints CSFB as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes CSFB, in such capacities, to take such actions on its behalf and to exercise such powers as are delegated to CSFB in such capacities by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In addition, each of the Lenders and the Issuing Bank hereby irrevocably appoints WCM and LCPI as Co-Syndication Agents hereunder. The Co-Syndication Agents, each in its capacity as such, shall have no duties, obligations or liabilities of any kind hereunder. Each Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries. The provisions of this Section are solely for the benefit of the Agents, the Lenders and the Issuing Bank and the Company shall not have rights as a third party beneficiary of any of such provisions.

     B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future law of any jurisdiction the Administrative Agent or the Collateral Agent may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Administrative Agent or the Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

     In the event that the Administrative Agent or the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent or the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Admin-

istrative Agent or the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsection 10.2 that refer to the Administrative Agent or the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent or the Collateral Agent shall be deemed to be references to the Administrative Agent or the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

     Should any instrument in writing from the Company or any other Loan Party be reasonably required by any Supplemental Collateral Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments reasonably promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

9.2	Rights as a Lender.

     The Persons serving as the Agents hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Agents hereunder in their individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Persons were not Agents hereunder and without any duty to account therefor to the Lenders.

9.3	Exculpatory Provisions.

     The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agents are required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the relevant Lenders as shall be necessary under the circumstances as provided in subsection 10.5); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, and (iii) shall not, except as expressly set forth herein and in the other Loan Documents have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the person serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in subsection 10.5) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice thereof is given to such Agent by the Company, a Lender or the Issuing Bank. The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.4	Reliance by the Agents.

     The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, post-

ing or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of such Loan or issuance of such Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agents may presume that such condition is satisfactory to such Lender unless the Agents shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or issuance of such Letter of Credit. The Agents may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5	Delegation of Duties.

     Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of subsection 9.3 shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

9.6	Resignation of Administrative Agent and/or Collateral Agent; Successor Swing Line Lender.

     A. Resignation of the Administrative Agent. The Administrative Agent and/or Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Company. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Company, to appoint a successor Administrative Agent and/or Collateral Agent, as applicable, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent and/or Collateral Agent as the case may be, gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent and/or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent and/or Collateral Agent, as applicable, shall notify the Company and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent and/or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent and/or Collateral Agent, as applicable, shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Requisite Lenders appoint a successor Administrative Agent and/or Collateral Agent, as applicable, as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent and/or Collateral Agent, as applicable hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and/or Collateral Agent, as applicable, and the retiring Administrative Agent and/or Collateral Agent, as applicable shall be discharged from all of its duties and obligations hereunder or under the Loan Documents. The fees payable by the Company to a successor Administrative Agent and/or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s and/or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and subsection 10.2 shall continue in effect for the benefit of such retiring Administrative Agent and/or Collateral Agent, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent and/or Collateral Agent, as applicable was acting in such capacity.

     B. Successor Swing Line Lender. Any resignation of the Administrative Agent pursuant to subsection 9.6A shall also constitute the resignation of CSFB or its successor as the Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.6A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) the Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender the Swing Line

Note held by it to the Company for cancellation, and (iii) the Company shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.7	Collateral Documents.

     Each Lender hereby further authorizes the Collateral Agent to enter into each Collateral Document as secured party on behalf of and for the benefit of the Lenders and the other beneficiaries named therein and agrees to be bound by the terms of each Collateral Document; provided that the Collateral Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in any Collateral Document without the prior consent of the Requisite Lenders (or, if required pursuant to subsection 10.5, all the Lenders); provided further, however, that, without further written consent or authorization from any Lender, the Collateral Agent may execute any documents or instruments necessary to effect the release of any asset constituting Collateral from the Lien of the applicable Collateral Document in the event that such asset is sold or otherwise disposed of in a transaction effected in accordance with subsection 7.7 or to the extent otherwise required by any Collateral Document. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Lender agrees that no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document (including without limitation through the exercise of a right of set-off against call deposits of such Lender in which any funds on deposit in the Collateral Account may from time to time be invested), it being understood and agreed that all rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders and the other beneficiaries named therein in accordance with the terms thereof.

9.8	Non-Reliance on Agents and Other Lenders.

     Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.
MISCELLANEOUS

10.1	Assignments and Participations in Loans.

     A. Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection 10.1B, (ii) by way of participation in accordance with the provisions of subsection 10.1D or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection 10.1F (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection 10.11) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     B. Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Letters of Credit at the time owing to it); provided that

      (i) except in the case of an assignment of the entire remaining amount of the assuming Lender’s Commitment, Loans and Letters of Credit at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment, Loans or Letters of Credit subject to each such assignment (determined as of the date of the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consent (each such consent not to be unreasonably withheld or delayed and such approval to be deemed to have been given if a response is not received within five Business Days from the date on which request for approval was received by the applicable Person);

      (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments, Loans or Letters of Credit assigned;

      (iii) any assignment of a Revolving Loan Commitment must be approved by the Administrative Agent and the Issuing Bank (not to be unreasonably withheld or delayed); and

      (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 in the case of assignments not made using an electronic settlement system (with only one such fee to be payable in connection with concurrent assignments of Approved Funds and/or Affiliates of Lenders that are Related Parties), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and if required, applicable tax forms.

     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection 10.1 C, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of subsections 2.7 and 10.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1 D.

     C. The Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in New York City a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice.

     D. Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that

      (i) such Lender’s obligations under this Agreement shall remain unchanged,

      (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and

      (iii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any action (i) effecting the extension of the final maturity of the Loan allocated to such participation, (ii) effecting a reduction of the principal amount of or the rate of interest payable on any Loan or any fee allocated to such participation, (iii) releasing all or substantially all of the Collateral, or (iv) releasing all or substantially all of the Guarantors from their obligations under the Guaranties, and all amounts payable by the Company hereunder. Subject to subsection 10.1E, the Company agrees that each Participant shall be entitled to the benefits of subsection 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1 B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.3 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.4 as though it were a Lender.

     E. Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under subsection 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7E unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with the provisions of subsection 2.7E as though it were a Lender.

     F. Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this subsection 10.1, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

     G. SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 10.1, any SPV may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Company and Administrative

Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This subsection 10.1 may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, no SPV shall be entitled to any greater rights under subsection 2.7E than its Granting Lender would have been entitled to absent the use of such SPV.

10.2	Expenses; Indemnity; Damage Waiver.

     A. Costs and Expenses. The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and Collateral Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this subsection 10.2.A, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

     B. Indemnification by the Company. The Company shall indemnify each Agent (and any sub-Agent thereof), each Lender and the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictiv comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (including any claim under any Environmental Laws); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Parties.

     C. Reimbursement by the Lenders. To the extent that the Company fails to pay any amount required under subsection 10.2A or 10.2B to be paid by it to any Agent (or any sub-Agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-Agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-Agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-Agent) or the Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection 10.1C are subject to the provisions of subsection 10.12.

     D. Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any. theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection 10.2B above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

     E. Payments. All amounts due under this subsection 10.2 shall be payable promptly after demand therefor.

10.3	Right of Set-Off; Security Interest in Deposit Accounts.

     Without limitation of any other rights of the Agents, Lenders or the Issuing Bank, if an Event of Default shall have occurred and be continuing, each Agent, Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Agent, Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Loan Document to such Agent, Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Agent, Lender, the Issuing Bank and their respective Affiliates under this subsection 10.3 are in addition to other rights and remedies (including other rights of setoff) which such Agent, Lender, the Issuing Bank or their respective Affiliates may have. Each Agent, Lender and the Issuing Bank agrees promptly to notify in writing the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.4	Sharing of Payments by Lenders.

     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, to the end that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

10.5	Amendments and Waivers.

     A. Amendment and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by the Company or any other Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which:

      (a) reduces or forgives the principal amount of any of the Loans;

      (b) reduces the percentage specified in the definition of the “Requisite Lenders” (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the definition of the “Requisite Lenders” on substantially the same basis as the Term Loans and Revolving Loan Commitments are included on the Closing Date);

      (c) changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all the Lenders;

      (d) postpones the scheduled final maturity date of any of the Loans;

      (e) postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of any of the Loans;

      (f) postpones the date on which any interest or any fees are payable;

      (g) decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder;

      (h) increases the maximum duration of Interest Periods permitted hereunder;

      (i) releases all or substantially all of the Collateral;

      (j) except as required or permitted by any Guaranty, releases all or substantially all of the Guarantors from their obligations under the Guaranties;

      (k) reduces the amount or postpones the due date of any amount payable in respect of, or extends the required expiration date of, any Letter of Credit;

      (l) changes the obligations of the Lenders relating to the purchase of participations in Letters of Credit in any manner that is adverse to the Issuing Bank; or

      (m) changes in any manner the provisions contained in subsection 8.1 or this subsection 10.5;

in each case, shall be effective only if evidenced by a writing signed by or on behalf of all the Lenders to whom Obligations are owed or who have Commitments outstanding being directly affected by such amendment, modification, termination, waiver or consent (the consent of the Requisite Lenders not being required for any such change).

     In addition, (i) any amendment, modification, termination or waiver of subsection 4.2 or any of the provisions contained in subsection 4.2 at any time after the Closing Date shall be effective only if evidenced by a writing signed by or on behalf of the Administrative Agent and the Requisite Class Lenders of the Class of Lenders who have Revolving Loan Exposure, (ii) no increase in the Commitments of any Lender over the amount thereof then in effect shall be effective without the written concurrence of that Lender, it being understood and agreed that in no event shall waivers or modifications of conditions precedent, covenants, Defaults, Events of Default or of a mandatory prepayment or a reduction of any or all of the Commitments be deemed to constitute an increase of the Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not be deemed to constitute an increase in the Commitment of such Lender, (iii) no amendment, modification, termination or waiver of any provision of subsection 2.1A(iii) or any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of the Swing Line Lender, (iv) no amendment, modification, termination or waiver of any provision of Section 3 relating to the rights or obligations of an Issuing Bank shall be effective without the written concurrence of such Issuing Bank with respect to any Letter of Credit then outstanding, (v) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent and/or the Collateral Agent shall be effective without the written concurrence of such Agent and (vi) no amendment or modification of any priority of Liens in the Collateral that secure the Obligations shall be effective without the consent of all Lenders. Notwithstanding the foregoing, any waiver that extends the initial time frame for any post-closing covenant set forth on Schedule 6.15 shall only require the consent of the Administrative Agent; provided that all such extensions with respect to any such post-closing covenants do not, in the aggregate, increase the time frame for a period greater than the initial time frame set forth on Schedule 6.15.

     No amendment, modification, termination or waiver of any provision of subsection 2.4 which has the effect of changing any voluntary or mandatory prepayments or Commitment reductions applicable to any Class (the “Affected Class”) in a manner that disproportionately disadvantages such Class relative to the other Class shall be effective without the written concurrence of the Requisite Class Lenders of the Affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any voluntary or mandatory prepayment or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not the other Classes shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage such other Classes for purposes of this clause).

     The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Company, on the Company.

     B. Non-Consenting Lenders. Each Lender grants (x) to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s Commitments and Loans owing to it and the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents, and (y) to the Company the right to cause an assignment of all (but not less than all) of such Lender’s Commitments and Loans owing to it, its participations in the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents to Eligible Assignees, which right may be exercised by the Administrative Agent or the Company, as the case may be, if such Lender (a "Non-Consenting Lender”) refuses to execute any amendment, waiver or consent which requires the written consent of Lenders other than Requisite Lenders and to which Requisite Lenders, the Administrative Agent and the Company have otherwise agreed; provided that such Non-Consenting Lender shall receive, in connection with such assignments, payment equal to the aggregate amount of outstanding Loans owed to such Lender (together with all accrued and unpaid interest, fees and other amounts (other than indemnities) owed to such Lender). Each Lender agrees that if the Administrative Agent or the Company, as the case may be, exercises their option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in subsection 10.1. The Company shall be entitled (but not obligated) to execute and deliver such agreement and documentation on behalf of such Non-Consenting Lender and any such agreement and/or documentation so executed by the Company shall be effective for purposes of documenting an assignment pursuant to subsection 10.1.

10.6	Independence of Covenants.

     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another such covenant shall not avoid the occurrence of an Default or Event of Default if such action is taken or condition exists.

10.7	Notices.

     A. Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection 10.1E below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows: (i) if to the Company, to it at 980 North Michigan Avenue,

Suite 1000, Chicago, Illinois 60611, Attention: Chief Financial Officer (Telecopier No. 312-280-4820; Telephone No. 312-280-8844) with a copy to: General Counsel (Telecopier No. 312-280-4820; Telephone No. 312-280-8844); (ii) if to the Administrative Agent, the Collateral Agent or Issuing Bank, to CSFB at Eleven Madison Avenue, New York, New York 10010, Attention of Agency Group (Telecopier No. 212-325-8304; Telephone No. 212-325-9936; and (iii) if to a Lender or any other Issuing Bank, to it at its address (or telecopier number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection 10.7B below, shall be effective as provided in said subsection 10.7B.

     B. Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to subsection 2.1 and Section 3, as the case may be, if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such subsection by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     C. Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.8	Survival of Representations, Warranties and Agreements.

     A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

     B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in subsections 2.6D, 2.7, 10.2 and 10.3 and the agreements of the Lenders set forth in subsections 9.4, 10.3, 10.4 and 10.19 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn or paid thereunder, and the termination of this Agreement.

10.9	Failure or Indulgence Not Waiver; Remedies Cumulative.

     No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.10	Marshalling; Payments Set Aside.

     Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Company or any other party or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent or Collateral Agent for the benefit of the Lenders), or any Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11	Severability.

     In case any provision in.or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12	Obligations Several; Independent Nature of the Lenders’ Rights.

     The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13	Maximum Amount.

     A. It is the intention of the Company and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness or obligations of the Company to the Lenders, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Company evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terns and provisions of this subsection 10.13 shall control and supersede every other provision of all agreements between the Company or any endorser of the Notes and the Lenders.

     B. If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under subsection 2.4B(i) and shall be so applied in accordance with subsection 2.4 or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the

Company in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be promptly refunded to the Company.

10.14	Headings.

     Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15	Applicable Law.

     THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

10.16	[Intentionally Omitted].

10.17	Consent to Jurisdiction and Service of Process.

     A. SUBMISSION TO JURISDICTION. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

     B. WAIVER OF VENUE. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION 10.17A. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     C. Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in subsection 10.7. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.18	Waiver of Jury Trial.

     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED

HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19	Confidentiality.

     Each of the Agents, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterpart’ (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the written consent of the Company (such consent not to be unreasonably withheld or delayed) or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this subsection 10.19 or (y) becomes available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis from a source other than the Company.

     For purposes of this subsection 10.19, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfdential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this subsection 10.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     Notwithstanding anything herein to the contrary, “Information” shall not include, and the Company, the Administrative Agent and each Lender may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure.

10.20	Counterparts; Integration; Effectiveness; Electronic Execution.

     A. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 4 and when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto required pursuant to Section 4, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

     B. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE COMPANY:	TRANSPORTATION TECHNOLOGIES
INDUSTRIES, INC.

	By:	/s/ Donald C. Mueller

Name: Donald C. Mueller
Title: Vice President

[Transportation Technologies Industries, Inc. - Credit Agreement]

AGENTS AND LENDERS:	CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch

	By:	/s/ Robert Hetu

Name: Robert Hetu
Title: Director

	By:	/s/ Doreen B. Welch

Name: Doreen B. Welch
Title: Associate

[Transportation Technologies Industries, Inc. - Credit Agreement]

WACHOVIA BANK, NATIONAL ASSOCIATION
as a Lender and an Issuing Bank

By:	/s/ Glenn F. Edwards

Name: Glenn F. Edwards
Title: Managing Director

WACHOVIA CAPITAL MARKETS, LLC,
as Co-Syndication Agent

By:	/s/ Glenn F. Edwards

Name: Glenn F. Edwards
Title: Managing Director

[Transportation Technologies Industries, Inc. - Credit Agreement]

LEHMAN COMMERCIAL PAPER INC.,
Individually and as a Co-Syndication Agent

By:	/s/ G. Andrew Keith

Name: G. Andrew Keith

[Transportation Technologies Industries, Inc. - Credit Agreement]

LASALLE BANK NATIONAL ASSOCIATION,
as a Lender

By:	Patrick J. O’Toole

Name: Patrick J. O’Toole
Title: Vice President

[Transportation Technologies Industries, Inc. - Credit Agreement]

EXHIBIT I

[FORM OF NOTICE OF BORROWING]

NOTICE OF BORROWING

     Reference is made to that certain First Lien Credit Agreement, dated as of March 16, 2004 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Transportation Technologies Industries, Inc., a Delaware corporation (the "Company”), the Lenders party thereto from time to time, Credit Suisse First Boston, as the Administrative Agent, Collateral Agent and, together with Lehman Brothers, Inc. and Wachovia Capital Markets, LLC ("Wachovia”), Joint Bookrunner and Joint Lead Arranger, and Lehman Commercial Paper Inc., as CoSyndication Agent together with Wachovia. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     Pursuant to Section 2.1A of the Credit Agreement, the Company desires that Lenders make the following Loans to the Company in accordance with the applicable terms and conditions of the Credit Agreement on [                   ] (the “Funding Date”):

1.	Term Loans

	☐	Base Rate Loans:	$[ , , ]

	☐	Eurodollar Rate Loans, with an Initial
		Interest period of Month(s):	$[ , , ]

2.	Revolving Loans

	☐	Base Rate Loans:	$[ , , ]

	☐	Eurodollar Rate Loans, with an Initial
		Interest Period of Month(s):	$[ , , ]

3.	Swing Line Loans:		$[ , , ]

     The Company hereby certifies that as of the Funding Date:

      (i) After making the Loans requested, the Total Utilization of Revolving Loan Commitments shall not exceed the Revolving Loan Commitments then in effect;

      (ii) The representations and warranties contained in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

      (iii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated hereby that would constitute a Default or Event of Default.

EXHIBITS TO CREDIT AGREEMENT

Exh. I-1

     Date: [                   ]

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
By:
Name:
Title:

EXHIBITS TO CREDIT AGREEMENT

Exh. I-2

EXHIBIT II

[FORM OF NOTICE OF CONVERSION/CONTINUATION]

NOTICE OF CONVERSION/CONTINUATION

     Reference is made to that certain First Lien Credit Agreement, dated as of March 16, 2004 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Transportation Technologies Industries, Inc., a Delaware corporation (the "Company”), the Lenders party thereto from time to time, Credit Suisse First Boston, as the Administrative Agent, Collateral Agent and, together with Lehman Brothers, Inc. and Wachovia Capital Markets, LLC ("Wachovia”), Joint Bookrunner and Joint Lead Arranger, and Lehman Commercial Paper Inc., as CoSyndication Agent together with Wachovia. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Company hereby requests to convert or continue Loans as follows:

1.	Date of conversion/continuation: , 200

2.	Amount of Loans being converted/continued: $ [1]

3.	Type of Loans being converted/continued:

☐a. Term Loans

☐b. Revolving Loans

4.	Nature of conversion/continuation:

☐a. Conversion of Base Rate Loans to Eurodollar Rate Loans

☐b. Conversion of Eurodollar Rate Loans to Base Rate Loans

☐c. Continuation of Eurodollar Rate Loans as such

5.	If Loans are being continued as or converted to Eurodollar Rate Loans, the duration of the new Interest Period that commences on the conversion/continuation date: month(s)

[1] Use a separate Notice of Conversion/Continuation for each type of loan being converted/continued.

Exh. II-1

In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned officer, to the best of his or her knowledge, and Company certify that no Default or Event of Default has occurred and is continuing under the Credit Agreement.

     DATED:

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
By:
Name:
Title:

Exh. II-2

EXHIBIT III

[FORM OF NOTICE OF ISSUANCE OF
LETTER OF CREDIT]

NOTICE OF ISSUANCE OF LETTER OF CREDIT

     Reference is made to that certain First Lien Credit Agreement, dated as of March 16, 2004 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Transportation Technologies Industries, Inc., a Delaware corporation (the "Company”), the Lenders party thereto from time to time, Credit Suisse First Boston, as the Administrative Agent, Collateral Agent and, together with Lehman Brothers, Inc. and Wachovia Capital Markets, LLC ("Wachovia”), Joint Bookrunner and Joint Lead Arranger, and Lehman Commercial Paper Inc., as CoSyndication Agent together with Wachovia. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     Pursuant to Section 3.1 of the Credit Agreement, the Company desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [                   ] (the “Funding Date”) in an aggregate face amount or maximum aggregate liability, as applicable, of $[  ,  ,  ].

     Attached hereto for each such Letter of Credit are the following:

      (a) the name and address of the beneficiary;

      (b) the expiration date; and

      (c) either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit.

     The Company hereby certifies that:

      (i) The representations and warranties contained in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

      (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated hereby that would constitute a Default or Event of Default;

      (iii) After issuing such Letter of Credit requested on the Funding Date, the Total Utilization of Revolving Loan Commitments shall not exceed the Revolving Loan Commitments then in effect; and

      (iv) After issuing such Letter of Credit requested on the Funding Date, the Letter of Credit Usage shall not exceed the Letter of Credit Subfacility Commitment.

EXHIBITS TO CREDIT AGREEMENT

Exh. III-1

     Date: [                                      ]

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
By:
Name:
Title:

EXHIBITS TO CREDIT AGREEMENT

Exh. III-2

EXHIBIT IV-A

[FORM OF TERM NOTE]

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.

TERM LOAN PROMISSORY NOTE DUE MARCH [ ], 2009

$[1]	New York, New York
as of [ ], 2004

     FOR VALUE RECEIVED, TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC., a Delaware corporation (the “Company”), promises to pay to [2] (the “Payee”) or its registered assigns, the lesser of (x) [3] ($[1]) and (y) the unpaid principal amount of the Payee’s Term Loans under the Credit Agreement referred to below, in the installments referred to below.

     The Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Lien Credit Agreement dated as of March 16, 2004 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the Lenders party thereto from time to time, Credit Suisse First Boston, as the Administrative Agent, Collateral Agent and, together with Lehman Brothers, Inc. and Wachovia Capital Markets, LLC ("Wachovia”), Joint Bookrunner and Joint Lead Arranger, and Lehman Commercial Paper Inc., as Co-Syndication Agent together with Wachovia. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     The Company shall make principal payments on this Note in consecutive quarterly installments as set forth in the Credit Agreement, commencing on June 30, 2004 and ending on the Term Loan Maturity Date. Each such installment shall be due on the date specified in the Credit Agreement and in an amount determined in accordance with the provisions thereof; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

     This Note is one of the Company’s “Term Notes” in the aggregate principal amount of $115,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loans evidenced hereby were made and are to be repaid.

     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at such place as shall be designated for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by the Administrative Agent and recorded in the Register as provided in subsection 10.1C of the Credit Agreement, the Company and the Administrative Agent shall be entitled to deem and treat the Payee as the owner and holder of this Note and the Loan evidenced hereby. The Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.

[1]	Insert amount of applicable Lender’s Term Loan Commitment in numbers.

[2]	Insert applicable Lender’s name in capital letters.

[3]	Insert amount of applicable Lender’s Term Loan Commitment in words.

EXHIBITS TO CREDIT AGREEMENT

Exh. IV-A-1

     Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest on this Note.

     This Note is subject to mandatory prepayments and to prepayments at the option of the Company, all as provided in the Credit Agreement.

     THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

     This Note is entitled to the benefits of the Subsidiary Guaranty and is secured pursuant to the Collateral Documents.

     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

     This Note is subject to restrictions on transfer or assignment as provided in subsection 10.1 of the Credit Agreement.

     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

     The Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

EXHIBITS TO CREDIT AGREEMENT

Exh. IV-A-2

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
By:
Name:
Title:

EXHIBITS TO CREDIT AGREEMENT

Exh. IV-A-3

TRANSACTIONS
ON
TERM NOTE

		Outstanding	Amount of
	Amount of	Principal	Interest
	Principal Paid	Balance This	Paid This	Notation
Date	This Date	Date	Date	Made By

EXHIBITS TO CREDIT AGREEMENT

Exh. IV-A-4

EXHIBIT IV-B

[FORM OF REVOLVING NOTE]

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.

REVOLVING LOAN PROMISSORY NOTE

$[1]	New York, New York
as of [ ], 2004

     FOR VALUE RECEIVED, TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC., a Delaware corporation (the “Company”), promises to pay to [2] (the “Payee”) or its registered assigns, the lesser of (a) [3] ($[1]) and (b) the unpaid principal amount of all advances made by Payee to the Company as Revolving Loans under the Credit Agreement referred to below.

     The Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Lien Credit Agreement dated as of March 16, 2004 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the Lenders party thereto from time to time, Credit Suisse First Boston, as the Administrative Agent, Collateral Agent and, together with Lehman Brothers, Inc. and Wachovia Capital Markets, LLC ("Wachovia”), Joint Bookrunner and Joint Lead Arranger, and Lehman Commercial Paper Inc., as Co-Syndication Agent together with Wachovia. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     This Note is one of the Company’s “Revolving Notes” in the aggregate principal amount of $50,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at such place as shall be designated for such purpose in accordance with the terms of the Credit Agreement.

     Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by the Administrative Agent and recorded in the Register as provided in subsection 10.1C of the Credit Agreement, the Company and the Administrative Agent shall be entitled to deem and treat the Payee as the owner and holder of this Note and the Loan evidenced hereby. The Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.

[1]	Insert amount of applicable Lender’s Revolving Loan Commitment in numbers.

[2]	Insert applicable Lender’s name in capital letters.

[3]	Insert amount of applicable Lender’s Revolving Loan Commitment in words.

EXHIBITS TO CREDIT AGREEMENT

Exh. IV-B-1

     Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest on this Note.

     This Note is subject to mandatory prepayments and to prepayments at the option of the Company, all as provided in the Credit Agreement.

     THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

     This Note is entitled to the benefits of the Subsidiary Guaranty and is secured pursuant to the Collateral Documents.

     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

     This Note is subject to restrictions on transfer or assignment as provided in subsection 10.1 of the Credit Agreement.

     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

     The Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

EXHIBITS TO CREDIT AGREEMENT

Exh. IV-B-2

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
By:
Name:
Title:

EXHIBITS TO CREDIT AGREEMENT

Exh. IV-B-3

TRANSACTIONS
ON
REVOLVING LOAN NOTE

		Amount of	Outstanding	Amount of
	Amount of	Principal	Principal	Interest
	Loan Made	Paid This	Balance This	Paid This	Notation
Date	This Date	Date	Date	Date	Made By

EXHIBITS TO CREDIT AGREEMENT

Exh. IV-B-4

EXHIBIT IV-C

[FORM OF SWING LINE NOTE]

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.

SWING LINE NOTE

$10,000,000	New York, New York
as of [ ], 2004

     FOR VALUE RECEIVED, TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC., a Delaware corporation (the “Company”), promises to pay to [ ] as Swing Line Lender (the “Payee”) or its registered assigns, the lesser of (a) TEN MILLION DOLLARS ($10,000,000) and (b) the unpaid principal amount of all advances made by Payee to the Company as Swing Line Loans under the Credit Agreement referred to below.

     The Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Lien Credit Agreement dated as of March 16, 2004 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the Lenders party thereto from time to time, Credit Suisse First Boston, as the Administrative Agent, Collateral Agent and, together with Lehman Brothers, Inc. and Wachovia Capital Markets, LLC ("Wachovia”), Joint Bookrunner and Joint Lead Arranger, and Lehman Commercial Paper Inc., as Co-Syndication Agent together with Wachovia. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     This Note is one of the Company’s “Swing Line Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at such place as shall be designated for such purpose in accordance with the terms of the Credit Agreement.

     Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest on this Note.

     This Note is subject to mandatory prepayments and to prepayments at the option of the Company, all as provided in the Credit Agreement.

     THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

     This Note is entitled to the benefits of the Subsidiary Guaranty and is secured pursuant to the Collateral Documents.

     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

     This Note is subject to restrictions on transfer or assignment as provided in subsection 10.1 of the Credit Agreement.

EXHIBITS TO CREDIT AGREEMENT

Exh. IV-C-1

     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

     The Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

EXHIBITS TO CREDIT AGREEMENT

Exh. IV-C-2

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
By:
Name:
Title:

EXHIBITS TO CREDIT AGREEMENT

Exh. IV-C-3

TRANSACTIONS
ON
SWING LINE NOTE

Outstanding
	Amount of	Amount of	Principal
	Loan Made	Principal Paid	Balance This	Notation
Date	This Date	This Date	Date	Made By

EXHIBITS TO CREDIT AGREEMENT

Exh. IV-C-4

EXHIBIT V

FORM OF SUBSIDIARY GUARANTY

see Tab 4

EXHIBITS TO CREDIT AGREEMENT

Exh. V-1

EXHIBIT VI

FORM OF PLEDGE AGREEMENT

see Tab 6

EXHIBITS TO CREDIT AGREEMENT

Exh. VI-1

EXHIBIT VII

FORM OF SECURITY AGREEMENT

see Tab 8

EXHIBITS TO CREDIT AGREEMENT

Exh. VII-1

EXHIBIT VIII

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

see attached

EXHIBITS TO CREDIT AGREEMENT

Exh. VIII-1

EXHIBIT VIII TO
CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

     1. I am the Chief Financial Officer of each of Transportation Technologies Industries, Inc. (“Company”).

     2. I have reviewed the terms of that certain First Lien Credit Agreement, dated as of March 16, 2004 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the banks, financial institutions and other entities listed therein as Lenders, and Credit Suisse First Boston, as the Administrative Agent Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements.

     3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event.

     The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 6.1 (iii) of the Credit Agreement.

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.

By:	Title: Chief Financial Officer

ANNEX A TO
COMPLIANCE CERTIFICATE

FOR THE FISCAL QUARTER ENDING [mm/dd/yy].

1. Consolidated Adjusted EBITDA: (i)-(ii) =			$	[___,___,___]

(i)	(a)	Consolidated Net Income:	$	[___,___,___]

plus, to the extent deducted in calculating (i)(a):

	(b)	income tax expense:	$	[___,___,___]

	(c)	interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans):	$	[___,___,___]

	(d)	total depreciation expense:	$	[___,___,___]

	(e)	total amortization expense:	$	[___,___,___]

	(f)	costs and expenses incurred in connection with the Transaction:	$	[___,___,___]

	(g)	deferred directors’ fees:	$	[___,___,___]

	(h)	management bonuses related to the Preferred Stock paid in connection with the Transaction:	$	[___,___,___]

	(i)	fees paid to accountants and tax advisors in connection with any tax refund received by the Company and the re-audit of the Company’s 2001 audited financial statements:	$	[___,___,___]

		Maximum:		$1,000,000

	(j)	any non-cash charges:	$	[___,___,___]

	(k)	non-cash losses:	$	[___,___,___]

(ii)	to the extent added in computing such Consolidated Net Income:

	(a)	any interest income:	$	[___,___,___]

	(b)	any non-cash gains:	$	[___,___,___]

2. Consolidated Capital Expenditures: (i)-(ii) =			$	[___,___,___]

(i)	aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by the Company and its Subsidiaries during such period that, in accordance with GAAP, are required to be included in “additions to property, plant or equipment”:		$	[___,___,___]

(ii)	(a)	expenditures made to consummate any Permitted Acquisition:	$	[___,___,___]

	(b)	investments in Guarantors (so long as such investments are not used for capital expenditures):	$	[___,___,___]

	(c)	expenditures in respect of the reinvestment of proceeds derived from Recovery Events, Asset Dispositions or any sale leaseback transactions permitted pursuant to subsection 7.8 of the Credit Agreement, received by the Company and its Subsidiaries to the extent that such reinvestment is permitted under the Loan Documents:	$	[___,___,___]

	(d)	the purchase price of equipment purchased during such period to the extent the consideration therefore consists of used or surplus equipment traded in at the time of the purchase (or the proceeds of a substantially concurrent sale of such used or surplus equipment):	$	[___,___,___]

		Maximum:		$1,000,000

3. Consolidated Net Income: (i)-(ii) = $[___,___,___]

(i)	the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:		$	[___,___,___]

(ii)	(a)	the income of any Person in which any other Person (other than the Company or any of its Subsidiaries or any director holding qualifying shares in compliance with applicable law) has a joint interest, to the extent of such interest held by Persons other than the Company and its Subsidiaries in such Person:	$	[___,___,___]

	(b)	the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries or the date that Person’s assets are acquired by the Company or any of its Subsidiaries:	$	[___,___,___]

	(c)	the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary:	$	[___,___,___]

	(d)	any after tax gains or losses attributable to sales of assets out of the ordinary course of business:	$	[___,___,___]

	(e)	to the extent not included in clauses (ii)(a) through (d) above, any net extraordinary gains or net non-cash extraordinary losses:	$	[___,___,___]

4. Funded Debt:			$	[___,___,___]

5. Fixed Charge Coverage Ratio: (i)/(ii) =

(i)	(a) — (b):		$	[___,___,___]

	(a)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter Period then ended:	$	[___,___,___]

	(b)	Consolidated Capital Expenditures:	$	[___,___,___]

(ii)	(a) + (b) + (c):

	(a)	Consolidated Interest Expense:	$	[___,___,___]

	(b)	Scheduled Funded Debt Payments for the applicable period:	$	[___,___,___]

	(c)	cash taxes based on the net income of the Company paid:	$	[___,___,___]

		Actual		_.___:1.00
		Required:		_.___:1.00

6. Interest Coverage Ratio: (i)/(ii) =

(i)	Consolidated Adjusted EBITDA for the twelve-month Period then ended:		$	[___,___,___]

(ii)	Consolidated Interest Expense for the twelve-month Period:	$	[___,___,___]

	Actual		_.___:1.00
	Required:		_.___:1.00

7. Leverage Ratio: (i)/(ii) =

(i)	Funded Debt for the twelve-month Period then ended: Consolidated Adjusted EBITDA for the

(ii)	twelve-month period then ended:

	Actual		_.___:1.00

	Required:		_.___:1.00

FOR THE FISCAL YEAR ENDING [mm/dd/yy].

8. Maximum Consolidated Capital Expenditures

	Actual	$	[___,___,___]
	Maximum:	$	[___,___,___]

	plus, 50% of the excess, if any, of the permitted amount over the actual amount of Consolidated Capital Expenditures for previous Fiscal year:	$	[___,___,___]

9. Consolidated Working Capital: (i) — (ii) = $[___,___,___]

(i)	Consolidated Current Assets:	$	[___,___,___]

(ii)	Consolidated Current Liabilities:	$	[___,___,___]

10. Consolidated Working Capital Adjustment: (i) — (ii) =		$	[___,___,___]

(i)	Consolidated Working Capital as of the beginning of such period:	$	[___,___,___]

(ii)	Consolidated Working Capital as of the end of such period:	$	[___,___,___]

11. Consolidated Excess Cash Flow: (i) — (ii) =		$	[___,___,___]

(i)	(a) Consolidated Adjusted EBITDA	$	[___,___,___]

	(b) Consolidated Working Capital Adjustment	$	[___,___,___]

	(c) extraordinary cash income, if any, not included in Consolidated EBITDA:	$	[___,___,___]

(ii)	(a) provisions for taxes based on income:	$	[___,___,___]

	(b) cash Consolidated Capital Expenditures:	$	[___,___,___]

(c)	cash interest paid:	$	[___,___,___]

(d)	Scheduled Funded Debt Payments and, in the case of purchase money Indebtedness only, mandatory principal repayments of Indebtedness made during such Fiscal Year:	$	[___,___,___]

(e)	prepayments of the principal of any Indebtedness during such Period[1]:	$	[___,___,___]

(f)	extraordinary cash expenses paid, if any, not included in Consolidated EBITDA:	$	[___,___,___]

(g)	cash consideration paid for Permitted Acquisitions during such Fiscal Year to the extent not financed with the proceeds of Indebtedness or the issuance of securities:	$	[___,___,___]

(h)	Permitted Investments under paragraphs (vi) and (vii) of the definition thereof made in cash during such Fiscal Year:	$	[___,___,___]

[1]	Other than Indebtedness (y) under the Second Lien Credit Agreement and (z) that is repaid with the proceeds of any Equity Issuances or other Indebtedness incurred by the Company or any of its Subsidiaries, and only to the extent that such prepaid amounts cannot by their terms be reborrowed or redrawn or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness.

Notes

EXHIBIT IX

FORM OF OPINIONS OF COUNSEL TO LOAN PARTIES

see Tab 14

EXHIBITS TO CREDIT AGREEMENT

Exh. IX-1

EXHIBIT X

[FORM OF FINANCIAL CONDITION CERTIFICATE]

FINANCIAL CONDITION CERTIFICATE

     THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

     1. I am the chief financial officer of TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC., as Borrower (the “Company”).

     2. Reference is made to that certain First Lien Credit Agreement dated as of March 16, 2004 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the Lenders party thereto from time to time, Credit Suisse First Boston, as the Administrative Agent, Collateral Agent and, together with Lehman Brothers, Inc. and Wachovia Capital Markets, LLC (“Wachovia”), Joint Bookrunner and Joint Lead Arranger, and Lehman Commercial Paper Inc., as Co-Syndication Agent together with Wachovia. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     3. I have reviewed the terms of Sections 4 and 5 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Transaction Documents, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

     4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, (i) after giving effect to the consummation of the Transactions, the related financings and the other transactions contemplated by the Loan Documents and the Transaction Documents, each Loan Party is Solvent; (ii) the Company’s Pro Forma EBITDA for the four-Fiscal Quarter period ended December 31, 2003 is $[   ]; (iii) the Company’s ratio of Senior Secured Debt on the Closing Date to Pro Forma EBITDA is [   ]1.0; and (iv) the Company’s ratio of Funded Debt on the Closing Date to Pro Forma EBITDA is [   ]:1.0.

     The foregoing certifications are made and delivered as of March [   ], 2004.

Title: Chief Financial Officer

EXHIBITS TO CREDIT AGREEMENT

Exh. X-1

EXHIBIT XI

[FORM OF ASSIGNMENT AGREEMENT]

ASSIGNMENT AGREEMENT

     This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the "Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the First Lien Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1. Assignor:	_____________________________

2. Assignee:	_____________________________[and is an Affiliate/Approved Fund of [the Assignor][1]

3. Company:	Transportation Technologies Industries, Inc.

4. Administrative Agent:	Credit Suisse First Boston, as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement dated as of March 16, 2004 among Transportation Technologies Industries, Inc., as Borrower, the Lenders parties thereto from time to time, Credit Suisse First Boston, as Administrative Agent, and the other agents party thereto

[1]	Select as applicable.

EXHIBITS TO CREDIT AGREEMENT

Exh. XI-1

6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned	for all Lenders	Assigned	Commitment/Loans[2]
_____________[3]	$—	$—	—%
_____________	$—	$—	—%
_____________	$—	$—	—%

Effective Date:    , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

     7. Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Loan Commitment,” “Term Loan Commitment,” etc.).

EXHIBITS TO CREDIT AGREEMENT

Exh. XI-2

     The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:	Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:	Title:

[Consented to and]4 Accepted:

CREDIT SUISSE FIRST BOSTON,
   as Administrative Agent

By:
Title:

[Consented to:5

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.

By:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

EXHIBITS TO CREDIT AGREEMENT

Exh. XI-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

EXHIBITS TO CREDIT AGREEMENT

Exh. XI-4

EXHIBIT XII

FORM OF COLLATERAL ACCOUNT AGREEMENT

see Tab 7

EXHIBITS TO CREDIT AGREEMENT

Exh. XII-1

EXHIBIT XIII

FORM OF MORTGAGE

see Real Estate closing set

EXHIBITS TO CREDIT AGREEMENT

Exh. XIII-1

EXHIBIT XIV

FORM OF INTERCREDITOR AGREEMENT

see Tab 28

EXHIBITS TO CREDIT AGREEMENT

Exh. XIV-1

Schedule 1.1(a)

CERTAIN ADJUSTMENTS

Adjustments to Pro Forma EBITDA

Nonrecurring items
Management bonus (Preferred Stock transaction	$300,000
2001 Re-audit fees	$110,000
Non-cash losses
Gunite fixed asset disposals	$711,00
Imperial fixed asset disposals	$368,000
Exchange of Subordinated Debt for Preferred Stock	$1,803,000
Non-cash gains
Railcar interest	$(10,000,000)
Reduction of environmental remediation liability	$(6,636,000)
Fabco facility sale	$(3,679,000)

$(17,023,000)

Adjustments to Consolidated Interest Expense

For the purposes of calculating Consolidated Interest Expense for any period prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

Schedule l.l(b)

MANAGEMENT SHAREHOLDERS

Thomas Begel
Camillo Santomero
Andrew Weller
Fred Culbreath
Joe Hicks
James Cirar
Robert Jackson
Donald Mueller
Kenneth Tallering
John Wilkinson
Timothy Masek
Adam Gottlieb
Brent Williams
Kelly Bodway
Allen Sunderland
Marty Drennan
William Faut
Peter Oldis
Michael Stevens
Anthony Donatelli
Michael Buhlert
John Schneider
Benjamin Ward
Jon Young
Omar Fakhoury
Anthony Miller
Thomas Splinter
Steven Witherspoon
Randy Brull
John Crume
James Peterson
Brad Rolfe
Donald Williams
Michael Irish

Schedule 1.1(c)

EXISTING LETTERS OF CREDIT

Beneficiary	Company	Amount	Issuer
Letters of Credit
Reliance Insurance Company	Truck Components Inc.	$337,394.00	Wachovia
State of Wisconsin Department of Natural Resources	Brillion Iron Works, Inc.	319,431.78	Wachovia
Sheffield Properties	TTI	67,135.10	Wachovia
National Union Fire Insurance Co. of Pittsburgh, PA	TTI	1,010,000.00	Wachovia
EBIT Companies	Truck Components Inc.	33,000.00	Wachovia
Bank One Michigan (Bostrom IRB)	TTI	3,157,074.00	Wachovia
United States Fidelity & Guarantee	TTI	7,800,000.00	Wachovia
Unitrin Ins./Trinity Universal	TTI	150,000.00	Wachovia
Royal & Sun Alliance	TTI	3,000,000.00	Wachovia
Ace American Insurance	TTI	3,000,000.00	Wachovia

Total		$18,874,034.88

Schedule 2.1A(i)

TERM LOAN COMMITMENTS

	First Priority
Lender	Term Loan Commitment	Pro Rata Share
CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch	$112,500,000.00	97.83%
LASALLE BANK NATIONAL ASSOCIATION	$2,500,000.00	2.17%

Total	$1,000,000.00	100.00%

Schedule 2.1A(ii)

REVOLVING LOAN COMMITMENTS

	First Priority
Lender	Revolving Loan Commitment	Pro Rata Share
CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch	$12,500,000.00	25.00%
WACHOVIA BANK, NATIONAL ASSOCIATION	$12,500,000.00	25.00%
LEHMAN COMMERCIAL PAPER INC.	$12,500,000.00	25.00%
LASALLE BANK NATIONAL ASSOCIATION	$12,500,000.00	25.00%

Total	$50,000,000.00	100.00%

Schedule 4.1F

PLEDGED SHARES

					Outstanding
					Options,
	Percentage			No. Shares	Warrants,
	Ownership		Jurisdiction of	of Capital	Conversion
Subsidiary	Interest	Registered Owner	Incorporation	Stock	Rights
Truck Components, Inc.	100%	Transportation Technologies Industries, Inc.	Delaware	100	N/A
Gunite Corporation	100%	Truck Components Inc.	Delaware	10,000	N/A
Gunite EMI Corporation	100%	Gunite Corporation	Delaware	100	N/A
Brillion Iron Works, Inc.	100%	Truck Components Inc.	Delaware	10,000	N/A
Fabco Automotive Corporation	100%	Truck Components Inc.	Delaware	10,000	N/A
Bostrom Holdings, Inc.	100%	Transportation Technologies Industries, Inc.	Delaware	100	N/A
Bostrom Seating, Inc.	100%	Bostrom Holdings, Inc.	Delaware	1,111.78	N/A
Bostrom Specialty Seating, Inc.	100%	Bostrom Holdings, Inc.	Delaware	100	N/A
Bostrom Mexico S.A. de C.V.[1]	99.99%	Bostrom Seating, Inc.	Mexico	32,499	N/A
JAII Management Company	100%	Transportation Technologies Industries, Inc.	Delaware	1,000	N/A
Imperial Group Holding Corp.-[1]	100%	Transportation Technologies Industries, Inc.	Delaware	100	N/A
Imperial Group Holding Corp.-[2]	100%	Transportation Technologies Industries, Inc.	Delaware	100	N/A
Imperial Group, L.P.	1%	Imperial Group Holding Corp.-1 (General Partner)	Delaware	N/A	N/A
	99%	Imperial Group Holding Corp.-2 (Limited Partner)

[1]	1 share of 50,000 total issued to Mexican director pursuant to statutory requirement.

Schedule 4.1G

CLOSING DATE MORTGAGED PROPERTY

Transportation Technologies Industries, Inc.

None

Truck Components Inc.

None

Gunite Corporation

302 Peoples Avenue
Rockford, Winnebago County, Illinois 61104
Allocated Value: $1,790,428

Elkhart Plant No. 1
801 County Road 15
Elkhart, Elkhart County, Indiana 46516
Allocated Value: $5,095,200

Gunite EMI Corporation

None

Fabco Automotive Corporation

None

Brillion Iron Works, Inc.

200 Park Avenue
Brillion, Calumet County, Wisconsin 54110
Allocated Value: $4,420,575

Bostrom Seating, Inc.

None

Bostrom Holdings, Inc.

None

Bostrom Specialty Seating, Inc.

None

Bostrom Mexico S.A. de C.V.

None

JAII Management Company

None

Imperial Group Holding Corp. -1

None

Imperial Group Holding Corp. -2

None

Imperial Group, L.P.

Highway 380
East Decatur, Wise County, Texas

                    and

4000 Highway 380
East Decatur, Wise County, Texas
Total Allocated Value for Highway 380 and 4000 Highway 380: $2,102,544

206 Maurin Road
Chehalis, Lewis County, Washington
Allocated Value: $3,500,000

111 Industrial Drive
Portland, Sumner County, Tennessee
Allocated Value: $1,150,000

5155 Cougar Center Drive
Pulaski County, Virginia
Allocated Value: $4,400,000

Schedule 4.1Q

CORPORATE, CAPITAL AND MANAGEMENT STRUCTURE

(i)	Corporate Structure

     — Each is a Delaware corporation or limited partnership, except as noted

     — Indentation indicates subsidiary status

     Transportation Technologies Industries, Inc.

Truck Components, Inc.

Gunite Corporation

Gunite EMI Corporation

Brillion Iron Works, Inc.

Fabco Automotive Corporation

Bostrom Holdings, Inc.

Bostrom Seating, Inc.

Bostrom Mexico S.A. de C.V. (Mexican corporation)

Bostrom Specialty Seating, Inc.

Imperial Group Holding Corp.-1 (General Partner of Imperial Group, L.P.)

Imperial Group Holding Corp.-2 (Limited Partner of Imperial Group, L.P.)

Imperial Group, L.P.

JAIL Management Company

(ii)	Capital Structure (TTI Capital Structure as of 12/31/03 on a Pro Forma Basis, Giving Effect to Transactions)

Senior Debt

Revolver	$0 drawn	$50 MM commitment
Other Senior Debt	$3.1 MM	Bostrom IRB
First Lien Term Loan	$115 MM
Second Lien Term Loan	$100 MM

Subordinated Debt

Subordinated Debt	$100.5 MM	Assumes $20.4 MM paydown

Series E Senior Preferred Stock

41,475 shares outstanding ($41.5 MM liquidation preference), owned as follows:

78.6% by Transportation Investment Partners and affiliates
15.2% by Albion Alliance
6.1 % by management collectively

Series A 14.5% Preferred Stock (junior to Series E, senior to Series D and pari passu with Series C)

119,696 shares outstanding ($119.7 MM liquidation preference), owned as follows:

71.4% by Transportation Investment Partners
14.3% by Caravelle
14.3% by Albion Alliance

Series C Preferred Stock (pari passu with Series A)

14,000 shares outstanding (generally $16.5 MM liquidation preference), owned by management collectively

Series D Preferred Stock (junior to Series A and C)

42,000 shares outstanding (generally $49.5 MM liquidation preference), owned as follows:

74.0% by Transportation Investment Partners
12.1 % by Caravelle
7.9% by Albion Alliance
6.0% by C1BC

Common Stock (fully diluted, including numerous warrants and 10,000 options granted to Jim Cirar)

2,784,415 shares outstanding, owned as follows:

51.1 % by Transportation Investment Partners
8.5% by Caravelle
5.4% by Albion Alliance
4.1% by CIBC (warrants)
30.9% by management collectively

Additionally, the following warrants are outstanding:

100,000 warrants at $21.50/share held by Transportation Investment Partners, Caravelle and management

465,116 warrants at $0.01/share held by Transportation Investment Partners, Caravelle and management

200,656 warrants at $0.01/share held by CIBC and Wachovia (warrants outstanding but cannot become exercisable by their terms)

					Outstanding
					Options,
	Percentage			No. Shares	Warrants,
	Ownership		Jurisdiction of	of Capital	Conversion
Subsidiary	Interest	Registered Owner	Incorporation	Stock	Rights
Truck Components, Inc.	100%	Transportation Technologies Industries, Inc.	Delaware	100	N/A
Gunite Corporation	100%	Truck Components Inc.	Delaware	10,000	N/A
Gunite EMI Corporation	100%	Gunite Corporation	Delaware	100	N/A
Brillion Iron Works, Inc.	100%	Truck Components Inc.	Delaware	10,000	N/A
Fabco Automotive Corporation	100%	Truck Components Inc.	Delaware	10,000	N/A
Bostrom Holdings, Inc.	100%	Transportation Technologies Industries, Inc.	Delaware	100	N/A
Bostrom Seating, Inc.	100%	Bostrom Holdings, Inc.	Delaware	1,111.78	N/A
Bostrom Specialty Seating, Inc.	100%	Bostrom Holdings, Inc.	Delaware	100	N/A
Bostrom Mexico S.A. de C.V.[1]	99.99%	Bostrom Seating, Inc.	Mexico	49,999	N/A
JAII Management Company	100%	Transportation Technologies Industries, Inc.	Delaware	1,000	N/A
Imperial Group Holding Corp.-1	100%	Transportation Technologies Industries, Inc.	Delaware	100	N/A
Imperial Group Holding Corp.-2	100%	Transportation Technologies Industries, Inc.	Delaware	100	N/A
Imperial Group, L.P.	1%	Imperial Group Holding Corp.-1 (General Partner)	Delaware	N/A	N/A
	99%	Imperial Group Holding Corp.-2 (Limited Partner)

[1]	1 share of 50,000 total issued to Mexican director pursuant to statutory requirement.

Schedule 5.1D

REGISTRATION RIGHTS AND SHAREHOLDER AGREEMENTS

Stockholder Agreement, dated March 9, 2000, as amended by Amendments No. 1 dated February 28, 2001 and No. 2 dated December 19, 2003.

Amended and Restated Common Stock Registration Rights and Stockholders Agreement, dated February 28, 2001.

Schedule 5.4

CERTAIN PRE-CLOSING RESTRICTED PAYMENTS

Transactions consummated on December 19, 2003, including:

1.	Issuance of $41.5 million of Series E Preferred stock

2.	Retirement of $40.0 million of Subordinated Notes (plus deferred interest thereon)

3.	Issuance of 14,000 shares of Series C Preferred stock

4.	Issuance of 42,000 shares of Series D Preferred stock

5.	Payment of transaction fees, expenses and bonus related to the foregoing

Schedule 5.5B

LOCATION OF REAL PROPERTY

(i)	OWNED REAL PROPERTY

Transportation Technologies Industries, Inc.

None

Truck Components Inc.

None

Gunite Corporation

302 Peoples Avenue
Rockford, Winnebago County, Illinois 61104

Elkhart Plant No. 1
801 County Road 15
Elkhart, Elkhart County, Indiana 46516

Gunite EMI Corporation

603 W. 12th Street1
Erie, Erie County, Pennsylvania 16501

640 West 15th Street2
Erie, Erie County, Pennsylvania 16501

Fabco Automotive Corporation

None

Brillion Iron Works, Inc.

200 Park Avenue
Brillion, Calumet County, Wisconsin 54110

Bostrom Seating, Inc.

None

Bostrom Holdings, Inc.

None

[1]	Not subject to Closing Date Mortgage.

[2]	Not subject to Closing Date Mortgage.

Bostrom Specialty Seating, Inc.

None

Bostrom Mexico S.A. de C.V.

None

JAII Management Company

None

Imperial Group Holding Corp.-1

None

Imperial Group Holding Corp. -2

None

Imperial Group, L.P.

Highway 380
East Decatur, Wise County, Texas

4000 Highway 380
East Decatur, Wise County, Texas

206 Maurin Road
Chehalis, Lewis County, Washington

111 Industrial Drive
Portland, Sumner County, Tennessee

5155 Cougar Center Drive
Pulaski County, Virginia

(ii) LEASED REAL PROPERTY

Transportation Technologies Industries, Inc.

980 North Michigan Avenue
Suite 1000
Chicago, Cook County, Illinois 60611

Gunite Corporation

Elkhart Plant No. 2
2601 Northland Drive
Elkhart, Elkhart County, Indiana 46514

Elkhart Warehouse
Washington Township
Elkhart, Elkhart County, Indiana

Brillion Iron Works, Inc.

None

Bostrom Seating, Inc.

2020 DownyFlake Lane
Allentown, Lehigh County, Pennsylvania 18103

Hwy 278 West
Piedmont, Calhoun County, Alabama 36272

401 East Ladiga Street
Piedmont, Calhoun County, Alabama

1303 Deerfield Land
Jacksonville, Calhoun County, Alabama 36265

Truck Components Inc.

None

Fabco Automotive Corporation

151 Lawrence Drive
Livermore, California 94551

Bostrom Holdings, Inc.

None

Bostrom Specialty Seating, Inc.

None

Bostrom Mexico S.A. de C.V.

None

JAII Management Company

None

Imperial Group Holding Corp- -1

None

Imperial Group Holding Corp. -2

None

Imperial Group, L.P.

160 Kirby Road
Portland, Sumner County, Tennessee

1303 North Interstate 35
Gainesville, Cooke County, Texas

1501 West End Drive
Gainesville, Cooke County, Texas

4034 Pepperell Way
Dublin, Pulaski County, Virginia

Schedule 5.13

ENVIRONMENTAL MATTERS

     As of December 31, 2003, the Company has a $3.0 million environmental reserve. This reserve is based on current costs estimates and does not reduce estimated expenditures to net present value. As a result of a private party settlement of certain pending litigation with a prior owner of the Company’s wheel end subsidiary, the Company will not be responsible (through a contractual undertaking by the former owner) for certain liabilities and costs resulting from the wheel end subsidiary’s waste disposal prior to September 1987 at certain sites. The Company currently anticipates spending approximately $0.2 million per year in 2004 through 2008 for monitoring the various environmental sites associated with the environmental reserve, including attorney and consultant costs for strategic planning and negotiations with regulators and other PRPs, and payment of remedial investigation costs. Any cash expenditures required by the Company or its subsidiaries to comply with applicable environmental laws and/or to pay for any remediation efforts will not be reduced or otherwise affected by the existence of the environmental reserve. There are significant uncertainties as to waste quantities involved, the extent and timing of the remediation which will be required, the range of acceptable solutions, costs of remediation and the number of PRPs contributing to such costs. Based on all of the information presently available to it, the Company believes that the environmental reserve will be adequate to cover its future costs related to the sites associated with the environmental reserve, and that any additional costs will not have a material adverse effect on the financial condition or results of operations of the Company. However, the discovery of additional sites, the modification of existing laws or regulations, the imposition of joint and several liability under CERCLA or the uncertainties referred to above could result in such a material adverse effect.

     USEPA conducted an environmental multimedia inspection at the Gunite Rockford, Illinois plant during the period September 9 through 11 and 16, 2003 and October 16, 2003. To date, Gunite has not received any written report or notice from USEPA regarding the multimedia inspection.

     The Iron and Steel Foundry National Emission Standard for Hazardous Air Pollutants (NESHAP) was signed by USEPA on August 29, 2003 and is awaiting publication in the Federal Register. The Iron and Steel Foundry NESHAP was developed pursuant to Section 112(d) of the Clear Air Act and requires all major sources of hazardous air pollutants to install controls representative of maximum achievable control technology. Presently there is uncertainty as to whether determination of NESHAP applicability is to be made one year or three years after publication of the NESHAP in the Federal Register. The Company is evaluating the applicability of the Iron and Steel Foundry NESHAP to its Gunite and Brillion operations. If determined to be applicable, compliance with the Iron and Steel Foundry NESHAP may result in future significant capital costs.

Gunite On-site and Off site Issues

1.	Southeast Rockford Groundwater Superfund Site including Eckberg Park: Costs expected to be associated with ongoing air and groundwater sampling and monitoring, and administrative oversight of remedial activities.

2.	MIG/Dewane Landfill Superfund Site: Costs expected to be associated with administrative oversight of remedial and monitoring activities.

3.	Interstate Pollution Control Superfund Site: Costs expected to be associated with administrative oversight of remedial and monitoring activities.

4.	K-H Pond: Costs expected to be associated with administrative oversight.

5.	K-H Landfill: Costs expected to be associated with administrative oversight.

6.	Sludge Pit: Costs expected to be associated with oversight and remediation.

7.	Chip Dock: Costs expected to be associated with oversight and remediation.

8.	Access Area: Costs expected to be associated with administrative oversight of remedial and monitoring activities.

9.	IEPA Lawsuit Against Gunite with Complaint dated 5/23/03: Potential costs expected to be associated with compliance and penalties for alleged emissions violations.

Brillion On-site and Off-site Issues

1.	Lemberger Landfill Superfund Site: Costs expected to be associated with administrative oversight and potential remedial and monitoring activities.

2.	Robert Diny Landfill: Costs expected to be associated with remedial and monitoring activities.

3.	Raphael Geiger Landfill: Costs expected to be associated with remedial and monitoring activities.

4.	City of Brillion Landfill: Costs expected to be associated with remedial and monitoring activities.

5.	BIW Landfill: Costs expected to be associated with remedial and monitoring activities.

6.	Underground Storage Tanks: Costs expected to be associated with administrative oversight and potential costs of remedial and monitoring activities.

Other Sites

1.	Erie, PA Facility: Costs for investigating site contamination and potential costs for remedial and monitoring activities.

2.	Imperial New Deal, Tennessee Facility. Potential costs expected for investigating site contamination, remedial and monitoring activities.

Schedule 6.13

CASH CONCENTRATION AND LOCKBOX SYSTEM

TRANSPORTATION TECHNOLOGIES AND SUBSIDIARIES

Unit		Bank Name & Address	Account Number	Account Type	Balance & Funding Description.
Bostrom	1	LaSalle Bank (LNB), Chicago, IL	5590047972	Checking	ZBA’s/Funded by TTI Main 5800260472
	2	LaSalle Bank (LNB), Chicago, IL	5800155979	Lockbox	ZBA’s Into TTI Main 5800260472
	3	Southtrust Bank, Anniston, AL	64-849-427	Checking-Petty Cash	Petty Cash — $3,000 avg bal

Brillion	I	Bank One, NA, Chicago, IL	4308573	Lockbox	ZBA’s Into TCI Funding 5330036968
	2	LaSalle Bank (LNB), Chicago, IL	5590048004	Checking	ZBA’s/Funded by TTI Main 5800260472
	3	Calumet County Bank, Brillion, WI	100315	Checking-Payroll	Funded from Disb 5590048004 — Avg. $350k/wk
	4	Calumet County Bank, Brillion, WI	100307	Checking-Petty Cash	Funded from Disb 5590048004 $2,000 bal

Fabco	I	Bank One, NA, Chicago, IL	4308638	Lockbox	ZBA’s into TCI Funding 5330036968
	2	LaSalle Bank (LNB), Chicago, IL	5590047949	Checking	ZBA’s/Funded by TTI Main 5800260472
	3	Wells Fargo, San Francisco, CA	415-9298934	Checking-Payroll	Funded by Disb 5590047949 — Avg. $25k/wk

Gunite	1	Bank One, NA, Chicago, IL	4308530	Lockbox	ZBA’s Into TCI Funding 5330036968
	2	Bank One, NA Canada, Toronto, CN	1559612-1-01	Checking-Payroll	Funded by Disb 5590047998 — Avg. $2k/mo.
	3	LaSalle Bank (LNB), Chicago, IL	5590047931	Checking	ZBA’s/Funded by TTI Main 5800260472
	4	LaSalle Bank (LNB), Chicago, IL	5590047998	Checking	ZBA’s/Funded by TTI Main 5800260472
	5	Amcore Bank, NA, Rockford, IL	0000099499	Petty Cash/Manual Deposits	Sweep Into LBX 4308530 — $25,000 bal
	6	Amcore Bank, NA, Rockford, IL	0000099587	Checking-Payroll	Funded by Disb 5590047998 — Avg. $125k/wk
	7	Amcore Bank, NA , Rockford, IL	0000099532	Checking-Payroll	Funded by DIsb 5590047998 — Avg. $300k/semi
	8	Key Bank, Elkhart, IN	1206500893	Checking-Payroll	Funded by Disb 5590047998 — Avg. $125k/wk

TRANSPORTATION TECHNOLOGIES AND SUBSIDIARIES

Unit		Bank Name & Address	Account Number	Account Type	Balance & Funding Description.
Imperial	1	LaSalle Bank (LNB), Chicago, IL	4490047923	Checking-Payroll	ZBA’s/Funded by TTI Main 5800260472
	2	LaSalle Bank (LNB), Chicago, IL	5590047980	Checking	ZBA’s/Funded by TTI Main 5800260472
	3	AmSouth	1002635524	Lockbox	Transfer daily available to Disb 559004798
	4	Wells Fargo Bank, N.A., Decatur, TX	925-0132761	TX Petty Cash-Decatur	Funded by Disb 5590047980 — $1,500 bal
	5	First State Bank, Gainesville, TX	1008617	TX Petty Cash-Gainesville	Funded by Disb 5590047980 — $1,500 bal
	6	Security State Bank, Chehalis, WA	4000823371	WA Petty cash-Chehalis	Funded by Disb 5590047980 — $2,500 bal
	7	Volunteer State Bank, Portland, TN	131-180-8	TN Checking Petty Cash	Petty Cash — $3,000 avg bal

TTI	I	LaSalle Bank (LNB), Chicago, IL	5590047964	Checking	ZBA’s/Funded by TTI Main 5800260472
	2	LaSalle Bank (LNB), Chicago, IL	5800260472	Corp DDA (ZBA)	Corporate Main Concentration Acct — For
					over-night Investment or debt paydown.

TCI	1	Bank One, NA, Chicago, IL	4072405	Checking	Funded by TTI Disb 5590047964 — $15,000 bal
	2	Bank One, NA, Chicago, IL	5330036968	ZBA Transfer	ZBA’s Into TTI Main 5800260472

TRANSPORTATION TECHNOLOGIES AND SUBSIDIARIES

Unit		Bank Name & Address	Account Name	Account Number	Account Type

Bostrom	1	LaSalle Bank (LNB), Chicago, IL	Bostrom Disbursements	5590047972	Checking

	2	LaSalle Bank (LNB), Chicago, IL	Bostrom Seating Lockbox Acct	5800155979	Lockbox

	3	Southtrust Bank, PO Box 1000, Anniston, AL 36202	Bostrom Corp Emp Fd	64-849-427	Checking

TRANSPORTATION TECHNOLOGIES AND SUBSIDIARIES

Unit		Bank Name & Address	Account Name	Account Number	Account Type

Brillion	I	Bank One, NA, Chicago, IL	Brillion Cash Collateral	4308573	Lockbox

	2	LaSalle Bank (LNB), Chicago, IL	Brillion Disbursements	5590048004	Checking

	3	Calumet County Bank, Brillion, WI	Brillion Payroll	100315	Checking-Payroll

	4	Calumet County Bank, Brillion, WI	Brillion Petty Cash	100307	Checking

TRANSPORTATION TECHNOLOGIES AND SUBSIDIARIES

Unit		Bank Name & Address	Account Name	Account Number	Account Type
Fabco	1	Bank One, NA, Chicago, IL	Fabco Cash Collateral	4308638	Lockbox

	2	LaSalle Bank (LNB), Chicago, IL	Fabco Disbursements	5590047949	Checking

	3	Wells Fargo, San Francisco, CA	Fabco Payroll	415-9298934	Checking

TRANSPORTATION TECHNOLOGIES AND SUBSIDIARIES

Unit		Bank Name & Address	Account Name	Account Number	Account Type
Gunite	I	Bank One, NA, Chicago, IL	Cash Collateral Account	4308530	Lockbox

	2	Bank One, NA Canada, Toronto, CN	Gunite Corporation Canadian Payroll	1559612-1-01	Checking

	3	LaSalle Bank (LNB), Chicago, IL	Elkhart Disbursement	5590047931	Checking

	4	LaSalle Bank (LNB), Chicago, IL	Main CM Disbursement	5590047998	Checking

	5	Amcore Bank, NA, Rockford, IL	Commercial Account	0000099499	Depository

	6	Amcore Bank, NA, Rockford, IL	Plant Payroll	0000099587	Checking

	7	Amcore Bank, NA, Rockford, IL	Confidential Payroll	0000099532	Checking

	8	Key Bank, Elkhart, IN	Gunite Corporation — Payroll	1206500893	Checking

TRANSPORTATION TECHNOLOGIES AND SUBSIDIARIES

Unit		Bank Name & Address	Account Name	Account Number	Account Type
Imperial	1	LaSalle Bank (LNB), Chicago, IL	Imperial Group Payroll	5590047923	Checking
	2	LaSalle Bank (LNB), Chicago, IL	Imperial Group Disbursements	5590047980	Checking
	3	AmSouth	Imperial Fabricating Co. Inc.	1002635524	Lockbox
			Group Concentration Acct
	4	Wells Fargo Bank, N.A.	Imperial Fabricating Co. of TN	925-0132761	TX Local Checking In Decatur
	5	First State Bank	Fleet Design Inc.	1008617	Tx Local Checking in Gainesville
			Tennessee Corporation
	6	Security State Bank	Imperial Group LP	4000823371	WA Local Checking in Chehalis
			DBA Imperial Fabricating Co. Inc.
	7	Volunteer State Bank	Imperial Fabricating	131-180-8	TN Checking Emp Fund
			Employees Entertainment Acct

TRANSPORTATION TECHNOLOGIES AND SUBSIDIARIES

Unit		Bank Name & Address	Account Name	Account Number	Account Type
TTI	1	LaSalle Bank (LNB), Chicago, IL	TTI Disbursements	5590047964	Checking
	2	LaSalle Bank (LNB), Chicago, IL	Transportation Technologies Main Acct	5800260472	Corp DDA (ZBA)
		LaSalle Bank (LNB), Chicago, IL	Transportation Technologies Main Acct	6000260472	Overnight Sweep Acct

TCI	I	Bank One, NA, Chicago, IL	Truck Components Pooled	4072405	Checking
	2	Bank One, NA, Chicago, IL	Truck Comp Funding	5330036968	ZBA Transfer

Schedule 6.15

CERTAIN POST-CLOSING ITEMS

1.	The Company shall use commercially reasonable efforts to provide all necessary information to enable the title company to issue, and the Company shall use commercially reasonable efforts to cause the title company to issue, a zoning endorsement to each respective title policy within (90) days after the Closing Date; provided, however, if such zoning endorsement is not available in the applicable jurisdiction or would require a legal opinion (regarding such zoning) to be issued in connection with such endorsement or is otherwise prohibitively expensive, in the reasonable judgment of the Company, the Company may substitute for such endorsement a zoning report from PZR (or other reputable zoning service) or a letter from the municipality in which the Mortgaged Property is located providing for the relevant zoning information.

2.	The Company shall enter into one or more Interest Rate Agreements in form and substance reasonably satisfactory to the Administrative Agent in order to satisfy the requirements set forth in subsection 6.10 of the Credit Agreement within ninety (90) days after the Closing Date.

3.	The Company shall cause Wachovia Bank, National Association, to deliver to the Administrative Agent a release of security interest with respect to the following US Trademarks which are owned by Brillion Iron Works, Inc.: (i) LANDCOMMANDER, registration no. 1,824,090 and (ii) OPTIMIZER, registration no. 2,413,168, within ten (10) days after the Closing Date.

4.	The Company shall cause to be delivered to the Administrative Agent a UCC-3 termination statement with respect to Gunite EMI Corporation for filing with the Erie County, Pennsylvania recorder, within thirty (30) days after the Closing Date.

5.	The Company shall cause to be delivered to the Administrative Agent certificates of limited partnership with respect to the interests of Imperial Group Holding Corp.-1 and Imperial Group Holding Corp.-2 in Imperial Group, L.P., within ten (10) days after the Closing Date.

Schedule 7.1

INDEBTEDNESS

$3.1 million Bostrom Industrial Revenue Bonds

Schedule 7.2

PERMITTED LIENS

Transportation Technologies Industries, Inc.1

Delaware — Secretary of State

Date Filed	File No.	Secured Party	Collateral
12/13/01	20137624	Fleet Business Credit Corporation	Equipment

3/28/03	30809700	Phoenixcor, Inc.	Equipment Leases

4/21/03	31020661	General Electric Capital Corp.	Equipment lease — sale leaseback transaction

6/23/03	31583189	Phoenixcor, Inc.	To continue the effectiveness of filling #3915815 filed on 9/28/98 with IL SOS;

			Equipment lease

6/27/03	31640948	General Electric Capital Corp.	To continue the effectiveness of filling #3966768 filed on 1/4/99 with IL SOS; this financing statement is being filed solely as a precaution, if contrary to the intention to the parties derived in above as Debtor/Lessee and Secured Party/ Lessor; equipment collateral

8/21/03	32181207	CIT Communications Finance Corporation	Equipment lease

9/16/03	32396367	Phoenixcor, Inc.	To continue the effectiveness of filling #3995979 filed on 2/26/99 with IL SOS;

			Equipment lease

11/14/03	33003707	General Electric Capital Corp.	To continue the effectiveness of filling #9832360934 filed on 11/18/98 with CA SOS; this financing statement is being filed solely as a precaution, if contrary to the intention to the parties derived in above as Debtor/Lessee and Secured Party/ Lessor; Equipment collateral

1/2/04	40006249	General Electric Capital Corp.	To continue the effectiveness of filling #39667868 filed on 1/14/99 with IL SOS; this financing statement is being filed solely as a precaution, if contrary to the intention to the parties derived in above as Debtor/Lessee and Secured Party/ Lessor; Equipment collateral

[1]	Transportation Technologies Industries, Inc. changed its name from Johnstown American Industriees, Inc. Thus, some of the following liens are filed against Johnstown.

Illinois — Secretary of State:

Date Filed	File No.	Secured Party	Collateral
9/3/96	3583564	General Electric Capital Corporation	Equipment — (1)
			BCP16 Wheel Mesh Belt Shot Blast Cleaning Machine

9/4/96	3584208	General Electric Capital Corporation	Equipment — (1) Overhead Crane with Power Lift and (1) Conveyer

9/4/96	3584209	General Electric Capital Corporation	Equipment — (1) 2 stage parts

2/3/97	3647111	General Electric Capital Corporation	Equipment — (1) stack adjuster machine

3/5/97	3658333	General Electric Capital Corporation	Equipment — Tomco 14 Ton CO2 Tank

3/5/97	3658334	General Electric Capital Corporation	Equipment — (4)
			Baker Sit Down
			Rider Diesel
			Fork Lift Trucks

3/5/97	3668474	General Electric Capital Corporation	Fork Lift Truck; Drilling Units

3/25/97	3668473	General Electric Capital Corporation	Equipment — (1)
			Grove Articulating Aerial Work
			Platform Manlift

5/22/97	3693013	Bankers Leasing Association, Inc.	Equipment — pursuant to Master Lease Agreement dated April 17, 1997

8/11/97	3726521	Phoenixcor, Inc.	Equipment — Master Lease Agreement dated June 18, 1997; (6) Baker Model Fork Lift Trucks

2/17/98	3802464	Bankers Leasing Association, Inc.	Certain Equipment Leased

3/11/98	3815075	Phoenixcor, Inc.	Amendment: to file number 3726521 amending equipment location to 801 County Rd. 15, Elkhart, IN

8/20/97	3730188	Panasonic Communications	(1) Panasonic copier; Assigned to: Sanwa Leasing Corporation

9/15/97	3739392	Phoenixcor, Inc.	(1) Sand Cooler Dust Collector

10/1/97	3745993	Panasonic Communications	(1) Panasonic Fax; (4) Panasonic Faxes; Assigned to: Sanwa Leasing Corporation

2/3/98	3796934	Bankers Leasing Association, Inc.	Equipment

2/17/98	3802436	Bankers Leasing Association, Inc.	Phone System and Network Management Equipment

Date Filed	File No.	Secured Party	Collateral
2/17/98	3802472	Bankers Leasing Association, Inc.	Cad System and Personal Computers

6/25/98	3871209	Bankers Leasing Association, Inc.	Computer Equipment

8/5/98	3889404	Bankers Leasing Association, Inc.	Computer Equipment

9/28/98	3915815	Phoenixcor, Inc.	(2) Hyster Forklifts

9/28/98	3915816	Phoenixcor, Inc.	Equipment

11/9/98	3938260	General Electric Capital Corp.	(1) Hitachi Seiki Horizontal Machining Center

1/25/99	3977751	Pitney Bowes Credit	Certain Equipment Leased

5/14/99	4036102	Bankers/Softech a Division of EAB Leasing Corp.	Certain Equipment Leased

7/7/99	Amendment 4061784		Change Debtor name to Transportion Technologies Industries, Inc.

9/29/99	4101216	Panasonic Communications	Certain Equipment Leased

10/1/99	4102523	Panasonic Communications	Certain Equipment Leased

10/7/99	4105756	Panasonic Communications	Certain Equipment Leased

1/4/00	4138786	Bankers/Softech/Mid-States	Certain Equipment Leased
		A Division of EAB Leasing Corp.

1/4/00	4138787	Bankers/Softech/Mid-States A Division of EAB Leasing Corp.	Certain Equipment Leased

1/4/00	4138788	Bankers/Softech/Mid-States	Certain Equipment Leased
		A Division of EAB Leasing Corp.

Pennsylvania Secretary of State

Date Filed	File No.	Secured Party	Collateral
12/31/97	28370579	Sharp Electronic Credit Co.	Certain Equipment Leased

2/11/98	28550578	Bankers Leasing Association, Inc.	Certain Equipment Leased

3/26/98	28720022	Sharp Electronic Credit Co.	Certain Equipment Leased

10/20/98	29501019	Sharp Electronic Credit Co.	Certain Equipment Leased

11/30/98	29630919	Dana Commercial Credit Corporation	Certain Equipment Leased

Date Filed	File No.	Secured Party	Collateral
11/12/99	Release 30931045 to 30350361		Release of Certain Equipment

9/20/99	30740440	Matrix Funding Corporation	Certain Equipment Leased

Cambria County, PA

Date Filed	File No.	Secured Party	Collateral
3/26/97	1997-1092	General Electric Capital Corporation	Certain Equipment Leased

3/26/97	1997-1094	General Electric Capital Corporation	Certain Equipment Leased

1/14/98	1998-164	Sharp Electronic Credit Co.	Certain Equipment Leased

2/17/98	1998-616	Bankers Leasing Association Inc.	Certain Equipment Leased

4/3/98	1998-1231	Sharp Electronic Credit Co.	Certain Equipment Leased

10/21/98	1998-3947	Sharp Electronic Credit Co.	Certain Equipment Leased

10/27/98	1998-4392	Dana Commercial Credit Corporation	Certain Equipment Leased

6/7/99	1999-1898	Fleet Capital Corporation	Blanket Lien

9/20/99	1999-3299	Matrix Funding Corporation Leased	Certain Computer Equipment Leased

7/27/99	1999-2599	Charter Financial, Inc.	Certain Equipment Leased

11/23/99	Amendment 1999-2599 to 1999-2599		Debtor name change to Transportation Technologies Industries, Inc.

Bostrom Seating, Inc.

Alabama — Secretary of State:

Date Filed	File No.	Secured Party	Collateral
8/11/95	95-33101	Deere Credit, Inc.	JL Electric Scissor Lift

9/25/95	95-39118	Toyota Motor Credit	One new Toyota forklift with 3000 lb capacity, LP fuel tank

Date Filed	File No.	Secured Party	Collateral
10/17/95	95-42456	Toyota Motor Credit	Two new Toyota forklifts with 3000 lb capacity, LP fuel tank

11/13/95	95-46115	IBM Credit Corporation	IBM equipment

11/13/95	95-46124	IBM Credit Corporation	IBM equipment

11/21/95	95-47822	Toyota Motor Credit	One new Toyota forklift with 3000 lb capacity, LP fuel tank

12/8/95	95-49898	Toyota Motor Credit	One new Toyota forklift with 3000 lb capacity, LP fuel tank

4/11/96	96-15536	Toyota Motor Credit	Two new Toyota forklifts with 3000 lb capacity, LP fuel tank

1/15/97	97-02146	IBM Credit Corporation	IBM equipment

2/18/97	97-06821	Nissan Motor Acceptance Corporation	Two Nissan PE50Y

7/6/98	98-28421	Farboil Company	All various Farboil power coatings or other products

9/3/98	98-38094	AT&T Credit Corporation	Equipment pursuant to Lease No. S516315

3/19/99	99-12058	IBM Credit Corporation	Computer equipment and goods and information processing

Delaware — Secretary of State

Date Filed	File No.	Secured Party	Collateral
12/31/02	30146020	Hirsch International Corp 200 Wireless Boulevard Hauppauge, NY 11788	Equipment — Embroidery Machine

Illinois — Secretary of State

Date Filed	File No.	Secured Party	Collateral
2/3/98	3796934	Bankers Leasing Association, Inc.	Certain Equipment Leased

2/17/98	3802472	Bankers Leasing Association, Inc.	Certain Equipment Leased

North Carolina — Secretary of State

Date Filed	File No.	Secured Party	Collateral
6/4/96	1346358	Southeast Industrial Equipment	Certain Equipment

4/3/97	001446212	M&S LLC d/b/a Toyota Materials Handling	Certain Equipment

Mecklenburg County, North Carolina

Date Filed	File No.	Secured Party	Collateral
6/4/96	007722	Toyota Motor Credit Corporation (by assignment from Southeast Industrial Equipment)	Certain Equipment

4/1/97	005405	Toyota Motor Credit Corporation (by assignment from M&S LLC d/b/a/ Toyota Materials Handling)	Certain Equipment

Oregon — Secretary of State

Date Filed	File No.	Secured Party	Collateral
5/21/96	T01140	TMCC	Certain Equipment

Brillion Iron Works, Inc.

Delaware — Secretary of State

Date Filed	File No.	Secured Party	Collateral
1/28/02	20461784	Country Horizons Cooperative	Three storage tanks
		305 North 6th Street	located at Plants 2
		Reedsville, WI 54230	& 4 of Brillion Iron Works, Inc. in Brillion, WI. The liquid storage tanks are or may become fixtures on the real estate described in the attached Exhibit A

2/22/02	20658561	Studebaker-Worthington Leasing Corp.	Computer Equipment
		100 Jericho Quadrangle	and Related
		Jericho, NY 11753	Property (True Lease Agreement)

9/13/02	22345480	Agricredit Acceptance LLC	Equipment — Wood
		P.O. Box 7902	loader, cutter and
		Des Moines, IA 50322	tractor (lease filing — this filing is for informational purposes only)

9/18/02	22401069	Agricredit Acceptance LLC	Equipment — Wood
		P.O. Box 7902	loader, cutter and
		Urbandale, IA 50322	tractor (lease filing — this filing is for informational purposes only)

4/21/03	31139487	Agricredit Acceptance LLC	Change in Debtor -
		P.O. Box 7902	delete debtor name
		Urbandale, IA 50322	CT Corporation System

Wisconsin — Secretary of State

Date Filed	File No.	Secured Party	Collateral
10/15/86 (continuation statements filed	874597	Signode Corporation	Debtor’s inventory of Signode steel packaging strapping
6/17/91 and	1211855
6/25/96)	1596403

10/25/96	1623316	Miller and Company	2,722.32 tons of F-1 Sorelmetal

3/12/97	1655002	General Electric Capital Corp. (lessee)	2 down rider diesel fork lift

8/23/99	01875052	MBM Leasing	Certain Equipment Leased

9/22/99	01883620	MBM Leasing	Certain Equipment Leases

Gunite Corporation

Delaware — Secretary of State

Date Filed	File No.	Secured Party	Collateral
12/13/01	20128169	General Electric Capital Corp.	To continue the effectiveness of filling #3645721 filed on 01/30/97 with IL SOS

7/31/02	22011397	Phoenixcor, Inc.	To continue the effectiveness of filling #3726520 filed on 8/11/97 with IL SOS;

			Filing files solely for notification purposes to indicate that the property on the annexed Exhibit A is subject to Secured Party’s ownership or security interest

8/15/02	22085672	Phoenixcor, Inc.	To continue the effectiveness of filling #3739388 filed on 9/15/97 with IL SOS and filing #2146611 filed on 9/15/97 with IN SOS;

			Filing files solely for notification purposes to indicate that the property on the annexed Exhibit A is subject to Secured Party’s ownership or security interest

10/15/02	22668493	Phoenixcor, Inc.	To continue the effectiveness of filling #3763428 filed on 11/14/97 with IL SOS;

			Filing files solely for notification purposes to indicate that the property on the annexed Exhibit A is subject to Secured Party’s ownership or security interest

12/30/02	23253477	Applied Industrial Technologies, Inc.	Purchase Money Security Interest in and to all Consignee’s now held or thereafter acquired equipment consigned or shipped to Consignee by or on behalf of Consign or pursuant to that Certain Consignment agreement dated Sept. 17, 2002

1/23/03	30202625	American Technologies Credit, Inc.	All of the goods, fixtures, furniture and equipment and other personal property now or hereafter leased by lessor to lessee, whenever located, under lease agreement order no. LA-1518

4/25/03	31078214	American Technologies Credit, Inc.	Collateral Amendment — to amend property more fully described on the addendum and/or Exhibit A attached hereto and made a part hereof

Date Filed	File No.	Secured Party	Collateral
5/19/03	31277105	LaSalle Bank National Association	All of the inventory delivered by Cosignor from time to time to Cosignee, on consignment in Consignee’s position and proceeds thereof

6/18/03	31538928	CIT Communications Finance Corporation	Equipment lease

10/14/03	32757394	IOS Capital	Equipment lease

11/24/03	33091835	CitiCapital Technology Finance, Inc.	Equipment

Illinois — Secretary of State:

Date Filed	File No.	Secured Party	Collateral
10/3/95	3453090	Signode Packaging Systems	Debtor’s inventory of Signode Steel Packaging Strapping

10/29/95	3474528	Digital Financial Services, a division of GE Capital Corp.	Equipment and related items pursuant to master lease agmt No. 9548211

9/3/96	3583565	Johnstown America Industries, Inc. - Lessee	One (1) BCP 16 Wheel Mesh Belt Shot blast machine; Assigned to:
			General Electric Capital Corporation

9/4/96	3584206	Johnstown America Industries, Inc. - Lessee	One (1) SCRT 60 X 85 conveyer; Assigned to: General Electric Capital Corporation

9/4/96	3584207	Johnstown America Industries, Inc. - Lessee	Equipment and Licenses Assigned to: Sterling Bank & Trust

6/9/97	3699976	Johnstown America Industries, Inc. - Lessee	Equipment and Licenses Assigned to: Sterling Bank & Trust

1/3/97	3634811	American Technologies Credit, Inc.	Engineering Cad-Cam Equipment and SDRC Software; Assigned to:
			Sterling Bank & Trust

1/30/97	3645721	Johnstown America Industries, Inc. - Lessee	One (1) Slack Adjuster machine, Assigned to: General Electric Capital Corporation

2/6/97	3648906	American Technologies Credit, Inc.	Computer Hardware and Software; Assigned to: The CIT Group/Equipment Financing, Inc.

5/23/97	3693197	The CIT Group/Equipment Financing	Amendment: to file number 348906 (no description of amendment)

Date Filed	File No.	Secured Party	Collateral
8/11/97	3726520	Phoenixcor, Inc.	Certain Equipment Leased

9/15/97	3739388	Phoenixcor, Inc.	Equipment pursuant to Master Lease Agreement No. 6516 dated 6/18/97

11/14/97	3763428	Phoenixcor, Inc.	Equipment pursuant to Master Lease Agreement No. 6516 dated 6/18/97

2/23/98	3805677	AT&T Credit Corporation	Equipment pursuant to Lease No. M504815; Definity G3VS upgrade

6/30/98	3873325	Sterling Bank & Trust	Assignment: of file number 3634811 to The Citi Group/Equipment Financing, Inc.

7/23/98	3883755	Stellram — A Business Unit of Teledyne Metalworking	Steel Toolholders, Boring Bars & Carbide Inserts

8/27/98	3900414	Johnstown American Industries, Inc.	One (1) Wang Server; Assigned to: General Electric Capital Corporation

11/12/99	4121434	American Technologies Credit, Inc.	Certain Equipment Leased

9/29/95	F295367 (Winnebago County)	Signode Packaging Systems	Debtor’s Inventory of Signode Steel Packaging Strapping

Gunite Corporation

Indiana — Secretary of State:

Date Filed	File No.	Secured Party	Collateral
9/4/96	2075559	Johnstown American Industries, Inc. — Lessee	One (1) Overhead Crane with Power Lift; Assigned to: General Electric Capital Corp.

5/5/97	2122340	Ervin Leasing Company	(1) Savin Color Imaging System
			(1) Interface
			(1) Line Filter
			(1) 10-Bin Sorter

5/23/97	2126632	American Technologies Credit	Computer Hardware and Software; Assigned to: The CIT Group/Equipment Financing

6/12/97	2130771	Freeman-Spicer Leasing and Ins.	GR1700 Riso Digital Duplicator and Stand

9/12/97	2146325	Freeman-Spicer Leasing and Inc.	3M 630 Reader Printer

Date Filed	File No.	Secured Party	Collateral
9/15/97	2146611	Phoenixcor, Inc.	(6) Baker Model H25D Fork Lift Trucks

5/12/98	2190031	Freeman-Spicer Leasing and Inc.	Lanier 5040 Copier, Document Feeder, System Stand

6/15/98	2197386	Freeman-Spicer Leasing and Inc.	Lanier 1240 Plain Paper Fax Machine

Gunite EMI Corporation

Erie County, Pennsylvania

Date Filed	File No.	Secured Party	Collateral
12/21/98	29711309	Erie Industrial Trucks, Inc.	Certain Equipment

Fabco Automotive Corporation

California — Secretary of State:

Date Filed	File No.	Secured Party	Collateral
12/9/96	96-34560560	Trinity Capital Corporation	Equipment listed on Lease No. 0011199-001

11/12/98	98-31760720	General Electric Capital Corporation	Sale Leaseback - Hitachi Seiki Horizontal Machining Center

Delaware — Secretary of State

Date Filed	File No.	Secured Party	Collateral
4/21/03	31020679	General Electric Capital Corp.	Equipment — Hitachi Seiki Horizontal machining Center (this filing is to record leaseback transaction)

11/10/03	32943994	General Electric Capital Corp.	Equipment — Hitachi Seiki Horizontal machining Center (this filing is to record leaseback transaction)

Imperial Group, L.P.

Delaware — Secretary of State

Date Filed	File No.	Secured Party	Collateral
10/18/02	22724965	Toyota Motor Credit Corporation	Equipment lease

1/15/03	30281439	Toyota Motor Credit Corporation	Equipment lease

2/5/03	30572787	Toyota Motor Credit Corporation	Equipment lease

7/16/03	31795965	Barloworld Fleet Leasing LLC	Equipment lease

7/16/03	31795973	Barloworld Fleet Leasing LLC	Equipment lease

7/29/03	31951683	Barloworld Fleet Leasing LLC	Equipment lease

8/18/03	32317215	Integris Metals, Inc.	Cosigned Products: certain items as detailed in the attached Attachment “A” (equipment)

Illinois Secretary of State

Date Filed	File No.	Secured Party	Collateral
9/7/99	4090492	Citicorp Del Lease, Inc.	Certain Equipment Leased

Tennessee Secretary of State

Date Filed	File No.	Secured Party	Collateral
9/13/99	992-044767	Citicorp Del Lease, Inc.	Certain Equipment Leased

10/20/99	992-053421	Citicorp Del Lease, Inc.	Certain Equipment Leased

Gunite EMI Corporation, Inc.

Pennsylvania — Pronotery of Erie County

Date Filed	File No.	Secured Party	Collateral
12/21/98	29711309	Erie Industrial Trucks, Inc.	Truck Lease

Schedule 7.3

PERMITTED INVESTMENTS

$2,000,000 investment of Transportation Technologies Industries, Inc., as limited partner in Triton Containers LLC

Schedule 7.10

CERTAIN AFFILIATE TRANSACTIONS

Management/director fees payable to Trimaran and/or Albion as permitted pursuant to Subsection 7.5 of the Credit Agreement.